===============================================================================


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): February 24, 2004

                                   ----------

                          J.B. POINDEXTER & CO., INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------

          DELAWARE                      33-75154                 76-0312814
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                File Number)          Identification No.)


                             1100 LOUISIANA STREET,
                                   SUITE 5400,
                              HOUSTON, TEXAS 77022
          (Address of Principal Executive Offices, including Zip Code)

                            TELEPHONE: (713)655-9800
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
         (Former Name or Former Address, if Changed Since Last Report)

===============================================================================

ITEM 5. OTHER EVENTS

      On February 24, 2004, J.B. Poindexter & Co., Inc. (together with its subsidiaries, the "Company") announced that it intends to raise $125.0 million of gross proceeds through a private placement of senior notes, subject to market and other conditions. The notes will be guaranteed by all of the Company's existing subsidiaries and any future subsidiaries that guarantee borrowings under the Company's new credit facility. The Company intends to enter into a new $30 million revolving credit agreement concurrently with the closing of the offering of the notes. It is contemplated that the Company will have the option to increase the amount that it is permitted to borrow under the new credit facility to $50 million.

      At the closing of the offering of the notes, John Poindexter, the sole stockholder of the Company, will contribute to the Company, all of the stock of Morgan Olson Corporation. Morgan Olson is one of the three largest manufacturers of step vans in the United States.

      The Company intends to use the proceeds from the offering of the notes to:
(i) repay borrowings under its existing credit facility, (ii) repay a term loan to the Company, (iii) repay existing Morgan Olson loans, (iv) redeem the Company's outstanding 12.50% Senior Secured Notes due 2007 and (v) pay fees and expenses of the note offering and expenses related to entering into the new credit agreement. The Company will use the remaining proceeds from the note offering for general corporate purposes. The Company does not expect to have any borrowings under the new credit facility as of the closing of the note offering, but it does expect to have $5.0 million of letters of credit outstanding under that facility.

      There are statements in this document that constitute "forward-looking statements." These forward-looking statement can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this document and include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which it operates.

      These forward-looking statements are made based upon the Company's expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and the Company's actual results of operations, financial condition and liquidity, and the development of the industries in which the Company operates may differ materially and adversely from those made in or suggested by the forward-looking statements contained in this document.

      You should read carefully the factors described under "Risk factors" below to better understand the risks and uncertainties inherent in the Company's business and underlying any forward-looking statements.

     Any forward-looking statements which the Company makes in this document speak only as of the date of such statement, and the Company undertakes no obligation to review, revise or update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, and should only be viewed as historical data.

ITEM 9. REGULATION FD DISCLOSURE

     In connection with the private placement of senior notes of J.B. Poindexter & Co., Inc., the following information was disclosed to potential investors.

     Unless the context requires otherwise, "J.B. Poindexter & Co., Inc.," "Poindexter," "the Company," "we," "our," and "us" refer to J.B. Poindexter & Co., Inc. and its consolidated subsidiaries.

                                    SUMMARY

This summary highlights information about our business and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of our business and the offering, you should carefully read the entire offering memorandum, including our consolidated financial statements and the financial statements of Morgan Olson Corporation. Information about Morgan Olson (which will be contributed to us simultaneously with the consummation of this offering) is included in this offering memorandum because Morgan Olson will be a part of our business after the closing of the offering.

You should pay special attention to the "Risk factors" section beginning on page 15 of this offering memorandum, to determine whether an investment in the notes is appropriate for you.

For further information on how we calculate EBITDA and a reconciliation of our EBITDA to our net income, see "--Summary financial data."

OVERVIEW

We operate primarily transportation-related manufacturing businesses. Our operating subsidiaries, Morgan Trailer Mfg. Co. and Truck Accessories Group, Inc., are the leading manufacturers in their respective industries. We also operate manufacturing businesses through subsidiaries in our Specialty Manufacturing Group, including EFP Corporation and Magnetic Instruments Corp. We had a net loss of $2.2 million in 2001, a net loss of $12.1 million in 2002 and net income of $9.1 million in 2003. Our operating income was $18.2 million in 2001, $5.6 million in 2002 and $23.8 million in 2003. Our EBITDA was $28.6 million in 2001, $14.2 million in 2002 and $32.3 million in 2003.

MORGAN. Morgan is the leading United States manufacturer of commercial truck bodies for medium duty trucks, in terms of 2003 sales. Morgan installs truck bodies on truck chassis purchased and supplied by its customers. Morgan truck bodies and related products are used for general freight deliveries, moving and storage and distribution of refrigerated consumables. Morgan's customers include rental companies, such as U-Haul International, Inc. and Budget Rent-A-Car System, Inc., leasing companies, such as Penske Truck Leasing Co. and Ryder System, Inc., and other companies that operate fleets of delivery vehicles, such as FedEx Corporation, Lowe's Companies, Inc. and Nabisco, Inc. Morgan also sells its products to more than 180 dealers and distributors who reach a wide range of end-user customers.

Morgan's products are engineered and produced to customer specifications. We believe Morgan's production efficiency and strategically located facilities allow it to shorten production cycle times and to minimize shipping distances, which in turn enables its customers to more rapidly deploy trucks in their fleets. Morgan has eight manufacturing plants and seven service facilities located throughout the United States.

Morgan's net sales constituted 48% of our consolidated net sales in 2001, 45% in 2002 and 54% in 2003. Morgan's operating income constituted 32% of our operating income in 2001, 92% in 2002 and 67% in 2003. Morgan's operating income was $5.8 million in 2001, $5.2 million in 2002 and $16.0 million in 2003. Morgan's EBITDA constituted 30% of our consolidated EBITDA in 2001, 53% in 2002 and 57% in 2003. Morgan's EBITDA was $8.6 million in 2001, $7.9 million in 2002 and $18.8 million in 2003.

TRUCK ACCESSORIES. Truck Accessories is the leading manufacturer of pickup truck caps and tonneaus in the United States and Canada, with a 29% market share in 2003. Caps and tonneaus enclose the beds of pickup trucks, transforming them into secure weatherproof storage areas. Truck Accessories' caps and tonneaus offer customers a variety of designs and features, allowing them to customize the look and utility of their pickup trucks. Truck Accessories' products are marketed under the brand names Leer(TM), Raider, LoRider and Century. Leer is the United States and Canadian combined market leading brand in terms of sales and market share. Truck Accessories' six manufacturing plants and more than 1,200 independent dealers provide a national network through which it markets its products to individuals, small businesses and fleet operators.

Truck Accessories' net sales constituted 35%, of our consolidated net sales in 2001, 39% in 2002 and 32% in 2003. Truck Accessories' operating income constituted 45% of our operating income in 2001, 42% in 2002 and 39% in 2003. Truck Accessories' operating income was $8.2 million in 2001, $2.4 million in 2002 and $9.3 million in 2003. Truck Accessories' EBITDA constituted 44% of our consolidated EBITDA during 2001, 40% in 2002 and 39% in 2003. Truck Accessories' EBITDA was $12.4 million in 2001, $6.0 million in 2002 and $12.7 million in 2003.

SPECIALTY MANUFACTURING. Our Specialty Manufacturing Group is comprised of two operating subsidiaries, Magnetic Instruments Corp. and EFP Corporation. Magnetic Instruments provides contract manufacturing services for customers requiring precision metal parts and machining and casting services. The majority of these services are provided to customers in the energy services industry that are involved in oil and gas exploration and production. EFP manufactures expandable foam plastics engineered to customer specifications for use primarily by the automotive, electronics, furniture and appliance industries for packaging, shock absorbing and materials handling.

Specialty Manufacturing's net sales constituted 18% of our consolidated net sales in 2001, 16% in 2002 and 13% in 2003. Specialty Manufacturing's operating income constituted 43% of our operating income in 2001, 68% in 2002 and 8% in 2003. Specialty Manufacturing's operating income was $7.9 million in 2001, $3.9 million in 2002 and $1.8 million in 2003. Specialty Manufacturing's EBITDA constituted 39% of our consolidated EBITDA during 2001, 46% in 2002 and 14% in 2003. Specialty Manufacturing's EBITDA was $11.1 million in 2001, $6.9 million in 2002 and $4.5 million in 2003.

MORGAN OLSON OVERVIEW

BACKGROUND. On July 15, 2003, John Poindexter acquired certain assets of the step van manufacturing and service parts business of Grumman Olson Industries, Inc. He has operated the business separately from us under the name "Morgan Olson." The Morgan Olson assets are held by his company, Morgan Olson Corporation.

Grumman Olson experienced financial and operating difficulties and filed for bankruptcy in December 2002. In the bankruptcy proceeding, Mr. Poindexter purchased the Morgan Olson assets for approximately $15.5 million, including $1.5 million of assumed liabilities. The Morgan Olson assets did not constitute all of Grumman Olson's assets.

On the closing date of this offering, Mr. Poindexter will contribute all of his shares of Morgan Olson Corporation to us. In connection with the contribution, we will not pay any money to Mr. Poindexter or assume or guarantee any indebtedness, other than that of Morgan Olson. Proceeds from this offering will be used to repay approximately $17.4 million of Morgan Olson's indebtedness (including $1.2 million of bank overdrafts), which was originally incurred to finance Mr. Poindexter's acquisition of Morgan Olson and to provide working capital to Morgan Olson. Morgan Olson Corporation will be a subsidiary guarantor of the notes and our new credit facility.

BUSINESS OVERVIEW. Morgan Olson is one of three primary manufacturers of step vans in the United States. Step vans are specialized vehicles designed for multiple stop delivery applications and enable the driver of the vehicle to easily access the cargo area of the vehicle from the inside. Step vans are made to customer specifications for use in parcel, food, vending, uniform, linen and other delivery applications. Morgan Olson's end-user customers include the United States Postal Service, FedEx, United Parcel Service of America, Inc., Frito-Lay, Inc. and ARAMARK Corporation. Morgan Olson is currently the primary supplier of step vans to the United States Postal Service through two truck chassis manufacturers, Workhorse Custom Chassis and Freightliner LLC. Morgan Olson is expected to complete performance under its existing agreement to provide step van bodies to the United States Postal Service in March 2004. The United States Postal Service is expected to begin accepting bids for a new long-term step van supply contract in 2004 and is expected to award the contract in or before 2005. We expect Morgan Olson to bid for this contract, but it may not be successful in its bid. Morgan Olson is the sole supplier of service parts for step vans manufactured by it for the United States Postal Service.

Since Mr. Poindexter's acquisition of Morgan Olson, it has benefited from management services provided by Morgan. Morgan has drawn on its experience as a successful truck body manufacturer to lower Morgan Olson's material costs, improve its labor productivity, shorten its delivery times and reduce its overhead by eliminating management positions. Morgan has provided these management services to Morgan Olson at cost.

For additional information concerning Morgan Olson, and the availability of financial information about Morgan Olson, see "Risk factors--Risks related to the Morgan Olson financial statements contained in this offering memorandum."

RECENT INDUSTRY CONDITIONS

Demand for our primary products is cyclical and is substantially affected by the overall economy. The demand for truck bodies and step vans is particularly affected by the demand for new and replacement trucks and step vans by vehicle leasing companies and commercial fleet operators. According to the January 2004 ACT Research report, net orders for Class 5-7 trucks in the United States and Canada (which are the three largest classes of medium duty trucks and account for approximately 80% of Morgan's truck body production) declined by 24.1%, falling from approximately 134,000 units during 2000 to approximately 108,000 units during 2002. The demand for pickup truck caps and tonneaus is correlated with new pickup truck sales. According to the December 2003 issue of The Monthly Autocast report, pickup truck sales decreased by 0.6% in 2000, 1.2% in 2001 and 3.4% in 2002.

From 2000 to 2002, our sales declined by 22.5%. This decline contributed to a 71.9% decrease in our consolidated operating income and a 50.3% decrease in our consolidated EBITDA over the same period, which adversely affected our financial condition. Recognizing the need to improve our business in unfavorable economic conditions, our Chairman, President, Chief Executive Officer and sole shareholder, John Poindexter, increased his involvement in the operational aspects of our business. Under Mr. Poindexter's leadership, we improved our financial and operating performance by taking the following steps:

       - we restructured senior management across all of our businesses;

       - we hired a new president of Morgan in November 1999, who was instrumental in revamping its management team and production capabilities;

       - we appointed a new president of Truck Accessories in July 2002, who was instrumental in resolving product and pricing issues that negatively impacted Truck Accessories' profitability in 2002;

       - we reduced our employee base by approximately 18%, from an average of approximately 3,300 in 2000 to an average of approximately 2,700 in 2003, with approximately half of the reduction being management and supervisory positions;

       - we streamlined our operations by closing four unprofitable plants during 2002 and 2003; and

       - we disposed of two non-core businesses during 2002 and early 2003, namely KWS, our former bulk material handling products business, and GemTop, an unprofitable division of Truck Accessories.

Our performance during 2003 showed significant improvement, including a 317% increase in consolidated operating income and a 118% increase in consolidated EBITDA, compared to 2002. This improvement resulted from the steps described above and an improved economy. According to the January 2004 ACT Research report, net orders for Class 5-7 trucks in the United States and Canada increased by 22% to approximately 130,000 in 2003. According to the December 2003 issue of The Monthly Autocast report, pickup truck sales increased by 1.1% from 2002 to 2003. We believe we have an opportunity for further improvement in our transportation-related businesses for the following reasons:

       - upon the closing of the offering, Morgan Olson will be contributed to us, and will expand our transportation-related product lines with strongly-positioned, complementary products;

       - Morgan established a presence in the Southern California market by acquiring a manufacturing facility, which we believe positions it to increase its market share in the important western region;

       - according to the January 2004 ACT Research report, backlog orders for Class 5-7 trucks totaled approximately 36,000 units in the United States and Canada for December 2003 compared to approximately 25,400 units for December 2002, representing a 42% increase, which suggests stronger demand going into 2004;

       - according to the January 2004 ACT Research report, annual production of Class 5-7 chassis (which includes chassis used to produce recreational vehicles and buses, in addition to trucks) in the United States and Canada is projected to grow from approximately 182,000 units in 2003 to approximately 237,500 units in 2005, representing a projected compound annual growth rate of 14%; and

       - according to the December 2003 issue of The Monthly Autocast report, annual pickup truck sales are projected to grow from 3.3 million in 2003 to 3.5 million in 2005, representing a projected compound annual growth rate of 2.8%.

OUR COMPETITIVE STRENGTHS

As a result of our national scale, extensive manufacturing capabilities and high quality products, we are a key supplier to our customers across our transportation-related businesses. We believe we have the following competitive strengths:

LEADING MARKET POSITIONS ACROSS OUR KEY TRANSPORTATION-RELATED PRODUCTS. We are the market leader in our two largest business segments, Morgan and Truck Accessories. Morgan and Truck Accessories comprised 87% of our consolidated net sales and 96% of our EBITDA in 2003. When Morgan Olson is contributed to us upon the closing of the offering, we will add another complementary transportation-related business with a significant market position. As one of the largest manufacturers in each of our transportation-related businesses, we have well-recognized brand names, favorable supplier and customer relationships and can take advantage of economies of scale, all of which are important to our success.

KEY CUSTOMER RELATIONSHIPS. We serve the largest and most important customers in our transportation-related businesses. We have been a supplier of medium duty truck bodies to Ryder for more than 20 years and are its primary supplier under a contract that expires at the end of 2005. We have been a key supplier of medium duty truck bodies to Penske for more than 20 years and received its "supplier-of-the-year" award in 2002 and 2003 in recognition of our quality product, reliable service, timely delivery and overall value. In 2002, we became a primary supplier to U-Haul, which historically manufactured its own medium duty truck bodies. Morgan Olson has historically supplied the three leading step van purchasers, namely FedEx, United Parcel Service and the United States Postal Service, including as the primary supplier of bodies and service parts for step vans for the United States Postal Service.

STRATEGICALLY LOCATED MANUFACTURING FACILITIES AND BROAD DISTRIBUTION
NETWORK. Due to the extensive geographic coverage of our transportation-related businesses, we are able to rapidly respond to customers through timely product delivery and service. Our manufacturing and service facilities are strategically located to minimize delivery time and cost. Morgan has eight manufacturing and seven service facilities throughout the United States that enable it to service both regional and national customers. Truck Accessories has six manufacturing facilities, which serve all major United States and Canadian markets. Morgan and Truck Accessories maintain large distribution networks of authorized distributors and dealers which enable them to reach broad bases of customers throughout the United States and Canada.

IMPROVED COMPETITIVENESS THROUGH COST REDUCTIONS ACROSS OUR BUSINESSES. In response to the recent economic recession, we successfully implemented cost reductions which increased our consolidated operating margin to 5.8% in 2003, compared to 1.7% in 2002 and 5.0% in 2001. We reduced headcount from an average of approximately 3,300 employees in 2000 to an average of approximately 2,700 employees in 2003, increased management accountability and made operational improvements, including plant modifications at Truck Accessories and enhanced use of information technology and labor at Morgan. Through management's efforts to reduce costs and to improve our manufacturing processes, we believe we have developed expertise in efficient manufacturing practices, allowing us to provide high quality products while increasing our ability to manage our businesses through economic downturns.

INNOVATION IN PRODUCT MANUFACTURING, DESIGN AND ENGINEERING. We believe we have a reputation as an innovator across our businesses.

       - Morgan and Morgan Olson. Morgan and Morgan Olson utilize advanced, ISO 9000 certified manufacturing processes and facilities to produce high quality truck bodies and step vans at a relatively low cost. At Morgan, we have implemented the Morgan Body Configurator, an online order entry program, that allows Morgan and its customers to enter specifications, determine price and order truck bodies online, resulting in fewer specification errors, lower manufacturing costs and improved delivery performance. Morgan generated approximately 40% of its 2003 sales through the Morgan Body Configurator. Morgan Olson operates the only automated plant in the step van industry, allowing it to be a lower cost producer of high quality products.

       - Truck Accessories. Truck Accessories continuously redesigns its products to remain on the leading edge of product style. Truck Accessories works with pickup truck manufacturers to design products that are both functionally and stylistically compatible with newly introduced pickup trucks. By working directly with pickup truck manufacturers, Truck Accessories is able to make its products available concurrently with the release of new pickup truck models. Truck Accessories designed a tonneau specifically for Ford, which is the only tonneau marketed through a dealer-provided catalog at Ford dealerships for use on the new F-150 and other Ford pickup trucks. Ford F-Series pickup trucks have been the top selling vehicles in the United States for 22 consecutive years. The new Ford F-150 pickup truck equipped with our Leer brand tonneau won a first place design award at the Specialty Equipment Market Association (SEMA) Conference in 2003. We believe excellence in product design and speed to market have been key factors in maintaining Truck Accessories' leading market position.

       - Specialty Manufacturing. Specialty Manufacturing works directly with its customers to better engineer and to more efficiently produce their products. Specialty Manufacturing's ISO 9000 and QS 9000 manufacturing and processing capabilities lead to the timely production and delivery of high quality components to customers across a broad range of industries.

OUR STRATEGY

GROW OUR MARKET SHARE. We believe our expertise in manufacturing transportation-related products coupled with our long-standing relationships with key customers, such as Penske and Ryder, will enable us to maintain our position as a primary supplier to these customers while developing significant new customer relationships.

       - Morgan actively pursues new customer relationships with large regional leasing firms, truck dealers and distributors as a means to increase sales and market penetration.

       - Through aggressive sales and marketing, Morgan Olson plans to pursue key accounts and to increase its penetration among large step van fleet operators that were lost as its predecessor experienced operating difficulties. Morgan Olson also plans to leverage its improved operations to offer customers shorter delivery times and lower cost products. Furthermore, Morgan Olson is well positioned to cross sell its products to existing Morgan customers.

       - Truck Accessories plans to increase its market share by further differentiating its key brands through pricing and accessory options. Truck Accessories also plans to pursue direct supply relationships with pickup truck manufacturers in order to create additional sales channels and intends to opportunistically expand its presence in key markets as a means of reducing distribution costs, shortening delivery time and increasing market penetration.

CONTINUOUSLY IMPROVE OUR OPERATIONS. We evaluate our manufacturing processes and implement operational improvements to reduce costs, to improve production efficiency and to increase our capabilities and productivity, while maintaining or improving product quality. Where appropriate, we also plan to reduce raw material costs through international sourcing. We provide direct incentives to our managers to meet targeted operational goals, which we believe has been an important factor in the improvement of our operating efficiency.

LEAD OUR INDUSTRIES IN PRODUCT QUALITY AND DELIVERY. Through our manufacturing expertise, nationwide geographic presence and strong vendor and supplier relationships, we plan to continue building our reputation for high product quality and for rapid order fulfillment. We carefully select our vendors to ensure the provision of high quality materials, which results in fewer manufacturing defects. In some cases at Morgan, we believe we have shortened our production cycle to half of the industry standard. We improved the efficiency and quality of our manufacturing operations and received ISO 9000 or QS 9000 certifications at our Morgan, Morgan Olson and Specialty Manufacturing facilities.

STRATEGIC ACQUISITIONS. Our strategy is to seek acquisitions that provide complementary products and expand our geographic coverage, customer base and market share in transportation-related industries. We believe that further consolidation will occur in the key industries in which we operate and that our strong and experienced management team and leading market positions will enable us to make opportunistic acquisitions. We believe our substantial experience in integrating acquired businesses will be a benefit to us in integrating future acquisitions.

                          DESCRIPTION OF TRANSACTIONS

This offering is part of a series of transactions relating to a refinancing of our existing debt, which we believe will extend the average life of our debt and lower our cost of capital. We refer to these transactions as the "Transactions." The issuance of the notes is conditioned upon the closing of each of the Transactions or, in the case of the redemption described below, the deposit of funds with the trustee.

The elements of the Transactions (including the payment of related costs and expenses) are:

       - This offering. On the closing date of this offering, we will issue an aggregate of $125 million principal amount of the notes.

       - Morgan Olson contribution. On July 15, 2003, our sole shareholder, John Poindexter, acquired the step van body manufacturing and service parts assets and the Sturgis, Michigan manufacturing facilities of Grumman Olson Industries, Inc., which was in bankruptcy, and is now operating the business under the name "Morgan Olson." On the closing date of this offering, Mr. Poindexter will contribute Morgan Olson to us, and it will become our direct wholly-owned subsidiary.

       - Repayment of borrowings. On the closing date of this offering, we will repay in full (1) all borrowings, consisting of revolving loans of approximately $17.3 million as of January 31, 2004, under our existing credit facility, (2) all of Morgan Olson's borrowings, consisting of a revolving loan and term loans of approximately $17.4 million as of December 31, 2003, including $1.2 million of bank overdrafts under Morgan Olson's credit facilities and (3) all borrowings under our term loan of approximately $1.1 million as of December 31, 2003.

       - New credit facility. On the closing date of this offering, we will enter into a new senior credit facility secured by substantially all of our assets. We expect that the new credit facility will be a $30 million revolving facility. We will have the option, subject to certain conditions, to increase the amount we are permitted to borrow under the facility to $50 million. We believe we will have satisfied those conditions as of the closing date of this offering. Available borrowings are subject to a borrowing base. On the closing date of this offering, we expect that we will have:

         -- no borrowings under the new credit facility;

         -- approximately $5.0 million of outstanding letters of credit; and

         -- approximately $25.0 million available to borrow.

       - Redemption of outstanding notes. We will redeem all $75.9 million principal amount of our outstanding 12.50% Senior Secured Notes due 2007. On the closing date of this offering, we will deposit sufficient funds with the trustee of the secured notes to redeem the secured notes. At that time, we will not be subject to the covenants in the indenture governing the secured notes. We expect to complete the redemption of the secured notes approximately 30 days after the closing date of this offering.

For additional information concerning the Transactions and their effects, see "Use of proceeds," "Capitalization" and "Description of other indebtedness."

                             SUMMARY FINANCIAL DATA

The summary financial data set forth below of J.B. Poindexter & Co., Inc. should be read in conjunction with "Selected consolidated historical financial data," "Management's discussion and analysis of financial condition and results of operations," and the historical consolidated financial statements of J.B. Poindexter & Co., Inc. and accompanying notes contained herein. We derived the historical summary financial data as of the year ended December 31, 2003 and for the years ended December 31, 2003, 2002 and 2001 from consolidated financial statements which have been audited by Ernst & Young LLP and that appear elsewhere in this offering memorandum. Our financial statements, as well as the other data presented herein, do not contain the assets or liabilities, or results of operations of, the Morgan Olson business, unless otherwise indicated. The historical results presented are not necessarily indicative of future results.

--------------------------------------------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                              ------------------------
(DOLLARS IN MILLIONS)                                          2001      2002     2003
--------------------------------------------------------------------------------------
OPERATING DATA:
   Net sales................................................  $362.6   $331.0   $410.9
   Cost of sales............................................   305.6    285.9    350.4
   Selling, general and administrative expense..............    38.9     40.1     36.6
   Exchange offer costs(a)..................................      --       --      0.8
   Other income.............................................    (0.3)    (0.9)    (0.7)
   Closed and excess facility costs(b)......................     0.1      0.3       --
                                                              ------------------------
   Operating income.........................................    18.2      5.6     23.8
   Interest expense.........................................    13.2     12.5     12.1
   Income tax provision (benefit)...........................     2.8     (1.2)     2.6
                                                              ------------------------
   Income (loss) before discontinued operations.............     2.2     (5.7)     9.1
   Loss from discontinued operations........................    (4.4)    (6.4)      --
                                                              ------------------------
   Net income (loss)........................................  $ (2.2)  $(12.1)  $  9.1
                                                              ------------------------
CASH FLOW DATA:
   Net cash provided by (used in) operating activities......  $ 24.1   $ (0.5)  $ 18.2
   Net cash provided by (used in) investing activities......    (8.5)    (2.3)    (2.4)
   Net cash provided by (used in) financing activities......   (15.4)     2.8    (15.4)
   Depreciation and amortization............................    10.4      9.3      8.9
OTHER DATA:
   EBITDA(c)................................................  $ 28.6   $ 14.2   $ 32.3
   Capital expenditures.....................................     7.9      5.5      4.0
--------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31, 2003
                                                              -------------------------------
                                                              HISTORICAL       AS ADJUSTED(H)
---------------------------------------------------------------------------------------------
SELECTED RATIOS:
   Ratio of earnings to fixed charges(e)(f).................        1.8x                1.8x
   Ratio of EBITDA to interest expense(f)...................        2.7x                2.9x
   Ratio of total debt to EBITDA............................        2.9x                3.9x
   Ratio of net debt to EBITDA(g)...........................        2.9x                3.6x
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
DECEMBER 31, 2003
(DOLLARS IN MILLIONS)                          ACTUAL   MORGAN OLSON   OFFERING   AS ADJUSTED
---------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT END OF PERIOD):(I)
   Cash(d)...................................  $  1.4           $ --     $125.0     $  9.3
   Working capital...........................    11.5           10.0         --       28.9
   Total assets..............................   122.7           25.9         --      156.0
   Total debt................................    91.9           17.4      125.0      126.1
   Stockholder's equity (deficit)............    (8.5)           3.1         --       (7.7)(j)
---------------------------------------------------------------------------------------------

(a)Reflects expenses we incurred in connection with our exchange in June 2003 of approximately $85 million principal amount of new 12.50% Senior Secured Notes due 2007 for the same principal amount of old 12.50% Senior Notes due 2004.

(b)For the year ended December 31, 2002, represented the write down of Morgan's Monterrey facility to its net realizable value. The facility was sold in 2003 at the net realizable value, resulting in no gain.

(c)We define EBITDA, for any relevant period, as income (loss) from continuing operations plus interest, income taxes, depreciation and amortization, less gain on debt extinguishment, management fees received from Morgan Olson, and certain other gains described in note (2) to the table below. EBITDA is not a measure of financial performance under GAAP. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for performance relative to other companies. We have presented EBITDA in this offering memorandum solely as supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that EBITDA is useful to investors because EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Measures based on EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower's ability to incur debt and for other purposes. Covenants in our new credit facility and the indenture for the notes that limit our ability to incur debt are based on EBITDA (as defined therein). Additionally EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. EBITDA is calculated as follows:

   ---------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                                 -------------------------
   (DOLLARS IN MILLIONS)                                          2001       2002     2003
   ---------------------------------------------------------------------------------------
   Net income..................................................  $(2.2)   $(12.1)   $ 9.1
   Plus:
      Loss from discontinued operations........................    4.4       6.4       --
      Income tax provision (benefit)...........................    2.8      (1.2)     2.6
      Interest expense.........................................   13.2      12.5     12.1
                                                                 -------------------------
   Operating income(1).........................................   18.2       5.6     23.8
   Plus:
      Depreciation and amortization............................   10.4       9.3      8.9
   Less:
      Gain on debt extinguishment(2)...........................     --        --      0.4
      Other gains(3)...........................................     --       0.7       --
                                                                 -------------------------
   EBITDA(4)...................................................  $28.6    $ 14.2    $32.3
   ---------------------------------------------------------------------------------------

   (1) We do not allocate interest expense and income taxes to our segments. Set forth below is a reconciliation of the operating income of our segments to the EBITDA of our segments:

   ------------------------------------------------------------------------------------------
                                                    TRUCK       SPECIALTY
                                     MORGAN   ACCESSORIES   MANUFACTURING   CORPORATE   TOTAL
   ------------------------------------------------------------------------------------------
   2001
   Operating income................   $ 5.8         $ 8.2           $ 7.9       $(3.7)  $18.2
   Plus:
   Depreciation and amortization...     2.8           4.3             3.3         0.1    10.4
                                     --------------------------------------------------------
   EBITDA..........................     8.6          12.4            11.1        (3.6)   28.6
                                     --------------------------------------------------------
   2002
   Operating income................     5.2           2.4             3.9        (5.9)    5.6
   Plus:
   Depreciation and amortization...     2.7           3.6             2.9         0.1     9.3
   Less:
   Other gains.....................      --            --              --        (0.7)   (0.7)
                                     --------------------------------------------------------
   EBITDA..........................     7.9           6.0             6.9        (6.5)   14.2
                                     --------------------------------------------------------
   2003
   Operating income................    16.0           9.3             1.8        (3.3)   23.8
   Plus:
   Depreciation and amortization...     2.8           3.4             2.7          --     8.9
   Less:
   Gain on debt extinguishment.....      --            --              --        (0.4)   (0.4)
                                     --------------------------------------------------------
   EBITDA..........................   $18.8         $12.7           $ 4.5       $(3.7)  $32.3
   ------------------------------------------------------------------------------------------

   (2) Represents a gain of approximately $0.4 million relating to our purchase in September 2003 of approximately $9.1 million principal amount of our 12.50% Senior Secured Notes due 2007.

   (3) Represents a gain on the liquidation of certain life insurance policies in 2002 relating to our old Lowy operations (sold in 1999) and a gain on the sale of shares of a life insurance company we received upon the demutualization of the life insurance company.

   (4) EBITDA, as presented above, includes $0.8 million of exchange offer costs in 2003.

   While the as adjusted ratios give effect to this offering and the use of proceeds therefrom, including our use of $17.4 million of the net proceeds to repay indebtedness of Morgan Olson that we will assume at the closing in connection with the Morgan Olson contribution, these as adjusted ratios do not otherwise give effect to the Morgan Olson contribution itself, including additional EBITDA that is expected to be generated from our operation of the Morgan Olson business. Incremental EBITDA resulting from the Morgan Olson contribution would have been up to $1.6 million for the period from July 15, 2003 (the date of acquisition by Mr. Poindexter) to December 31, 2003, excluding approximately $0.8 million in management fees paid to Southwestern Holdings Inc., a company owned by John Poindexter, which we believe will not apply once Morgan Olson is contributed to us. Actual results, however, may differ significantly from estimated results and such estimates should not be viewed as an expectation of actual or future results.

(d)Cash is restricted under the terms of our existing credit facility. Cash collections are required to be paid to a designated account and applied against existing credit facility borrowings. Cash will not be restricted upon the closing of the offering.

(e)For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) plus income taxes and fixed charges (excluding capitalized interest), and exclude the cumulative effect of a change in accounting principle. Fixed charges consist of interest expense, amortization of debt issuance costs and the estimated portion of rental expenses deemed a reasonable approximation of the interest factor.

(f)As adjusted interest expense assumes a 8.75% interest rate on our outstanding debt and capital lease obligations. A 0.25% change in the interest rate would cause interest expense to change by approximately $315,000.

(g)Net debt equals total debt minus unrestricted cash.

(h)For purposes of the ratios, as adjusted, (i) gives effect to this offering and the use of proceeds therefrom, including our use of $17.4 million of the net proceeds to repay indebtedness of Morgan Olson that we will assume at the closing in connection with the contribution but (ii) does not otherwise give effect to the contribution.

(i)The summary balance sheet data presents our information, derived from our audited December 31, 2003 balance sheet, Morgan Olson's information, derived from Morgan Olson's audited December 31, 2003 balance sheet, the proceeds from the offering and, in the as adjusted column, the application of the proceeds and the Morgan Olson contribution.

(j)As adjusted stockholder's deficit also reflects a $2.3 million increase as a result of the write off of $2.3 million of deferred loan costs relating to the currently outstanding 12.50% Senior Secured Notes due 2007.

                                  RISK FACTORS

An investment in the notes is subject to a number of risks. You should carefully consider the following risk factors in evaluating this investment. Any of the following risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the notes to decline, which in turn could cause investors to lose all or part of their investment.

RISKS RELATED TO THIS OFFERING AND OUR CAPITAL STRUCTURE

WE WILL HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING AFTER THE TRANSACTIONS AND CAN INCUR MORE DEBT, WHICH COULD HURT OUR FUTURE PROSPECTS, LIMIT CASH FLOW AVAILABLE FROM OUR OPERATIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES AND OUR OTHER DEBT OBLIGATIONS.

As of December 31, 2003, if the Transactions had been completed on such date, we would have had total consolidated debt outstanding of $126.1 million and a stockholder's deficit of $7.7 million. Of our debt, $1.1 million is secured indebtedness and capital lease obligations. Giving effect to approximately $5.0 million of letters of credit expected to be outstanding on the closing date of this offering, we would have $25.0 million of secured debt available to borrow under our new credit facility. This debt may have several important consequences for you. It could:

       - make it more difficult for us to satisfy our obligations, including making scheduled interest payments under the notes and our other debt obligations;

       - limit our ability to obtain additional financing for working capital, capital expenditures and strategic acquisitions;

       - increase our vulnerability to adverse general economic and industry conditions, including changes in interest rates;

       - require us to dedicate all or a substantial portion of our cash flow from operations to payments on our debt, including the notes, which reduces the availability of our cash flow for other business purposes, such as working capital, capital expenditures and strategic acquisitions;

       - limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

       - place us at a competitive disadvantage compared to our competitors that have less debt.

We and our subsidiaries may be able to incur substantially more debt in the future, which may intensify the risks described in this offering memorandum. The indenture governing the notes and our new credit facility do not prohibit us from doing so. Some new debt may be secured debt. Our new credit facility will permit us to borrow up to $30 million. We have the option to increase the amount we may borrow under the new credit facility to $50 million. Available borrowings are subject to a borrowing base. The subsidiaries that guarantee the notes may also be guarantors under our future borrowings. All of those borrowings will be secured by substantially all of our assets and, as such, will be effectively senior to the notes and the guarantees to the extent of the value of the collateral.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or our subsidiary guarantors. This may have the effect of reducing the amount of proceeds paid to you.

IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS, WE MAY BE UNABLE TO MAKE PAYMENTS WITH RESPECT TO THE NOTES.

Our ability to make payments on the notes and our other debt will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. If we are unable to service our debt, we will be forced to take actions such as revising or delaying our strategic plans, reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or a portion of our debt, including the notes, or seeking additional equity capital. If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be unable to effect any of these remedies on satisfactory terms or at all. The above actions may not provide us with enough cash to pay the principal of the notes or our other debt. We may not be permitted by the terms of our debt instruments then in effect to take those actions.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

       - our debt holders could declare all outstanding principal and interest to be due and payable;

       - the lenders under our new credit facility could terminate their commitments to loan us money and foreclose against the assets securing the borrowings; and

       - we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

THE NOTES AND THE GUARANTEES ARE UNSECURED AND ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED DEBT TO THE EXTENT OF THE VALUE OF THE COLLATERAL, AND, IF A DEFAULT OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

The notes are not secured by any of our assets. As a result, the notes are effectively subordinated in right of payment to all of our and the subsidiary guarantors' secured debt to the extent of the value of the collateral. If we become bankrupt, insolvent or are liquidated, or if any secured debt is accelerated, our and the subsidiary guarantors' assets securing such debt will be available to pay obligations on the notes only after all of our and the subsidiary guarantors' secured debt has been paid in full. There may not be sufficient assets remaining to pay any or all amounts due on the notes.

All borrowings under our new credit facility, including the guarantees by our subsidiaries of those borrowings, are secured by substantially all of our assets. As of December 31, 2003, if the Transactions had been completed on such date, the notes and the guarantees would have been effectively subordinated to approximately $1.1 million of secured debt and capital lease obligations. Giving effect to approximately $5.0 million of letters of credit expected to be outstanding on the closing date of this offering, we would have $25 million of secured debt available to borrow under our new credit facility.

THE TERMS OF OUR DEBT MAY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.

Our new credit facility and the indenture governing the notes contain covenants that restrict our ability to, among other things:

       - incur additional debt and guarantees;

       - pay distributions or dividends and repurchase our stock;

       - make restricted payments, including, without limitation, investments;

       - create liens;

       - enter into sale and lease-back transactions;

       - enter into agreements that restrict dividends from subsidiaries;

       - sell or otherwise dispose of assets, including capital stock of subsidiaries;

       - engage in transactions with affiliates; and

       - enter into mergers, consolidations or sales of substantially all of our assets.

These covenants may affect our ability to operate our business and execute our business strategy, may limit our ability to take advantage of business opportunities as they arise, may harm our ability to compete with competitors who are not subject to similar restrictions and may adversely affect the conduct of our current business. We will become subject to certain financial covenants under our new credit facility that require us to maintain a consolidated leverage ratio if our available borrowings fall below a certain level. The lenders may declare a default under our credit agreement if they determine we have experienced a material adverse change. Adverse changes in our operating results or other adverse factors, including a significant increase in interest rates or a significant decrease in demand for our products, could result in our being unable to comply with those financial covenants. If we are unable to obtain waivers for non-compliance from our lenders, we would be in default under our new credit facility. A breach of a covenant in our debt instruments could cause a cross-default on some or all of our other debt and cause the acceleration of a significant portion of our outstanding debt and could cause us to default on the notes.

IF WE DEFAULT UNDER OUR NEW CREDIT FACILITY, THE LENDERS UNDER OUR NEW CREDIT FACILITY WOULD HAVE THE RIGHT TO DECLARE THE OUTSTANDING BORROWINGS UNDER OUR NEW CREDIT FACILITY TO BE IMMEDIATELY DUE AND PAYABLE.

If we default under our new credit facility for any reason, our debts could become immediately payable at a time when we are unable to pay them, which could have a material adverse effect on our business. In addition, the lenders under our new credit facility could accelerate the debt if they determine that we have experienced a material adverse change. The acceleration of the amounts outstanding under our new credit facility may result in the acceleration of amounts outstanding under the notes. We may not be able to repay amounts owed under our new credit facility or the notes.

WE MAY BE UNABLE TO PURCHASE THE NOTES FOLLOWING A CHANGE OF CONTROL.

Under the terms of the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes for cash at 101% of the principal amount of the notes plus accrued and unpaid interest. In addition, a change in control may constitute an event of default under our new credit facility and, if accelerated, we would be required to repay all outstanding borrowings under our new credit facility. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control under the indenture. We may not have sufficient funds at the time of a change of control to make the required repurchase of the notes and repay other debt and we may be required to secure third-party financing. However we may not be able to secure additional financing on commercially reasonable terms, terms acceptable to us or at all. Our failure to make or complete an offer to repurchase the notes or to repay the debt under our new credit facility would place us in default under the indenture governing the notes.

The change of control provisions in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction.

THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO ALL INDEBTEDNESS OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS OF THE NOTES.

To the extent we create non-guarantor subsidiaries in the future, you will not have any claim as a creditor against these subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. We are not completely prohibited from creating non-guarantor subsidiaries in the future.

FEDERAL OR STATE LAWS ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID DEBTS, INCLUDING GUARANTEES, AND COULD REQUIRE HOLDERS OF NOTES TO RETURN PAYMENTS RECEIVED FROM US AND THE SUBSIDIARY GUARANTORS.

If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the subsidiary guarantees of the notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or subsidiary guarantees of the notes could be voided, or claims in respect of the notes or subsidiary guarantees of the notes could be subordinated to all other debts of the debtor or guarantor if, among other things, the debtor or guarantor at the time it incurred the debt evidenced by such notes or subsidiary guarantees:

       - received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guaranty; and

       - one of the following applies:

        -- it was insolvent or rendered insolvent by reason of such incurrence;

        -- it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

        -- it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that debtor or guarantor under the notes or subsidiary guarantees of the notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

       - the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

       - the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

       - it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that guarantor's other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor's other debt or take other action detrimental to holders of the notes.

THERE WILL NOT BE A PUBLIC MARKET FOR THE NOTES AND THERE WILL BE RESTRICTIONS ON THEIR RESALE.

The notes are a new issue of securities for which there is currently no established market. We do not presently intend to apply for listing of the notes on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System. The notes are expected to be made eligible for trading in the PORTAL market, a subsidiary of the Nasdaq National Market. The initial purchasers have advised us that they presently intend to make a market in the notes and, if issued, the exchange notes. The initial purchasers are not obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers and without notice. Accordingly, a liquid market may not develop for the notes. You may not be able to sell the notes at any particular time or at a favorable price.

If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than reflected by their initial offering price depending on many factors, including:

       - the number of holders of the notes;

       - our operating results and financial condition;

       - our ability to complete the exchange offer;

       - the market for similar securities;

       - the interest of securities dealers in making a market for the notes;
         and

       - prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of similar securities. If a market for the notes were to develop, it may be subject to similar disruptions, which could have a material adverse effect on the value of the notes.

THE NOTES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFERS.

We are relying upon an exemption from registration under the Securities Act and applicable state securities laws to offer the notes. You may only resell the notes in a transaction registered under, or exempt from, the Securities Act and applicable state securities laws. See "Transfer restrictions."

We intend to file a registration statement with the SEC and to use our reasonable best efforts to cause such registration statement to become effective with respect to the new notes to be issued in exchange for the notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the exchange notes, generally, may be resold or otherwise transferred (subject to the restrictions described under "Transfer restrictions") by each holder of the exchange notes with no need for further registration. However, the exchange notes will constitute a new issue of securities with no established trading market. The offer to exchange the notes will not depend upon the amount of notes being tendered for exchange. We cannot assure you that there will be an active trading market for the exchange notes, or, in the case of non-exchanging holders of the notes, the trading market for the notes following the exchange offer.

RISKS RELATING TO OUR BUSINESS

OUR BUSINESSES ARE HIGHLY CYCLICAL. AN ECONOMIC DOWNTURN COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE CASH AND MAKE REQUIRED PAYMENTS ON THE NOTES.

Our business depends on various factors that are particularly sensitive to general economic conditions, including:

       - corporate profitability;

       - interest rates;

       - fuel costs;

       - consumer preferences;

       - consumer spending patterns;

       - sales of truck chassis and new pickup trucks; and

       - levels of oil and gas exploration activity.

In addition, we sell our products to customers in inherently cyclical industries, such as the trucking industry and the energy services industry, which experience significant downturns resulting in lower demand for our products. As a result of the economic recession and adverse conditions in the trucking and energy services industries, we experienced substantially lower sales in our Morgan segment during 2001 and 2002, and we experienced substantially lower sales in our Specialty Manufacturing segment in 2002, which did not rebound in 2003. As a result of these conditions, we did not project to have enough cash to be able to pay our unsecured senior notes issued in 1994 at their maturity in 2004. We exchanged our outstanding secured notes for those unsecured notes in June 2003. Another prolonged economic downturn or recession would result in a significant decrease in our sales and would materially and adversely affect our operating cash flows and our ability to make required payments on the notes.

DEMAND FOR OUR TRUCK BODY PRODUCTS DEPENDS LARGELY ON THE REPLACEMENT CYCLE OF DELIVERY TRUCKS.

Morgan and Morgan Olson produce and sell truck bodies for new delivery trucks, primarily in the general freight, moving and storage, parcel delivery and distribution industries. Demand for these products is driven by customers deciding to replace older vehicles in their delivery truck fleets. These customers often decide to postpone their purchases of new delivery trucks during economic downturns. During the recent economic downturn, Morgan's sales decreased substantially, primarily as a result of lower demand from its truck dealer, truck leasing and truck fleet customers.

If economic conditions or other factors, including longer useful lives of delivery trucks, cause our customers to reduce their capital expenditures and decrease investments in their delivery truck fleets, our sales would be materially and adversely affected. As a result, our ability to generate cash and make required payments on the notes would be materially and adversely affected.

THE CYCLICALITY OF PICKUP TRUCK SALES COULD CAUSE A DECLINE IN TRUCK ACCESSORIES' SALES.

Truck Accessories' sales depend highly on the sales of new pickup trucks in North America. A decline in pickup truck sales would likely cause a decline in Truck Accessories' sales, which would materially and adversely affect our ability to generate cash and make required payments on the notes. The automotive industry and overall sales of pickup trucks are characterized by periodic fluctuations in overall demand for vehicles due to, among other things, changes in general economic conditions, interest rates, fuel costs, new model introductions, consumer spending levels and consumer preferences. These fluctuations generally result in corresponding fluctuations in demand for Truck Accessories' products.

WE MAY NOT BE ABLE TO COMPETE FAVORABLY IN OUR INDUSTRIES.

We face direct competition in each of our product lines. Some competitors may have greater financial and other resources than we have. We face competition from existing competitors with entrenched positions and could face competition from new competitors. Changes in the nature of our industries and our business could bring competition from different sources. We could face competition in our truck body business from competitors producing truck bodies constructed from materials other than fiberglass-reinforced plywood or aluminum. Pickup truck manufacturers could determine to produce their own truck caps and tonneaus, in competition with us.

Although we face a small number of competitors in some of our businesses, we face significant competition in these areas. The principal competitive factors include price, quality, delivery terms, service, production capacity, technological know-how, product design and innovation.

We may not be able to compete successfully in our industries. Increased competition may have a material adverse effect on our business, cash flows and ability to make required payments on the notes by reducing our sales or margins.

MOST OF OUR BUSINESSES RELY ON A SMALL NUMBER OF CUSTOMERS, THE LOSS OF ANY OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

Most of our businesses rely on a small number of customers to generate significant revenues.

       - Morgan's two largest customers, Penske and Ryder, together accounted for 41% of Morgan's sales in 2003 and 22% of our consolidated sales during 2003.

       - Morgan Olson's largest end-user customer for step vans, the United States Postal Service, accounted for 62% of its sales during the period July 15, 2003 through December 31, 2003. Morgan Olson is expected to complete performance under its existing agreement to provide step van bodies to the United States Postal Service in March 2004. The United States Postal Service is expected to begin accepting bids for a new long-term step van supply contract in 2004 and is expected to award the contract in or before 2005. Morgan Olson expects to bid for this contract, but may not be successful. If Morgan Olson is not awarded the United States Postal Service supply contract, it would lose a significant source of revenue from its largest customer and would have to generate substantial sales from other customers to offset that loss. Morgan Olson may not be able to generate those sales from other customers.

       - One customer accounted for 15% of Specialty Manufacturing's sales during 2003 and 14% of its sales during 2002.

       - Our top ten customers accounted for 34% of our 2003 consolidated net sales.

Because of the relative importance of a few large customers and the high degree of concentration in the industries we serve, we are subject to a high degree of risk. We may not be able to maintain these customer relationships or maintain our historical levels of sales to these customers. Because of the size and importance of these customers, these customers may be able to exert pressure on us to lower our prices, which may reduce our margins and operating cash flow. If one of these customers were to experience financial difficulties, our ability to collect receivables from them or generate new sales to them would be materially and adversely affected. The loss of, or significant reduction of business from, any of these customers would have a material adverse effect on our ability to generate cash and make required payments on the notes.

SOME OF OUR BUSINESSES DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR KEY MATERIALS IN OUR PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

We require substantial amounts of raw materials, which we purchase from third party suppliers. Raw materials may not be available to us or we may be required to pay more for raw materials because of, among other things, new laws or regulations, our suppliers' commitments to other purchasers, interruptions in production by suppliers or general price fluctuations.

Truck Accessories relies on two suppliers for windows used in its caps, one of which provides the substantial majority of them. There are only a limited number of available suppliers of fiberglass-reinforced plywood, an important material for Morgan's products. The suppliers of these materials may not be able to meet our future needs on a timely basis. If a supplier's business is disrupted, the supplier may not be able to supply us important materials, which could harm our business until we are able to locate a suitable replacement, if at all. We may not be able to easily replace key suppliers. In addition, suppliers may not be willing to continue to supply us or they may increase the prices of these materials.

In some cases, we purchase raw materials under supply contracts to lock in prices for up to one year. We may not be able to renew these agreements on favorable terms or at all. We may not be able to pass cost increases in our raw materials to our customers. Any change in the supply of, or price for, raw materials could materially and adversely affect our business, margins, operating cash flows and ability to make required payments on the notes.

DISRUPTIONS IN DELIVERY OF TRUCK CHASSIS TO US COULD IMPACT THE PROFITABILITY OF OUR BUSINESS.

Morgan and Morgan Olson mount their truck bodies on truck chassis delivered from truck chassis manufacturers. If truck chassis manufacturers experience disruptions in their businesses, Morgan and Morgan Olson may be unable to sell their products. Several of the largest manufacturers of truck chassis have unionized work forces. Work stoppages or slowdowns experienced by the large truck manufacturers that supply truck chassis could result in delays or slowdowns in our ability to deliver products to our customers. As a result, our sales, operating cash flows and ability to make required payments on the notes could be materially and adversely affected.

ENVIRONMENTAL AND HEALTH AND SAFETY LIABILITIES AND REQUIREMENTS COULD REQUIRE US TO INCUR MATERIAL COSTS.

Our operations are subject to a variety of federal, state and local environmental and health and safety statutes and regulations, including those relating to emissions to the air, discharges to water, treatment, storage and disposal of waste and remediation of contaminated sites. In certain cases, these requirements may limit the productive capacity of our operations. Certain laws, including the Federal Comprehensive Environmental Response, Liability and Compensation Act of 1980, as amended ("Superfund") imposed strict, and under certain circumstances, joint and several, liability for costs to remediate contaminated sites upon designated responsible parties including site owners or operators and, persons who dispose of wastes at such sites.

From time to time, we have received notices of noncompliance with respect to our operations, which have typically been resolved by correcting the conditions and the payment of minor fines. We have also been identified as a potentially responsible party at two Superfund sites, which, based on available information, we do not expect to result in material liability. However, new environmental requirements or more aggressive enforcement of existing ones, or discovery of presently unknown conditions could require material expenditures or result in liabilities which could limit expansion or otherwise have a material adverse effect on our business, financial condition, operating cash flows and our ability to make required payments on the notes.

WE MAY INCUR MATERIAL LOSSES AND COSTS AS A RESULT OF PRODUCT LIABILITY AND WARRANTY CLAIMS THAT MAY BE BROUGHT AGAINST US.

We face an inherent risk of exposure to product liability claims if the use of our current and formerly manufactured products result, or are alleged to result, in personal injury and/or property damage. If we manufacture a defective product, we may experience material product liability losses in the future. In addition, we may incur significant costs to defend product liability claims. We could also incur damages and significant costs in correcting any defects, lose sales and suffer damage to our reputation. Our product liability insurance coverage may not be adequate for any liabilities we could incur and may not continue to be available on terms acceptable to us.

We are also subject to product warranty claims in the ordinary course of our business. If we produce poor quality products or receive defective materials, we may incur unforeseen costs in excess of what we have reserved in our financial statements. These costs could have a material adverse effect on our business, operating cash flows and ability to make required payments on the notes.

WE DEPEND ON THE SERVICES OF KEY MANAGEMENT PERSONNEL, THE LOSS OF WHICH WOULD MATERIALLY HARM US.

Our ability to compete successfully and implement our business strategy depends on the efforts of our senior management personnel, particularly those of John Poindexter, our Chairman of the Board, President and Chief Executive Officer. The loss of the services of any of these individuals, particularly Mr. Poindexter, could have a material adverse effect on our business. We do not maintain key-man life insurance policies on Mr. Poindexter or any of our executives. Mr. Poindexter plays numerous roles in our organization and it will be important to bolster our management by hiring additional managers. If we are unable to attract qualified personnel to our management, our existing management resources may become strained, which would harm our business and our ability to implement our strategies.

WE MAY BE UNABLE TO REALIZE OUR BUSINESS STRATEGY OF IMPROVING OPERATING PERFORMANCE AND GENERATING SAVINGS.

We have either implemented or plan to implement strategic initiatives designed to improve our operating performance. The failure to achieve the goals of these initiatives would have a material adverse effect on our business. We may decide to make significant capital and related expenditures in an effort to streamline our operations, including combining some of our operations at existing facilities. We may not be able to successfully implement or realize the expected benefits of any of these initiatives. We also may not be able to sustain improvements made to date. We may decide to alter or discontinue some aspects of our strategy and may adopt alternative or additional strategies, which may not be in the best interests of our note holders.

WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS OR SUCCESSFULLY INTEGRATE ACQUISITIONS INTO OUR BUSINESS.

Our business strategy includes growing through strategic acquisitions of other businesses with complementary products, manufacturing capabilities or geographic markets. If we fail to integrate acquired businesses successfully into our existing businesses, or incur unforeseen expenses in consummating future acquisitions, we could incur unanticipated expenses and losses.

We must successfully integrate acquired businesses into our operations to take advantage of projected benefits from those acquired businesses. The integration of future acquisitions into our operations, including Morgan Olson, could result in operating difficulties, and divert management and financial resources that would otherwise be available for the development and maintenance of our existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing and by the provisions of the indenture governing the notes and by the terms of our new credit facility.

Acquisitions may involve a number of special risks, including:

       - unexpected losses of key employees or customers of the acquired business;

       - conforming the standards, processes, procedures and controls of the acquired businesses with those of our existing operations;

       - coordinating our product and process development;

       - hiring additional management and critical personnel; and

       - increasing the scope, geographic diversity and complexity of our operations.

Future acquisitions could result in our incurrence of additional debt and contingent liabilities, including environmental, tax, pension or other liabilities. These liabilities could have a material adverse effect on our business, our ability to generate cash and ability to make required payments on the notes.

IF WE ARE UNABLE TO MEET FUTURE CAPITAL REQUIREMENTS, OUR COMPETITIVE POSITION MAY BE ADVERSELY AFFECTED.

As a manufacturer, we are required to expend significant amounts of capital for engineering, development, tooling and other costs. Generally we seek to recover these costs through pricing over time, but we may be unsuccessful due to competitive pressures and other market constraints. We expect to fund capital expenditures through operating cash flows and borrowings under our new credit facility. We may not have adequate funds or borrowing availability to make all the necessary capital expenditures. We may be required to expend more than we anticipated on necessary capital expenditures. If we are unable to make necessary capital expenditures, our business and our competitive position will be materially and adversely affected.

WE ARE EXPOSED TO DOMESTIC AND FOREIGN CURRENCY FLUCTUATIONS THAT COULD HARM OUR REPORTED REVENUE AND RESULTS OF OPERATIONS.

Our international sales are generally denominated in foreign currencies, and this revenue could be materially affected by current fluctuations. Approximately 3.7% of our sales were outside the United States in the twelve months ended December 31, 2003. Our primary exposures are to fluctuations in exchange rates for the U.S. dollar versus the Canadian dollar. Changes in currency exchange rates could adversely affect our reported revenues and could require us to reduce our prices to remain competitive in foreign markets, which could also have a material adverse effect on our results of operations. We have not historically hedged our exposure to changes in foreign currency exchange rates and, as a result, we could incur unanticipated gains or losses.

WE ARE WHOLLY-OWNED BY JOHN POINDEXTER, WHOSE INTERESTS MAY BE DIFFERENT FROM YOURS.

John Poindexter, our Chairman of the Board, President and Chief Executive Officer, owns all of our issued and outstanding capital stock. As a result, he controls matters such as the election of directors, the amendment of our certificate of incorporation, the approval of a merger or other transactions including those involving the sale of us and other matters requiring stockholder approval. Mr. Poindexter has the power to control our management and policies and can cause us to take such actions as paying him dividends and entering into transactions with him or companies controlled by him. The indenture does not completely prohibit him from taking such actions.

Mr. Poindexter's interest as our shareholder may conflict with your interests as a noteholder. He could take actions that he believes will benefit his equity investment in us, even though such actions might not be in your best interests as a note holder.

AS A PRIVATELY-HELD COMPANY, WE ARE SUBJECT TO LESS STRINGENT CORPORATE GOVERNANCE REQUIREMENTS THAN A PUBLIC COMPANY, WHICH PROVIDES LESS PROTECTION TO OUR INVESTORS.

While we will be subject to certain requirements of the Sarbanes-Oxley Act of 2002 when our exchange offer registration statement becomes effective, we will not be subject to many of its provisions, including rules requiring us to have independent directors or an audit committee composed of independent directors. Two of our three directors, John Poindexter and Stephen Magee, the chairman of the Audit Committee of our board of directors, are not independent. We will not be subject to the same corporate governance standards as a public company and our security holders will not have the protections provided by having independent directors or audit committee members.

RISKS RELATED TO THE MORGAN OLSON FINANCIAL STATEMENTS CONTAINED IN THIS OFFERING MEMORANDUM

MORGAN OLSON'S FINANCIAL STATEMENTS INCLUDED IN THIS OFFERING MEMORANDUM WERE AUDITED BY AN ACCOUNTING FIRM THAT MAY NOT BE CONSIDERED "INDEPENDENT" UNDER SEC RULES. IF AN AUDIT BY AN INDEPENDENT ACCOUNTING FIRM IS REQUIRED, THAT AUDIT MAY RESULT IN CHANGES TO THE FINANCIAL STATEMENTS THAT ARE PRESENTED IN THIS OFFERING MEMORANDUM, SOME OF WHICH MAY BE MATERIAL.

The historical financial statements for Morgan Olson for the period from July 15, 2003 (date of inception) through December 31, 2003 included in this offering memorandum were audited by Crowe Chizek and Company LLC. Because Thomas E. Murphy, who was the responsible audit partner in that firm, was an independent contractor acting as chief financial officer to Grumman Olson Industries, Inc., the former owner of the Morgan Olson business, from January 1, 2003 through June 1, 2003, the SEC may determine that Crowe Chizek does not meet its auditor independence requirements. Mr. Murphy was not a partner at Crowe Chizek during the time he served as an independent contractor to Grumman Olson and became a partner at Crowe Chizek after such service. If it is determined that Crowe Chizek is not independent, the financial statements for that period would need to be reaudited by an independent accounting firm. That audit may require the financial statements for Morgan Olson presented in this offering memorandum to be revised. Some of those revisions may be material.

WE ARE INCLUDING FINANCIAL STATEMENTS FOR MORGAN OLSON ONLY FROM JULY 15, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003, AND NO PRO FORMA RESULTS OF OPERATIONS GIVING EFFECT TO THE MORGAN OLSON CONTRIBUTION. IF THIS OFFERING WERE REGISTERED UNDER THE SECURITIES ACT, WE WOULD BE REQUIRED TO PRESENT MORGAN OLSON'S FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH DECEMBER 31, 2003 AND OUR PRO FORMA FINANCIAL INFORMATION FOR THE ENTIRE YEAR. AS A RESULT, WE MAY BE EXCLUDING FINANCIAL INFORMATION THAT YOU MAY WANT TO CONSIDER IN MAKING YOUR INVESTMENT DECISION.

John Poindexter acquired Morgan Olson on July 15, 2003 and has operated it since that date. He will contribute Morgan Olson to us on the closing date of this offering. We have presented the historical financial statements for Morgan Olson only for the period from July 15, 2003 (date of inception) through December 31, 2003. We are not including any pro forma results of operations giving effect to the Morgan Olson contribution. If this offering were registered under the Securities Act, we would be required to present financial statements for Morgan Olson and pro forma financial information for the full year from January 1, 2003 through December 31, 2003 or seek an exemption from this requirement from the SEC. Such a requirement arises because Morgan Olson would qualify as a "significant subsidiary," because its assets represent 21% of our consolidated assets.

Prior to Mr. Poindexter's acquisition of Morgan Olson, Morgan Olson was owned by Grumman Olson, which was operating under the protection of the United States Bankruptcy Code. Due to the way in which Grumman Olson kept its accounting records and because Mr. Poindexter purchased assets representing only a portion of its operations (consisting of one of its four plants and one of the two production lines being produced by that plant) for which separate financial statements were not prepared, it is not possible to prepare meaningful financial statements for Morgan Olson for any period prior to July 15, 2003. The financial statements which we are not presenting for the period from January 1, 2003 through July 14, 2003 and pro forma financial statements for the year ended December 31, 2003 may contain information that you may want to consider in making your investment decision.

Financial statements for the period beginning July 15, 2003 (date of inception) through December 31, 2003 have been included in this offering memorandum because they are available. You should be cautioned in relying on those Morgan Olson financial statements. The Morgan Olson financial statements for that portion of the year are not indicative of a full year of operations. Seasonality, if any, in Morgan Olson's business may not be adequately reflected in the portion of the year we are presenting.

BECAUSE WE WILL NOT BE REQUIRED TO, AND WILL NOT CONTINUE TO, FILE QUARTERLY, ANNUAL AND OTHER PERIODIC REPORTS WITH THE SEC, OUR FINANCIAL STATEMENTS AND OTHER DISCLOSURES WILL NOT BE SUBJECT TO SEC OR PUBLIC SCRUTINY.

Upon consummation of this offering, we will not be required to, and we will not voluntarily, file periodic reports with SEC, until our exchange offer registration statement becomes effective. We are not required to complete the
exchange offer until           , 2005. The only consequences of our failing
within that time period to consummate or even commence the exchange offer is that the interest rate on the notes will increase. While the indenture governing the notes will require us to provide to noteholders annual, quarterly and other periodic reports, substantially equivalent to that which we would be required to provide in SEC filings commencing with the quarter ending March 31, 2004, this information will not (i) otherwise be publicly available, (ii) contain Morgan Olson financial statements for any period prior to July 15, 2003 and (iii) will not be subject to SEC scrutiny or review. See "Description of notes--Certain covenants--Reports to holders." As a result, we may never make available to you the audited historical financial statements for Morgan Olson and our pro forma financial statements for the year ended December 31, 2003 that would be required under SEC rules.

                                USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $120.0 million, after deducting the discount to the initial purchasers and estimated expenses related to the offering. We intend to use the proceeds to (1) repay amounts borrowed under our existing credit facility and term loan; (2) repay amounts borrowed under Morgan Olson's existing loan facilities; and (3) redeem our outstanding 12.50% Senior Secured Notes due 2007. We intend to use the remainder of the net proceeds for working capital and general corporate purposes, and for making acquisitions.

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming the Transactions had been completed on December 31, 2003.

-----------------------------------------------------------------------
(DOLLARS IN MILLIONS)
-----------------------------------------------------------------------
SOURCES OF FUNDS:
Notes offered hereby........................................   $  125.0
                                                               --------
USES OF FUNDS:
Repay existing credit facility(a)...........................   $   13.9
Repay existing term loans(b)................................        1.1
Repay existing Morgan Olson loans(c)........................       17.4
Redeem 12.50% Senior Secured Notes due 2007(d)..............       79.7
Discounts and expenses relating to the Transactions.........        5.0
Cash........................................................   $    7.9
                                                               --------
   Total uses of funds......................................   $  125.0
-----------------------------------------------------------------------

(a)The existing revolving loans bear interest at our option of LIBOR plus 2% or the prime rate and mature on March 30, 2005. The average interest rate on outstanding loans as of February 17, 2004 is approximately 3.3%. We use the proceeds of borrowings under the revolving loan for working capital and general corporate purposes.

(b)This term loan matures on December 30, 2005 and bears interest at the U.S. prime rate plus 0.50%.

(c)The balance includes $1.2 million of bank overdrafts. Morgan Olson has outstanding two term loans and a revolving credit loan all of which mature on July 18, 2008. The following table sets forth the interest rate basis and the interest rate as of December 31, 2003.

   -----------------------------------------------------------------------------
                                                   EFFECTIVE INTEREST RATE AS OF
   LOAN                   INTEREST RATE BASIS            DECEMBER 31, 2003
   -----------------------------------------------------------------------------
   Term Loan A........... Prime rate or LIBOR                               4.7%
                          plus a percentage,
                          depending on
                          earnings ratios
   Term Loan B............Fixed                                             8.0%
   Revolving Loan.........Prime rate or LIBOR                               4.6%
                          plus a percentage,
                          depending on
                          earnings ratios
   -----------------------------------------------------------------------------

   The proceeds of the loans were used to finance the acquisition of Morgan Olson by John Poindexter and to provide working capital to Morgan Olson.

(d)We will redeem all $75.9 million principal amount of our outstanding 12.50% Senior Secured Notes due 2007 for an aggregate redemption price of $75.9 million (equal to 100% of the principal amount). In addition, we will pay accrued interest of approximately $3.8 million, assuming the redemption occurs on April 9, 2004. These notes were issued in June 2003 in an exchange offer for our old 12.50% Senior Notes due 2004. We issued the old notes in 1994 and used the proceeds of that offering to acquire certain businesses from John Poindexter in 1994.

                                 CAPITALIZATION

The following table sets forth our and Morgan Olson's cash and capitalization as of December 31, 2003:

       - on an actual historical basis;

       - showing receipt of the offering proceeds; and

       - on an as adjusted basis, showing the application of the offering proceeds and the contribution.

---------------------------------------------------------------------------------------------
                                                                                           AS
(DOLLARS IN MILLIONS)                             ACTUAL   MORGAN OLSON   OFFERING   ADJUSTED
---------------------------------------------------------------------------------------------
Cash............................................  $  1.4   $         --   $  125.0   $    9.3
                                                  ===========================================
Debt:
   Existing credit facility.....................    13.9             --         --         --
   Existing term loan due March 31, 2007........     1.1             --         --         --
   New credit facility(a).......................      --             --         --         --
   Capital lease obligations....................     1.1             --         --        1.1
   Morgan Olson loans...........................      --           17.4         --         --
   12.50% Senior Secured Notes due 2007.........    75.9             --         --         --
   Notes offered hereby.........................      --             --      125.0      125.0
                                                  -------------------------------------------
Total debt......................................    92.0           17.4         --      126.1
                                                  -------------------------------------------
Total stockholder's equity (deficit)(b).........    (8.5)           3.1         --       (7.7)
                                                  -------------------------------------------
Total capitalization............................  $ 83.5   $       20.5   $     --   $  118.4
---------------------------------------------------------------------------------------------

(a)Our new credit facility is expected to provide for available borrowings of up to $30 million. We will have the option, subject to certain conditions, to increase the amount we are permitted to borrow under the facility to $50 million. We believe we will have satisfied those conditions on the closing date of this offering. Available borrowings are subject to a borrowing base. The new credit facility includes a subfacility for up to $15 million of letters of credit. On the closing date of this offering we expect to have approximately $5.0 million of letters of credit outstanding. As of January 31, 2004, our initial borrowing base would have supported borrowings of the entire $30 million. Available borrowings under the new credit facility will fluctuate and these fluctuations could be significant. For more information about our new credit facility, see "Description of certain indebtedness."
(b)As adjusted stockholder's deficit also reflects a $2.3 million increase as a result of the write off of $2.3 million of deferred loan costs relating to the currently outstanding 12.50% Senior Secured Notes due 2007.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table sets forth our selected consolidated historical financial data for each of the five years in the period ended December 31, 2003. We derived the selected consolidated financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 from consolidated financial statements audited by Ernst & Young LLP and that appear elsewhere in this offering memorandum. We derived the selected consolidated financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 from financial statements audited by Ernst & Young LLP and that are not included in this offering memorandum. The historical selected consolidated financial data below does not include any historical operating results or other data of the Morgan Olson business. The historical results presented are not necessarily indicative of future results. You should read the selected financial data below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the historical consolidated financial statements of J.B. Poindexter & Co., Inc. and the accompanying notes contained herein.

-------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
(DOLLARS IN MILLIONS)                             1999      2000     2001     2002     2003
-------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales......................................  $430.2   $427.1   $362.6   $331.0   $410.9
Cost of sales..................................   366.0    366.4    305.6    285.9    350.4
Selling, general and administrative expense....    39.6     40.6     38.9     40.1     36.6
Exchange offer costs...........................      --       --       --       --      0.8
Other income...................................      --     (0.2)    (0.3)    (0.9)    (0.7)
Closed and excess facility costs...............      --       --      0.1      0.3       --
                                                 ------------------------------------------
Operating income...............................    24.6     20.3     18.2      5.6     23.8
Interest expense...............................    13.8     14.8     13.2     12.5     12.1
Income tax provision (benefit).................     1.6      0.5      2.8     (1.2)     2.6
                                                 ------------------------------------------
Income (loss) before discontinued operations...     9.2      5.0      2.2     (5.7)     9.1
Loss from discontinued operations..............    (0.4)    (0.4)    (4.4)    (6.4)      --
Extraordinary gain.............................    (0.2)      --       --       --       --
                                                 ------------------------------------------
Net income (loss)..............................  $  9.0   $  4.6   $ (2.2)  $(12.1)  $  9.1
Ratio of earnings to fixed charges.............     1.7x     1.3x     1.3x      (a)     1.8x
BALANCE SHEET DATA (AT PERIOD END):
Working capital................................  $ 17.5   $ 13.0   $ 12.9   $  5.9   $ 11.5
Total assets...................................   135.4    143.2    120.9    115.3    122.7
Total debt.....................................   101.3    115.2     98.3    103.7     91.9
Stockholder's deficit..........................    (8.0)    (3.5)    (5.9)   (18.0)    (8.5)
-------------------------------------------------------------------------------------------

(a) Earnings were insufficient to cover fixed charges by $6.9 million for the year ended December 31, 2002.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We have three operating segments:

       - Morgan, which manufactures and sells truck bodies;

       - Truck Accessories, which manufactures and sells pickup truck caps and tonneaus; and

       - Specialty Manufacturing, which manufactures precision components, provides metal machining services and manufactures expandable foam products for packaging and other applications.

Upon the closing of this offering, we will add a fourth segment, Morgan Olson, which manufactures and sells step vans and sells related service parts.

HISTORY AND DEVELOPMENT. We are wholly-owned by John Poindexter. In 1994, we issued $100 million of 12.50% Senior Notes due 2004. With the proceeds of that offering, we purchased from Mr. Poindexter (and other minority holders) the Truck Accessories and Specialty Manufacturing businesses. We also purchased a floor covering distribution business, Lowy Group, Inc., and its carpet manufacturing division, Blue Ridge Carpet Mills.

In 1998, we disposed of the wholesale distribution and retail operations of Truck Accessories and focused Truck Accessories primarily on manufacturing. We also disposed of Lowy's Blue Ridge division and realized net cash proceeds of approximately $15.8 million that we used to pay down revolver borrowings.

In 1999 we sold Lowy and used net proceeds of approximately $7.8 million to pay down revolver borrowings.

In 2000, we acquired two companies: Universal Brixius, which has been integrated into the precision component manufacturing operations of Specialty Manufacturing, and KWS, a bulk material handling business. We disposed of KWS in 2002. In 2003, we acquired a truck body manufacturing operation and facility in Riverside, California and have merged it into Morgan. Morgan builds and mounts truck bodies at that facility. Also, during 2003, we sold Morgan's idle Monterrey, Mexico plant.

In 2002 and 2003, we identified unprofitable operations for sale or closure, including KWS, the PPD operations of Truck Accessories, which produced polymer-based caps and covers, the GemTop operations of Truck Accessories and the Marlin operations of Specialty Manufacturing, one of our foam packaging manufacturing plants. All of these operations have been treated as discontinued operations in our financial statements for all periods presented. Further detail is included below under "--Discontinued operations."

During June 2003, we completed an exchange offer, in which we exchanged approximately $85 million of 12.50% Senior Secured Notes due 2007 for the outstanding $85 million of 12.50% Senior Notes due 2004. We paid approximately $2.6 million in consent fees in connection with the exchange offer. In connection with the exchange offer, we secured our long-term debt with substantially all of our assets. The old notes had been unsecured. The exchange offer allowed us to extend the maturity of our long-term debt by three years. At the time of the exchange offer, we had been experiencing lower operating cash flows since 2001.

We did not expect to have sufficient cash to pay the notes at maturity in 2004, and uncertain economic and bond market conditions at the time led us to extend and secure our debt through the exchange offer, rather than refinance the debt through a new debt offering.

During July 2003, Mr. Poindexter acquired through Morgan Olson Corporation, the step van and service parts business of Grumman Olson Corporation. Upon the closing of the Transactions, Mr. Poindexter will contribute his stock in Morgan Olson to us. We expect Morgan Olson to operate as a separate operating segment. Morgan Olson's results of operations are not included in our historical financial statements and are not discussed in the period to period discussion below. During the period beginning July 15, 2003, the date of Mr. Poindexter's acquisition of Morgan Olson, and ending December 31, 2003, Morgan Olson's sales were approximately $34.6 million and its net income was approximately $72,000. For financial information regarding Morgan Olson, see Morgan Olson's financial statements and accompanying notes included elsewhere in this offering memorandum. There are various risks associates with relying on these financial statements. See "Risk factors--Risks related to the Morgan Olson financial statements contained in this offering memorandum."

FACTORS INFLUENCING RESULTS OF OPERATIONS. Demand for our products is highly cyclical and our results of operations are affected by general economic conditions and conditions specific to the industries in which we and our customers operate.

Morgan's sales depend on the replacement cycle for delivery trucks, primarily in general freight, moving and storage, parcel delivery and distribution industries. We estimate that customers typically replace delivery trucks every six to seven years. However, the replacement cycle is directly impacted by general economic conditions in the United States. In a weaker economy, customers will often defer purchases of new delivery trucks or retire old delivery trucks without replacement. In the early stages of a stronger economy, customers typically replace delivery trucks at a faster than normal rate, making purchases that were deferred in prior years. Morgan experienced a substantial decline in sales in 2001 and 2002 due to the weak economy. Morgan experienced a significant increase in sales in 2003 as economic conditions improved. We expect general economic conditions to cause significant variability in Morgan's future results of operations and we cannot predict the extent of that impact.

Some of Morgan's sales are also seasonal. Approximately 25% of Morgan's unit sales are to companies that rent trucks on a short-term basis to consumers. The substantial majority of these sales are made during the first half of each calendar year.

Morgan Olson's results of operations will be affected by factors similar to those that affect Morgan's results of operations. In addition, the step van market is highly concentrated. Three customers, the United States Postal Service, United Parcel Service and FedEx, purchase the substantial majority of step vans produced in the United States. The preferences and purchasing decisions of these customers will dramatically affect the results of operations of Morgan Olson. Morgan Olson has generated a substantial majority of its revenues historically from sales of step van bodies for trucks sold through chassis manufacturers Workhorse and Freightliner to the United States Postal Service. Morgan Olson is expected to complete performance under its existing agreement to provide step van bodies to the United States Postal Service in March 2004. The United States Postal Service is expected to begin accepting bids for a new long-term supply contract for step vans in 2004 and is expected to award the contract in or before 2005. We expect Morgan Olson to bid for this contract, but it may not be successful. If Morgan Olson is not awarded the United States Postal Service supply contract, it would lose a significant source of revenue from its largest customer and would have to generate substantial sales from other customers to offset that loss. Morgan Olson may not be able to generate those sales from other customers.

Truck Accessories' sales are directly related to sales of new pickup trucks. Pickup truck sales are cyclical and depend on general economic conditions and factors that affect the automotive industry, such as consumer preferences, fuel costs, consumer spending levels, new model introductions and interest rates. General economic conditions and the above factors have in the past caused variability in Truck Accessories' results of operations. We expect these factors will cause variability in the future, although we cannot predict the extent of such variability.

Specialty Manufacturing sells products primarily to companies in the energy services, consumer electronics industries and automotive industries. Specialty Manufacturing's sales dropped substantially from 2001 to 2002 and did not rebound in 2003, primarily as a result of adverse economic conditions in the energy services industry. Sales to customers in the energy services business, which represented 35% of Specialty Manufacturing's sales during 2003, depend upon the level of exploration and production of oil and gas.

We have been successful in reducing costs at Morgan and Truck Accessories through personnel reductions and improved operating efficiency. Our operating margin improved at Morgan and Truck Accessories in 2003 compared to 2002. However, our operating margin at Specialty Manufacturing decreased from 2002 to 2003. The following table shows our net sales, operating income and operating income as a percentage of net sales for each segment for 2001, 2002 and 2003.

--------------------------------------------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                              ------------------------
(DOLLARS IN MILLIONS)                                           2001     2002     2003
--------------------------------------------------------------------------------------
Net Sales
   Morgan...................................................  $173.2   $148.4   $223.2
   Truck Accessories........................................   125.3    128.5    132.8
   Specialty Manufacturing Group............................    64.1     54.0     54.9
                                                              ------------------------
   Consolidated.............................................  $362.6   $331.0   $410.9
                                                              ------------------------
Operating Income (Loss)
   Morgan...................................................  $  5.8   $  5.2   $ 16.0
   Truck Accessories........................................     8.2      2.4      9.3
   Specialty Manufacturing Group............................     7.9      3.9      1.8
   JBPCO (Corporate)........................................    (3.7)    (5.9)    (3.3)
                                                              ------------------------
   Consolidated.............................................  $ 18.2   $  5.6   $ 23.8
                                                              ------------------------
Operating Margin Percentage
   Morgan...................................................    3.3%     3.5%     7.2%
   Truck Accessories........................................    6.5%     1.9%     7.0%
   Specialty Manufacturing Group............................   12.3%     7.2%     3.3%
   Consolidated.............................................    5.0%     1.7%     5.8%
--------------------------------------------------------------------------------------

Following is a discussion of the key components of our results of operations:

SOURCE OF REVENUES. We derive revenues from:

       - Morgan's sales of truck bodies, parts and services.

       - Truck Accessories' sales of pickup truck caps and tonneaus;

       - Specialty Manufacturing's sales of precision machining services, packaging and other products.

DISCOUNTS, RETURNS AND ALLOWANCES. Our gross sales are reduced by discounts we provide to customers and returns and allowances in the ordinary course of our business. Morgan and Truck Accessories provide discounts as they deem necessary to generate sales volume and remain price competitive. Discounts include payment terms discounts and discretionary discounts from list price.

COST OF SALES. Cost of sales represents the costs directly associated with the manufacture of our products and generally vary with the volume of products produced. The components of cost of sales are materials, labor and overhead. We have experienced some variability in materials costs such as aluminum, steel, fiberglass-reinforced plywood and lumber at Morgan, fiberglass, windows, paint and resin at Truck Accessories and nickel and resin at Specialty Manufacturing, but that variability has not materially affected our financial condition or results of operations. We enter into supply contracts for some materials at a fixed price for up to one year to manage materials costs. Overhead costs are allocated to production based on labor costs and include the depreciation and amortization costs associated with the assets used in manufacturing. At Truck Accessories, distribution costs are also included in overhead.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses are made up of the costs of selling our products and administrative costs such as information technologies, accounting, finance, human resource and engineering. Costs include personnel and related costs including travel, equipment and facility rent expense and professional services such as audit fees. Selling, general and administrative expenses also includes our costs at corporate headquarters to manage and support our operating subsidiaries.

OTHER INCOME AND EXPENSE. Income and expenses that we incur during the year that are nonrecurring in nature and not directly comparable to the prior year are included in other income and expense.

BASIS OF FINANCIAL STATEMENTS

Various items in our financial statements have been restated for all prior periods, as described below.

Effective March 2002, EFP Corporation, our foam packaging and related products business, was included in Specialty Manufacturing for management and reporting purposes. The results of operations for all periods presented have been restated to reflect this change.

During the quarter ended December 31, 2002, we identified GemTop, KWS and our Marlin, Texas foam packaging operations for sale, as described below in "--Discontinued operations." In 2002, we completed the closure of our polymer division of Truck Accessories. Accordingly, all of these operations have been treated as discontinued in the consolidated financial statements for all periods presented. Income we have received, or expenses we have incurred, from previously disposed operations is also reported in "Discontinued operations."

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of financial condition and the results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP.

The preparation of these financial statements requires the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The estimates are evaluated continually, including those related to warranties offered on products, self-insurance reserves, bad debts, inventory obsolescence, investments, intangible assets and goodwill, income taxes, financing operations, workers' compensation insurance, and contingent liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following are our most critical accounting policies used in the preparation of our financial statements.

WARRANTIES. Reserves for costs associated with fulfilling warranty obligations offered on Truck Accessories and Morgan products are established based on historical experience and an estimate of future claims. Increases in the incidence of product defects would result in additional reserves being required in the future and would reduce income in the period of such determination.

SELF-INSURANCE RISKS. We utilize a combination of insurance coverage and self-insurance programs for property, casualty, workers' compensation and health care insurance. We record an actuarially determined, fully developed self-insurance reserve to cover the self-insured portion of these risks based on known facts and historical industry trends. Changes in the assumptions used by the actuary could result in a different self-insurance reserve.

INCOME TAXES. We estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. We then assess the likelihood that the deferred tax assets will be recovered from future taxable income, and, to the extent recovery is not likely, a valuation allowance is established. When an increase in this allowance within a period is recorded, we include an expense in the tax provision in the consolidated statements of operations. Management's judgment is required in determining the provision (benefit) for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against the net deferred tax assets. We have a deferred tax asset relating to net operating loss carryforwards of approximately $7.4 million as of December 31, 2003. We have recorded a valuation allowance of $1.9 million against this deferred tax asset as we believe that all of this deferred tax asset may not be realizable. While the deferred tax assets for which valuation allowances have not been provided are considered realizable, actual amounts could be reduced if future taxable income is not achieved.

INVENTORY VALUATION. Our inventories primarily consist of inventories of raw materials, supplies and work-in-progress. Because our largest segments, Morgan, Truck Accessories and, in the future, Morgan Olson, primarily produce products to the customer's order, we maintain a relatively small stock of finished goods inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market. We record reserves against the value of inventory based upon our determination that the inventory is not usable in our products. These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from our expectations.

ACCOUNTS RECEIVABLE. We provide credit to our customers in the ordinary course of business. We are not aware of any significant credit risks related to our customer base and do not generally require collateral or other security to support customer receivables. The carrying amount of our accounts receivable approximate the fair value of the receivables because of their short-term nature--payment is typically due within 30 days after we send an invoice. We establish an allowance for doubtful accounts on a case by case basis when we believe that we are unlikely to receive payment in full of amounts owed to us. We must make a judgment in these cases based on available facts and circumstances and we may record a reserve against a customer's account receivable. We reevaluate the reserves and adjust them as we obtain more information regarding the account. The collectability of trade receivables could be significantly reduced if there is a greater than expected rate of defaults or if one or more significant customers experience financial difficulties or are otherwise unable to make required payments.

GOODWILL AND LONG-LIVED ASSETS IMPAIRMENT. We perform a test of our goodwill and other intangible assets for potential impairment annually as of October 1 as prescribed by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles. The fair value of our reporting units is based on acquisition multiples, which are derived from information and analysis of recent acquisitions in the market place for companies with similar operations. Changes in the assumptions used in the fair value calculation could result in an estimated reporting unit fair value that is below the carrying value, which may give rise to an impairment of our assets. In addition to the annual review, we also test for impairment of our long-lived assets, goodwill and intangible assets should an event or circumstance change that may indicate a reduction in the fair value of a reporting unit below its carrying value.

COMPARISON OF 2003 TO 2002

SALES. Consolidated net sales increased $79.9 million, or 24.1%, to $410.9 million for the year ended December 31, 2003 compared to $331.0 million during the year ended December 31, 2002.

       - Morgan's net sales increased $74.8 million, or 50.3%, to $223.2 million for the year ended December 31, 2003 compared to $148.4 million for the year ended December 31, 2002. The increase resulted from a 45% increase in the number of units shipped to approximately 29,000 units. Net sales increased by a greater percentage than number of units shipped because of a change in the mix of products sold (and not because of improved pricing). Shipment of units to consumer rental companies that are historically large production runs completed in the first and second quarters of the year, and generally command a lower unit price, increased approximately 17% in 2003 compared to 2002. Shipments of commercial units (representing about 75% of Morgan's total sales) increased by 57% to $175.4 million in 2003 from $108.1 million in 2002 as Morgan's major fleet customers, distributors and dealers increased new truck body purchases from Morgan. This increase in commercial sales reflected an improvement in general economic conditions. The increase in purchases by the major fleet companies reflected a favorable turn in the replacement cycle of their fleets. Discounts increased to $10.8 million (4.6% of gross sales) as a result of increased sales volume and pricing pressure in the Industry.

       - Truck Accessories' net sales increased $4.3 million, or 3.3%, to $132.8 million for the year ended December 31, 2003 compared to $128.5 million for the year ended December 31, 2002. The increase resulted in part from a 0.5% increase in unit shipments in 2003 compared to 2002. The remaining increase in sales was due to improved tonneau and parts pricing and increased sales of premium caps. Sales of pickup trucks in the United States and Canada, a leading indicator of Truck Accessories' business, rose by approximately 1.1% over the same period.

       - Specialty Manufacturing's net sales increased by $0.9 million, or 1.7%, to $54.9 million for the year ended December 31, 2003 compared to $54.0 million for the year ended December 31, 2002. Sales to customers in the energy services business represented 35% of Specialty Manufacturing's sales during 2003, and sales to these customers increased 11% to $19.3 million during 2003 compared to $17.4 million during 2002. The increase resulted from increased oil and gas exploration activity during 2003. Other sales decreased by 2.6% to $35.7 million during 2003 compared to $36.6 million during 2002 as a result of lower sales to customers in the automotive and electronics industries.

COST OF SALES AND GROSS PROFIT. Consolidated cost of sales increased by $64.5 million, or 22.6%, to $350.4 million for the year ended December 31, 2003 compared to $285.9 million for the year ended December 31, 2002. Consolidated gross profit increased by $15.4 million, or 34.1%, to $60.5 million (14.7% of net sales) for the year ended December 31, 2003 compared to $45.1 million (13.6% of net sales) for the year ended December 31, 2002.

       - Morgan's gross profit increased by $13.1 million, or 74.9%, to $30.6 million (13.7% of its net sales) for the year ended December 31, 2003 compared to $17.5 million (11.8% of its net sales) for the year ended December 31, 2002. The gross profit increased primarily because of higher sales. The gross profit margin increased because of greater overhead cost absorption. This increase was partially offset by higher labor and material cost relative to sales.

       - Truck Accessories' gross profit increased by $4.3 million, or 25.7%, to $21.0 million (15.8% of its net sales) for the year ended December 31, 2003 compared to $16.7 million (13.0% of its net sales) for the year ended December 31, 2002. Truck Accessories' cost of sales was virtually unchanged in 2003 compared to 2002, while sales increased by 3.3% in 2003 compared to 2002, increasing the gross profit margin percentage from 13.0% to 15.8%. During 2002, Truck Accessories experienced higher labor and materials costs, as a percentage of sales, at its Leer division. New product and option introductions resulted in higher material costs and inefficient manufacturing processes. In addition, we increased prices on products and options during 2003 as compared to 2002.

       - Specialty Manufacturing's gross profit decreased $2.0 million, or 18.3%, to $8.9 million (16.2% of its net sales) for the year ended December 31, 2003 compared to $10.9 million (20.2% of its net sales) for the year ended December 31, 2002 primarily due to increased raw material costs as a percentage of sales, relating to machinery services provided to a significant customer of Magnetic Instruments. Previously, the customer had provided raw materials to be processed by Magnetic Instruments under a tolling arrangement. In 2003, the terms of the arrangement were modified such that Magnetic Instruments purchased and maintained an inventory of the raw materials, produced the components and sold the components to the customer.

        Magnetic Instruments did not recover the increased material costs and related carrying costs through sufficient incremental sales to this customer.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Consolidated selling, general and administrative expenses decreased $3.5 million, or 8.7%, to $36.6 million (8.9% of net sales) for the year ended December 31, 2003 compared to $40.1 million (12.1% of net sales) for the year ended December 31, 2002.

       - Morgan's selling, general and administrative expenses increased by $2.2 million, or 17.9%, to $14.5 million (6.5% of its net sales) for the year ended December 31, 2003 compared to $12.3 million (8.3% of its net sales) for the year ended December 31, 2002. The increase resulted primarily from incentives paid to our sales and management personnel as a result of increased sales.

       - Truck Accessories' selling, general and administrative expenses decreased by $2.5 million, or 17.6%, to $11.7 million (8.8% of its net sales) for the year ended December 31, 2003 from $14.2 million (11.1% of its net sales) for the year ended December 31, 2002. The decrease resulted primarily from reductions in administrative personnel and associated costs.

       - Specialty Manufacturing's selling, general and administrative expenses declined by $0.3 million, or 4.0%, to $7.2 million (13.1% of its net sales) for the year ended December 31, 2003 from $7.5 million (13.9% of its net sales) for the year ended December 31, 2002. The decrease resulted primarily from a 10% reduction in personnel and related costs.

       - Corporate selling, general and administrative expenses during the 2003 period declined $2.6 million or 44.1% to $3.3 million for the year ended December 31, 2003 from $5.9 million for the year ended December 31, 2002 primarily as a result of personnel reductions and their associated costs of approximately $0.8 million and due to a casualty insurance related expense to increase reserves for all operations of $1.3 million taken in 2002 but not repeated in 2003.

OTHER INCOME AND OTHER EXPENSES. Other expenses of $0.8 million during the year ended December 31, 2003 comprised primarily of the expenses we incurred in connection with the exchange of our 12.50% Senior Notes due 2004 for our 12.50% Senior Secured Notes due 2007 that was completed June 10, 2003. Other income includes management fees of $0.3 million received from Morgan Olson for services provided by us in 2003. We also included in other income a gain of $0.4 million on our purchase and cancellation of $9.1 million principal amount of outstanding 12.50% Senior Secured Notes due 2007 during September 2003, approximately four months after the exchange offer.

OPERATING INCOME. Due to the effect of the factors summarized above, consolidated operating income increased by $18.1 million, or 317.5%, to $23.8 million (5.8% of net sales) for the year ended December 31, 2003 from $5.7 million (1.7% of net sales) for the year ended December 31, 2002.

       - Morgan's operating income increased by $10.8 million, or 207.6%, to $16.0 million (7.2% of its net sales) for the year ended December 31, 2003 compared to $5.2 million (3.5% of its net sales) for the year ended December 31, 2002 due to higher sales and greater fixed cost absorption.

       - Truck Accessories' operating income increased by $6.9 million, or 287.5%, to $9.3 million (7.0% of its net sales) for the year ended December 31, 2003 compared to $2.4 million (1.9% of its net sales) for the year ended December 31, 2002 primarily due to higher sales resulting from improved product design and pricing at Leer and lower selling, general and administrative costs across Truck Accessories.

       - Specialty Manufacturing's operating income decreased by $2.1 million, or 53.8%, to $1.8 million (3.3% of its net sales) for the year ended December 31, 2003, compared to $3.9 million (7.3% of its net sales) for the year ended December 31, 2002, as a result of reductions in non-oil related profits due to higher material costs, which was partially offset by increased profits from oil related sales.

INTEREST EXPENSE. Consolidated interest expense decreased by $0.4 million, or 3.2%, to $12.1 million for the year ended December 31, 2003 compared to $12.5 million for the year ended December 31, 2002. The decrease was due to a reduction in long-term debt as a result of our purchase and cancellation of $9.1 million of our 12.50% Senior Secured Notes due 2007 on September 29, 2003 and a slight decrease in the effective interest rate on the revolving loans.

TAX PROVISION. The income tax provision (benefit) for the year ended December 31, 2003 and 2002 differ from amounts computed based on the federal statutory rate due to state and foreign taxes in jurisdictions where net operating losses were not available to reduce current period income. Also during the year ended December 31, 2003, we reduced the amount of the valuation allowance recorded against the net operating loss carryforwards by $0.8 million and reduced other tax reserves by $0.9 million for prior year provision to return differences, which reduced the provision for income taxes by $1.7 million. During 2002, we increased the valuation allowance, and reduced the tax benefit, by $0.5 million for a valuation allowance recorded against net operating loss carryforwards in continuing operations.

COMPARISON OF 2002 TO 2001

SALES. Consolidated net sales decreased by $31.6 million, or 8.7%, to $331.0 million for the year ended December 31, 2002 compared to $362.6 million for the year ended December 31, 2001.

       - Morgan's net sales decreased by $24.7 million, or 14.2%, to $148.5 million for the year ended December 31, 2002 compared to $173.2 million for the year ended December 31, 2001. The decrease resulted from an 8% decrease in units shipped to approximately 19,500 units in 2002 from approximately 21,000 units in 2001. Shipments of products to consumer rental companies, usually large production runs completed by the end of the second quarter, increased 26% in 2002 compared to 2001. These consumer rental sales comprised 30% of Morgan's shipments in 2002. However, this increase in sales was offset by a decrease in sales of all other products, principally commercial units sold to truck dealers, distributors and companies with fleets of delivery trucks, of 18% to $108.1 million in 2002 from $132.0 million in 2001 as a result of continued lowered demand for truck bodies due to the weak economy.

       - Truck Accessories' net sales increased by $3.2 million, or 2.6%, to $128.5 million for the year ended December 31, 2002 compared to $125.3 million for the year ended December 31, 2002. The increase resulted from a 4% increase in units shipped. Truck Accessories increased its penetration of the tonneau market with improvements to existing products and new product introductions. Pickup truck sales, a leading indicator for Truck Accessories' business, decreased approximately 3.4% during 2002 compared to 2001.

       - Specialty Manufacturing's net sales decreased by $10.1 million, or 15.7%, to $54.0 million for the year ended December 31, 2002 compared to $64.1 million for the year ended December 31, 2001. The decrease primarily resulted from a $10.1 million, or 37%, decrease in sales to customers in the energy services business due to a decline in the oil and gas business in the same period. The average United States rig count for 2002, a leading indicator for the energy services industry, was 28% below levels of 2001.

COST OF SALES AND GROSS PROFIT. Consolidated cost of sales decreased by $19.7 million, or 6.4%, to $285.9 million for the year ended December 31, 2002, compared to $305.6 million for the year ended December 31, 2001. Consolidated gross profit decreased by $11.9 million, or 20.9%, to $45.1 million for the year ended December 31, 2002, compared to $57.0 million for the year ended December 31, 2001.

       - Morgan's gross profit decreased by $1.8 million, or 9.3%, to $17.5 million (11.7% of its net sales) for the year ended December 31, 2002 compared to $19.3 million (11.1% of its net sales) for the year ended December 31, 2001. The decrease resulted from lower production volume. Morgan partially offset this decrease by reducing its manufacturing overhead during 2002 by approximately $6.2 million and cutting manufacturing labor costs by 13% through a 13% reduction in average annual headcount.

       - Truck Accessories' gross profit decreased $4.7 million, or 22.0%, to $16.7 million (12.9% of its net sales) for the year ended December 31, 2002 compared to $21.4 million (16.9% of its net sales) for the year ended December 31, 2001. The decrease resulted primarily from increased material, labor and overhead costs relative to sales at its Leer division which were partially offset by improved sales and higher gross profits at the other Truck Accessories divisions. During 2002, Truck Accessories experienced higher labor and materials costs, as a percentage of sales, at its Leer division. New product and option introductions resulted in higher material costs and inefficient manufacturing processes.

       - Specialty Manufacturing's gross profit decreased $5.4 million, or 33.1%, to $10.9 million (20.1% of its net sales) for the year ended December 31, 2002 compared to $16.3 million (25.4% of its net sales) for the year ended December 31, 2001. The decrease was primarily as a result of lower production volumes on lower sales to customers in the energy services business.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Consolidated selling, general and administrative expenses increased $1.2 million, or 3.1%, to $40.1 million (12.1% of net sales) for the year ended December 31, 2002 compared to $38.9 million (10.7% of net sales) for the year ended December 31, 2001.

       - Morgan's selling, general and administrative expenses decreased by $1.3 million, or 9.6%, to $12.3 million (8.2% of its net sales) for the year ended December 31, 2002 compared with $13.6 million (7.9% of its net sales) for the year ended December 31, 2001. The decrease primarily resulted from reduced personnel and related costs. Morgan's average general and administrative headcount was reduced by 21% in 2002 compared to 2001.

       - Truck Accessories' selling, general and administrative expenses increased by $2.0 million, or 16.3%, to $14.3 million (11.1% of its net sales) for the year ended December 31, 2002 compared with $12.3 million (9.8% of its net sales) for the year ended December 31, 2001. The increase primarily resulted from additional personnel and related costs of $0.6 million.

       - Specialty Manufacturing's selling general and administrative expenses decreased by $0.9 million, or 10.7%, to $7.5 million (13.9% of its net sales) for the year ended December 31, 2002 compared with $8.4 million (13.1% of its net sales) for the year ended December 31, 2001. The decrease primarily resulted from reduced personnel and related costs. Specialty Manufacturing's average general and administrative headcount was reduced by 23% in 2002 compared to 2001.

       - Corporate selling, general and administrative expenses increased by $2.4 million, or 66.7%, to $6.0 million for the year ended December 31, 2002 compared to $3.6 million for the year ended December 31, 2001. The increase primarily resulted from an increase of $0.6 million in executive compensation and severance costs and due to a $1.3 million increase in workers' compensation insurance expense and prior year insurance premium costs of $0.4 million.

OTHER INCOME AND COSTS. Closed and excess facility costs include $0.2 million for the write down of the Morgan facility in Mexico to its estimated realizable value. Morgan ceased production at the facility during 2002 and sold the facility in 2003.

During 2002, we liquidated certain life insurance policies (primarily covering retired employees) related to our former Lowy operations. We received cash proceeds of $0.9 million which we used to pay down revolving credit facility borrowings and we recorded a gain of $0.1 million on the sale. Specialty Manufacturing received approximately 18,000 shares of common stock in an insurance company as a result of its demutualization. Specialty Manufacturing sold the shares and realized a gain of approximately $0.6 million, which we used to pay down revolving credit facility borrowings. The gains on the liquidation of the life insurance policies and the sale of stock are included in other income for the period ended December 31, 2002.

OPERATING INCOME. Reflecting the effect of the factors listed above, consolidated operating income decreased by $12.6 million, or 68.7%, to $5.6 million (1.7% of net sales) for the year ended December 31, 2002 compared to $18.2 million (5.0% of net sales) for the year ended December 31, 2001.

       - Morgan's operating income decreased by $0.6 million, or 10.3%, to $5.2 million (3.5% of its net sales) for the year ended December 31, 2002 compared to $5.8 million (3.3% of its net sales) for the year ended December 31, 2001, primarily as a result of lower sales.

       - Truck Accessories' operating income decreased by $5.8 million, or 70.7%, to $2.4 million (1.9% of its net sales) for the year ended December 31, 2002 compared to $8.2 million (6.5% of its net sales) for the year ended December 31, 2001, primarily as a result of higher manufacturing costs per unit at the Leer division resulting from product design and pricing issues during 2002.

       - Specialty Manufacturing's operating income decreased by $4.0 million, or 50.6%, to $3.9 million (7.3% of its net sales) for the year ended December 31, 2002 compared to $7.9 million (12.3% of its net sales) for the year ended December 31, 2001, primarily as a result of lower sales.

INTEREST EXPENSE. Interest expense decreased by $0.7 million, or 5.3%, to $12.5 million for the year ended December 31, 2002, compared to $13.2 million for the year ended December 31, 2001. The decrease resulted from lower interest rates and lower average borrowings under our revolving credit facility as a result of lower economic activity. Average monthly borrowings under our revolving credit facility decreased $3.8 million or 21% during 2002 to $13.9 million compared to $17.7 million during 2001.

INCOME TAX BENEFIT. The income tax benefit for the year ended December 31, 2002 of $1.2 million differs from amounts computed based on the federal statutory rates principally due to state and foreign taxes in jurisdictions where net operating losses were not available to reduce current period taxable income and a $0.5 million valuation allowance recorded against net operating loss carryforwards in continuing operations.

DISCONTINUED OPERATIONS

SPECIALTY MANUFACTURING GROUP-KWS OPERATIONS. During 2001 and 2002, the industries in which our former KWS bulk material handling operations of Specialty Manufacturing Group operated experienced a sharp cyclical decline; therefore, during the fourth quarter of 2002, we committed to a plan to sell principally all of the assets, excluding accounts receivable, of KWS. The sale was completed effective December 31, 2002. We realized net cash proceeds of approximately $3.2 million from the sale that were used to repay acquisition debt of approximately $0.8 million and borrowings under our revolving credit facility of approximately $2.4 million. We recorded a loss on disposal of approximately $1.9 million which included the write down of related goodwill of $1.2 million, assets of $0.3 million and accrued costs related to the sale of $0.3 million, including environmental remediation costs of $55,000. During the year ended December 31, 2003, losses of KWS were $66,000, net of income taxes, and consisted primarily of increases to worker compensation insurance reserves for claims made prior to the sale of the company. For the year ended December 31, 2002, net sales of KWS were $7.8 million, and the operation lost $3.4 million, net of income taxes.

SPECIALTY MANUFACTURING-MARLIN OPERATIONS. Specialty Manufacturing's Marlin Operation was one of five of our locations that manufactured expandable foam plastic packaging materials. The operation lost a major customer during 2001 and a failure to replace the lost production volume resulted in our decision during 2002 to close or sell the operation. An agreement to transfer the operation to a third party was reached during the fourth quarter of 2002 and the transfer was completed effective January 31, 2003. The third party assumed the operating lease on the premises and acquired the inventory, principally finished goods, at book value. We used the cash proceeds of approximately $0.2 million from the transaction, which we received during January 2003, to repay borrowings under our revolving credit facility. We recorded a loss on disposal of approximately $0.2 million which included the write down of remaining property, plant and equipment. During the year ended December 31, 2003, there was no income or loss associated with this operation. For the year ended December 31, 2002, net sales of the Specialty Manufacturing-Marlin operations were $4.1 million and the losses, net of income taxes, were $0.7 million.

TRUCK ACCESSORIES-GEMTOP OPERATIONS. GemTop was part of Truck Accessories and primarily served telecommunications carriers and utilities businesses, customers in industries that experienced sharp declines during 2001 and 2002. During the fourth quarter of 2002, we committed to a plan to sell principally all of the assets, less certain of the liabilities of GemTop. The sale was completed effective February 28, 2003. We realized net cash proceeds of approximately $0.8 million from the sale. We accrued certain closing costs and wrote down the value of inventory and fixed assets and recorded an impairment loss of approximately $0.6 million as of December 31, 2002. During the year ended December 31, 2003 and 2002, net sales of the GemTop division were $0.9 million and $6.1 million, respectively, and operating losses, net of income taxes, were $0.2 million and $1.5 million, respectively.

OTHER DISCONTINUED OPERATIONS. During 2003 we received a settlement from a class action suit against our insurer of approximately $0.3 million and proceeds from a surrendered life insurance policy of approximately $0.1 million that were related to operations sold in 1999. Net income from these transactions of $0.3 million was included in losses from discontinued operations for the year ended December 31, 2003. During the first quarter of 2002, we decided to cease production of polymer based products at Truck Accessories and the closure of this division was completed during the fourth quarter. Limited production of certain polymer-based tonneau models continued in 2002. We wrote off the product molds and inventory associated with the discontinued products of approximately $0.6 million and expensed approximately $0.7 million associated with potential future product warranty costs during the year ended December 31, 2001. Net sales from the polymer products division for the year ended December 31, 2002, were $0.4 million and the loss, net of income taxes, was $0.5 million. Additionally, during 2002, Truck Accessories incurred an expense related to the Truck Accessories distribution operations that were sold during the year ended December 31, 1999 of $0.1 million net of applicable taxes. We do not believe our ongoing obligations with respect to our discontinued operations will have a material impact on our financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations primarily with cash generated by operations and borrowings under our existing revolving credit facility. Our cash balances are restricted in that daily cash collected from our customers is deposited into accounts controlled by our revolving credit facility and is transferred to pay down borrowings. Our cash requirements are funded daily by our revolving credit facility provided we have available funds. From time to time, when we have had available borrowings under our revolving credit facility, we have borrowed under the revolving credit facility to purchase our outstanding notes.

The ability to borrow under the existing revolving loan agreement depends on the amount of eligible collateral, which, in turn, depends on certain advance rates applied to the value of accounts receivables and inventory. At December 31, 2003, we had unused available borrowing capacity of approximately $19.5 million under the terms of the revolving loan agreement. Borrowings under the revolving loan agreement at December 31, 2003 were $13.9 million compared to $15.9 million at December 31, 2002. The amounts borrowed under our revolving loan agreement tend to increase during the summer months with the seasonal increase in business experienced by Morgan and Truck Accessories.

The revolving loan agreement automatically renews for a one year period unless cancelled by either party to the agreement at least 60 days prior to March 30. The revolving loan agreement has been renewed through March 30, 2005.

Working capital at December 31, 2003 was $11.5 million compared to $5.9 million at December 31, 2002. The increase was primarily due to increased receivables and inventory partially offset by the increase in payables in response to the increase in sales during the year ended December 31, 2003. Average days sales open during 2003 and 2002 were approximately

26, inventory turns for the year ended December 31, 2003 improved to 12.6 compared to 12.4 for 2002 and average days payable open was 25 for 2003 and 19 for 2002. We continue to take advantage of economic discounts, wherever possible. We continue to focus on the management of working capital as a critical component of cash flow.

OPERATING CASH FLOWS. Operating activities during the year ended December 31, 2003 generated cash of $18.2 million compared to $0.5 million of cash used during 2002 and $24.1 million of cash generated during 2001. The difference between 2002 and 2003 primarily resulted from the difference between our net income for the years. The difference between 2001 and 2002 resulted primarily from the difference in net losses during those years ($2.2 million in 2001 and $12.1 million in 2002) and a reduction in accounts receivable of $7.7 million during 2001, as compared to an increase in accounts receivable of $1.5 million in 2002.

INVESTING CASH FLOWS. Cash flows used in investing activities increased to $2.4 million during the year ended December 31, 2003 compared to $2.3 million during the year ended December 31, 2002 and $8.5 million during the year ended December 31, 2001. Capital expenditures for the year ended December 31, 2003 were $4.0 million compared to $5.5 million in 2002 and $7.9 million in 2001. Our capital expenditures are primarily for the replacement of equipment and product mold costs for the Truck Accessories operations. Product mold costs were $1.7 million in 2003.

The decrease in capital expenditures from 2002 to 2003 was offset by a $2.1 million decrease in cash generated from investing activities by discontinued operations, primarily resulting from the sale or closure of four operations during 2002. During 2001, discontinued operations used $0.6 million in investing activities.

As of December 31, 2003, we had no significant open commitments for capital expenditures.

On May 5, 2003, Morgan acquired certain assets, primarily inventory, of a truck body manufacturer, located in Riverside, California. Morgan paid approximately $0.4 million, in cash, for the assets and assumed certain liabilities of approximately $0.2 million. Morgan also sold its Monterrey, Mexico facility during the year and realized proceeds of $0.9 million that are included in investing cash flows.

FINANCING CASH FLOWS. We used $15.4 million of cash in financing activities for the year ended December 31, 2003 compared with $2.8 million of cash generated by financing activities for the year ended December 31, 2002 and $15.4 million of cash used in financing activities for the year ended December 31, 2001. During 2003, we repaid $1.6 million on our revolving credit facility compared with net borrowings of $7.9 million during 2002, as a result of improved operating cash flows during 2003. During 2001, we paid down $15.4 million of revolving credit borrowing. In addition, because we had available cash during 2003, we repaid $9.9 million of long-term debt and capital lease obligations, principally as a result of our offer to repurchase our senior secured notes during September 2003. During 2002, we repaid $2.5 million of long-term debt and capital lease obligations. During 2001, we repaid $2.6 million of long-term debt and capital lease obligations. In addition, during 2003, we incurred $2.7 million of exchange offer consent fees and debt costs in 2003, with no comparable outflow during 2002 and 2001.

LONG-TERM DEBT. Effective June 10, 2003, we successfully completed the exchange of $85 million of our 12.50% Senior Notes due 2004 for the same principal amount of 12.50% Senior Secured Notes due 2007, which resulted in extending the maturity of the principal portion of our long-term debt by three years. We paid a consent fee of approximately $2.6 million in cash at the time of closing of the exchange offer to the holders. The consent fee was capitalized as deferred loan costs will be amortized over the life of the new notes and will be charged against our earnings upon the completion of the Transactions. In connection with the exchange offer, we secured our long-term debt with substantially all of our assets. The old notes had been unsecured. At the time of the exchange offer, we had been experiencing lower operating cash flows since 2001. We did not expect to have sufficient cash to pay the notes at maturity in 2004, and uncertain economic and bond market conditions at the time caused us to extend and secure our debt through the exchange offer, rather than refinance the debt through a new debt offering.

We made an offer to purchase up to $12.5 million of the new notes at a price of between $870 and $920 per $1,000 principal amount effective August 29, 2003. The offer expired on September 29, 2003 and we purchased and cancelled $9.1 million aggregate principal amount of new notes at $920 per $1,000 principal amount of new notes using borrowings under the revolving loan agreement.

Under the terms of our senior secured notes, if we do not retire an additional approximately $3.3 million of notes by May 15, 2006, the interest rate on the notes will increase by 2.5%, until such time as such amount of notes are retired.

Our total funded debt was $91.9 million as of December 31, 2003 and $103.7 million as of December 31, 2002. Funded debt decreased $11.8 million primarily as a result of the purchase of the new notes and a $2.0 million decrease in borrowings under the revolving loan agreement. The reduction in long-term debt resulting from the purchase and cancellation of the new notes will reduce interest expense by approximately $0.5 million per year at current short-term interest rates.

At December 31, 2003, the Consolidated EBITDA Coverage Ratio, as defined in the indenture relating to our senior secured notes was 3:1. As a result, we are able to incur additional borrowings for capital expenditures. Our revolving loan agreement and such indenture restrict our ability to incur debt, pay dividends and undertake certain corporate activities. We are in compliance with the terms of the revolving loan agreement and such indenture.

LIQUIDITY AND CAPITAL RESOURCES AFTER THE TRANSACTIONS

Concurrently with the closing of this offering, we will enter into a new credit facility. We have entered into a commitment letter with LaSalle Bank NA with respect to that facility, but have not yet entered into definitive credit agreement. The availability of commitments under the definitive agreement is a condition to the sale of the notes offered hereby. The terms of the definitive agreement may differ from the anticipated terms described below.

The new credit facility will allow us to borrow up to $30 million in revolving loans. We will have the option, subject to certain conditions, to increase the amount we are permitted to borrow under the facility to $50 million. We believe we will have satisfied those conditions on the closing date of this offering. Available borrowings are subject to a borrowing base of eligible accounts receivable, inventory, machinery and equipment and real estate. Borrowings under our new credit facility will be secured by substantially all of our assets and the assets of our existing subsidiaries. The new credit facility also includes a letter of credit subfacility of up to $15 million.

In addition, the new credit facility will include covenants that place various restrictions on us, including limitation, on our ability to:

       - incur additional debt;

       - create or become subject to liens or guarantees;

       - make investments or loans;

       - pay dividends or make distributions;

       - prepay the notes or other debt;

       - merge with other entities or make acquisitions or dissolve;

       - sell assets;

       - change fiscal year or amend organizational documents or terms of any subordinated debt;

       - enter into leases; and

       - enter into transactions with affiliates.

We do not expect to have any borrowings under the new credit facility upon the closing of the offering and will have approximately $5.0 million of outstanding letters of credit. As of January 31, 2004, our initial borrowing base would have supported borrowings of the entire $30 million under the new credit facility. Because of the borrowing base, available borrowings under the facility will fluctuate, and these fluctuations could be significant. For a more detailed description of the terms of the new credit facility, see "Description of other indebtedness."

If the Transactions had been completed on December 31, 2003, we would have cash of $9.3 million.

Following the completion of this offering and the consummation of the Transactions, our significant liquidity requirements will consist of interest payments on the notes offered hereby, interest and principal payments on the new credit facility, working capital and capital expenditures. See "Commitments and capital expenditures" below.

We believe that we will have adequate resources to meet our working capital and capital expenditure requirements consistent with past trends and practices for at least the next 12 months. Cash generated from operations is a principal source of liquidity for us. Additionally, we believe that our borrowing availability under the new credit facility will satisfy our cash requirements for the coming year, given our anticipated additional capital expenditures, working capital requirements and known obligations. Our ability to make payments on our debt, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic conditions, other factors influencing the industries in which we operate and other factors that are beyond our control, including the factors described in "Risk factors." As a result of a weak economy and adverse factors in our industries, we have experienced substantial decreases in operating cash flows in the past, most recently in 2002. We cannot assure you that we will generate sufficient cash flows, and, if we do not generate sufficient cash flows, we will be required to refinance all or a portion of our debt, including the notes, at or before maturity or sell assets or engage in other activities to meet our cash requirements. We may not be able to refinance any of our debt or take other actions to generate the necessary cash to pay our debt on commercially reasonable terms or at all. Furthermore, one of our strategies is to pursue acquisitions. Any future acquisition or similar transaction will require additional capital, which may not be available to us. See "Risk factors."

COMMITMENTS AND CAPITAL EXPENDITURES

We commit to the purchase of certain amounts of aluminum for the next operating year based on expected levels of production and do not have any material commitments to acquire new capital equipment as of December 31, 2003.

Our budgeted capital expenditures for 2004 are approximately $11.5 million.

Certain of our cash contractual obligations are summarized in the table below:

------------------------------------------------------------------------------------------------
                                                     LESS THAN                             AFTER
OBLIGATIONS (DOLLARS IN MILLIONS)            TOTAL      1 YEAR   1-3 YEARS   4-5 YEARS   5 YEARS
------------------------------------------------------------------------------------------------
Revolving credit facility.................  $ 13.9     $13.9       $  --       $  --      $ --
12.50% Senior Secured Notes...............    75.9        --          --        75.9        --
Term loan.................................     1.1       0.7         0.4          --        --
Operating leases..........................    28.6       8.4        11.4         6.5       2.3
Capital leases and agreements not to
   compete................................     1.1       0.6         0.5          --        --
Purchase commitments......................     1.9       1.9          --          --        --
                                            ----------------------------------------------------
      Total...............................  $122.5     $25.6       $12.3       $82.4      $2.3
------------------------------------------------------------------------------------------------

The following table summarizes certain information about our cash contractual obligations and the periods in which payments are due as of December 31, 2003, as if the Transactions had been completed on that date.

------------------------------------------------------------------------------------------------
                                                     LESS THAN                             AFTER
OBLIGATIONS (DOLLARS IN MILLIONS)            TOTAL      1 YEAR   1-3 YEARS   4-5 YEARS   5 YEARS
------------------------------------------------------------------------------------------------
New credit facility.......................  $   --     $  --       $  --       $ --      $   --
Notes offered hereby......................   125.0        --          --         --       125.0
Purchase commitments......................     1.9       1.9          --         --          --
Capital leases and agreements not to
   compete................................     1.1        --         1.1         --          --
Operating leases..........................    28.8       8.5        11.5        6.5         2.3
                                            ----------------------------------------------------
      Total...............................  $156.8     $10.4       $12.6       $6.5      $127.3
------------------------------------------------------------------------------------------------

OTHER MATTERS

We are significantly leveraged, and will continue to be significantly leveraged. We had a $8.5 million stockholder's deficit at December 31, 2003 compared to a deficit of $18.1 million at December 31, 2002. Through our floating rate debt, we are subject to interest rate fluctuations. We operate in cyclical businesses and the markets for our products are highly competitive. In addition, we have two customers that accounted for 22% of 2003 consolidated net sales and our top ten customers accounted for 34% of our 2003 consolidated net sales. The combination of these factors, which are outside our control, cause us to be subject to changes in economic trends and new business developments.

We continually evaluate, depending on market conditions, the most efficient use of our capital and contemplate various strategic options, which may include, without limitation, restructuring our business, indebtedness or capital structure. Accordingly, we or our subsidiaries may from time to time consider, among other things, purchasing, refinancing or otherwise retiring certain outstanding indebtedness (whether in the open market or by other means), public or private issuances of debt or equity securities, joint venture transactions, acquisitions or dispositions, new borrowings, tender offers, exchange offers or any combination thereof, although there can be no assurances that such financing sources will be available on commercially reasonable terms. There can be no assurances that these strategic options, if pursued, will be consummated or, if consummated, what effect they will have on us.

We had net operating loss carryforwards of approximately $21.8 million for U.S. federal income tax purposes at December 31, 2003, which, if not utilized, will begin to expire in 2006. We have recorded a valuation allowance of $1.9 million as of the December 31, 2003 against the net operating loss carryforwards as we believe that the corresponding deferred tax asset may not be realizable.

In the event that market conditions necessitate implementing the strategic options available to us, including the refinancing of our debt or the sale of one or more of our businesses, we believe that such events would generate sufficient taxable income to utilize the net operating loss carryforwards against which a valuation allowance has not been recorded.

Historically, inflation has not materially affected our business, although raw materials and general operating expenses, such as salaries and employee benefits, are subject to normal inflationary pressures. Some raw materials, such as steel, aluminum, nickel, lumber and resin are prone to price fluctuation. We believe that, generally, we have been able to increase our selling prices to offset increases in costs due to inflation.

We pay fees to Southwestern Holdings, Inc., which is wholly-owned by Mr. Poindexter, for services provided by Mr. Poindexter. Mr. Poindexter does not receive a salary from us. In addition, we lease our Rydal, Georgia facility from a partnership controlled by Mr. Poindexter. See "Certain relationships and related party transactions."

ENVIRONMENTAL MATTERS. Our operations are subject to a variety of federal, state and local environmental and health and safety statutes and regulations, including those relating to emissions to the air, discharges to water, treatment, storage and disposal of waste and remediation of contaminated sites. In certain cases, these requirements may limit the productive capacity of our operations. Certain laws, including Superfund, imposed strict, and under certain circumstances, joint and several, liability for costs to remediate contaminated sites upon designated responsible parties including site owners or operators and, persons who dispose of wastes at such sites. Some of our operations also require permits which may restrict our activities and which are subject to renewal, modification or revocation by issuing authorities. In addition, we generate non-hazardous wastes, which are also subject to regulation under applicable environmental laws.

From time to time, we have received notices of noncompliance with respect to our operations, which have typically been resolved by correcting the conditions and the payment of minor fines, none of which individually or in the aggregate has had a material adverse effect on us. However, we expect that the nature of our operations will continue to make them subject to increasingly stringent environmental regulatory standards. Although we believe we have made sufficient capital expenditures to maintain compliance with existing laws and regulations, future expenditures may be necessary, as compliance standards and technology change or as unanticipated circumstances arise. Unforeseen significant expenditures required, for example, to comply with new or more aggressively enforced requirements could limit expansion or otherwise have a material adverse effect on our business and financial condition.

In October 2003, one of our subsidiaries was notified that it may be a potentially responsible party at a United States Environmental Protection Agency Superfund Site in California. Our subsidiary has executed a tolling agreement with the EPA and has been invited to attend a de minimis potentially responsible party settlement conference being held by the EPA. Although the Superfund statute provides for joint and several liability and a precise estimate of liability cannot be determined at this time, we currently believe that our proportionate share, if any, of the ultimate cost related to any necessary investigation and remedial work at the site will not have a material adverse effect on us.

In a memorandum dated January 10, 2002 written by the Georgia Environmental Protection Division, one of our subsidiaries was notified that it may be a potentially responsible party in a Georgia state superfund site. To date, the subsidiary and over 700 other parties have each paid $400 to the Division for an initial allocation effort. Although state or federal law may impose joint and several liability and a precise estimate of liability cannot currently be made with respect to this site, we currently believe that our likely proportionate share, if any, of the ultimate costs related to any necessary investigation and remedial work at this site will not have a material adverse effect on us.

A self-audit conducted in 2002 revealed that a machine shop operated by one of our subsidiaries may have failed to file certain forms required pursuant to
Section 313 of the Emergency Planning and Community Right-to-Know Act, and regulations promulgated thereunder. The subsidiary disclosed this situation to the EPA, completed all required reports and filed them with the appropriate agencies in 2002. Recently, the EPA requested additional information, which the subsidiary has provided. At this time we do not know whether the EPA will seek to penalize the subsidiary for these reporting violations.

On January 29, 2003, the EPA notified a subsidiary that it had reviewed a self-disclosure regarding alleged failure to file certain forms required pursuant to Section 313 of the Emergency Planning and Community Right-to-Know Act, and regulations promulgated thereunder. The EPA initially proposed a penalty of $139,786 for the reporting violations. We settled the matter with the EPA in early 2004. The settlement entails payment of a penalty in the amount of $11,045 and the implementation of three supplemental environmental projects requiring approximately $125,000 in capital expenditures. We are currently awaiting entry of the executed Consent Agreement and Final Order to close out this matter.

In January of 2002 we entered into a "Voluntary Clean Up Program" with the Texas Commission on Environmental Quality to remediate contamination discovered during a Phase II Environmental Assessment conducted in November 2002 in preparation for the sale of one of our properties. The remediation is now complete and the final reports have been submitted to the Texas Commission at a total cost of approximately $70,000. We may be able to recover a portion of these costs from the prior owner of the site. We are currently awaiting approval and final closure from the Texas Commission.

RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combination. SFAS No. 141 requires that all business combinations initiated or completed after June 20, 2001 be accounted for using the purchase method of accounting. The statement provides for recognition and measurement of intangible assets separate from goodwill. SFAS No. 141 became effective for all business combinations initiated, as well as those completed, after June 30, 2001. The adoption of SFAS No. 141 has had no effect on our results of operations or the consolidated financial position.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 eliminated amortization of goodwill and required that goodwill be tested for impairment

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annually. During the first quarter of 2002, we implemented SFAS No. 142 and performed the initial impairment test of goodwill on our three reporting units with goodwill. We applied the test using the estimated fair value of the reporting units as of January 1, 2002. The fair value of our reporting units is based on acquisition multiples, which are derived from information and analysis of recent acquisitions in the market place for companies with similar operations. We did not record any impairment in any of our three reporting units with goodwill. We completed our subsequent annual impairment review effective October 1, 2003 and 2002, which indicated that there was no impairment.

In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires long-lived assets to be tested for impairment and disposal of long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable from future cash flows of the particular asset group or there is an expectation that is more likely than not that a long-lived group will be sold or otherwise disposed of before the end of its previously estimated useful life. The statement became effective, and we adopted the standard, as of January 1, 2002. The adoption of this new standard has not had a material effect on our consolidated financial position or results of operation.

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections. This statement eliminates the requirement under SFAS No. 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of the related income tax effect. This statement also amends SFAS No. 13 to require certain lease modifications with economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary items in APB No. 30. We adopted SFAS No. 145 effective January 1, 2003. This statement has not had a material effect on our consolidated financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Obligations Associated with Disposal Activities, which became effective for disposal activities initiated after December 15, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. Under SFAS No. 146, the liability for a cost associated with an exit or disposal activity would be recognized and measured at its fair value when it is incurred rather at the date of commitment to an exit plan. Under SFAS No. 146, severance pay would be recognized over time rather than in advance, provided the benefit arrangement requires employees to render future service beyond a "minimum retention period," which would be based on the legal notification period, or if there is no such requirement, 60 days, thereby allowing a liability to be recorded over the employees' future service period. We adopted SFAS No. 146 effective January 1, 2003. This statement has not had a material effect on our consolidated financial position or results of operations.

In December 2002, the FASB issued Interpretation ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We do not anticipate adoption of this

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interpretation will have a material impact on our consolidated financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that companies that control another entity through interests other than voting interest should consolidate the controlled entity. FIN 46 initially applied to variable interest entities created after January 31, 2003 and to variable interest entities in which a company obtained an interest after that date. The effective date of FIN 46 has been deferred to December 31, 2003 for all interests in variable interest entities existing prior to January 31, 2003. Since we had no such interests, this interpretation has had no impact on our consolidated results of operations or consolidated balance sheet to date.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are subject to certain market risks, including interest rate risk and foreign currency risk. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity, nor do they consider additional actions management may take to mitigate our exposure to such changes. Actual results may differ. See the notes to our consolidated financial statements elsewhere in this offering memorandum for a description of our accounting policies and other information related to these financial instruments.

VARIABLE-RATE DEBT. As of December 31, 2003, we had approximately $13.9 million outstanding under our revolving credit facility. The interest rates on the revolving credit facility are based upon a spread above either the prime interest rate or the London Interbank Overnight Rate (LIBOR), which rate used is determined at our option. The amount outstanding under this revolving credit facility will fluctuate throughout the year based upon working capital requirements. Based upon the monthly average of $15.1 million outstanding under the revolving credit facilities during 2003, a 1% change in the interest rate would have caused a change in interest expense of approximately $151,000 on an annual basis.

Our objective in maintaining these variable rate the flexibility obtained regarding early repayment without penalties and lower overall cost as compared with fixed-rate borrowings.

FIXED-RATE DEBT. As of December 31, 2003, we had $75.9 million of 12.50% Senior Secured Notes, outstanding, with an estimated fair value of approximately $70.6 million. Market risk, estimated as the potential increase in fair value resulting from a hypothetical 1.0% decrease in interest rates, was approximately $2.1 million as of December 31, 2003.

As of December 31, 2003, if the Transactions had been completed on such date, we would have $125 million of notes outstanding, which, based on the offering price, would have an estimated fair value of approximately $125 million. Market risk would be approximately $8.5 million.

FOREIGN CURRENCY. Raider Industries, a subsidiary of Truck Accessories, has two manufacturing plants in Canada, which generated revenues of approximately $23.3 million during the year ended December 31, 2003. The functional currency of Raider Industries is the Canadian dollar. We do not currently employ risk management techniques to manage this potential exposure to foreign currency fluctuations; however, the majority of goods manufactured in Canada are exported and sold to customers in the United States. Therefore, a weakening of the United States dollar in relation to the Canadian dollar may have the effect of decreasing Raider Industries' gross margin, assuming that the United States sales price remains unchanged.

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                                    BUSINESS

OVERVIEW

We operate primarily transportation-related manufacturing businesses. Our operating subsidiaries, Morgan Trailer Mfg. Co. and Truck Accessories Group, Inc., are the leading manufacturers in their respective industries. We also operate manufacturing businesses through subsidiaries in our Specialty Manufacturing Group, including EFP Corporation and Magnetic Instruments Corp. We had a net loss of $2.2 million in 2001, a net loss of $12.1 million in 2002 and net income of $9.1 million in 2003. Our operating income was $18.2 million in 2001, $5.6 million in 2002 and $23.8 million in 2003. Our EBITDA was $28.6 million in 2001, $14.2 million in 2002 and $32.3 million in 2003.

MORGAN. Morgan is the leading United States manufacturer of commercial truck bodies for medium duty trucks, in terms of 2003 sales. Morgan installs truck bodies on truck chassis purchased and supplied by its customers. Morgan truck bodies and related products are used for general freight deliveries, moving and storage and distribution of refrigerated consumables. Morgan's customers include rental companies, such as U-Haul International, Inc. and Budget Rent-A-Car System, Inc., leasing companies, such as Penske Truck Leasing Co. and Ryder System, Inc., and other companies that operate fleets of delivery vehicles, such as FedEx Corporation, Lowe's Companies, Inc. and Nabisco, Inc. Morgan also sells its products to more than 180 dealers and distributors who reach a wide range of end-user customers.

Morgan's products are engineered and produced to customer specifications. We believe Morgan's production efficiency and strategically located facilities allow it to shorten production cycle times and to minimize shipping distances, which in turn enables its customers to more rapidly deploy trucks in their fleets. Morgan has eight manufacturing plants and seven service facilities located throughout the United States.

Morgan's net sales constituted 48% of our consolidated net sales in 2001, 45% in 2002 and 54% in 2003. Morgan's operating income constituted 32% of our operating income in 2001, 92% in 2002 and 67% in 2003. Morgan's operating income was $5.8 million in 2001, $5.2 million in 2002 and $16.0 million in 2003. Morgan's EBITDA constituted 30% of our consolidated EBITDA in 2001, 53% in 2002 and 57% in 2003. Morgan's EBITDA was $8.6 million in 2001, $7.9 million in 2002 and $18.8 million in 2003.

TRUCK ACCESSORIES. Truck Accessories is the leading manufacturer of pickup truck caps and tonneaus in the United States and Canada, with a 29% market share in 2003. Caps and tonneaus enclose the beds of pickup trucks, transforming them into secure weatherproof storage areas. Truck Accessories' caps and tonneaus offer customers a variety of designs and features, allowing them to customize the look and utility of their pickup trucks. Truck Accessories' products are marketed under the brand names Leer(TM), Raider, LoRider and Century. Leer is the United States and Canadian combined market leading brand in terms of sales and market share. Truck Accessories' six manufacturing plants and more than 1,200 independent dealers provide a national network through which it markets its products to individuals, small businesses and fleet operators.

Truck Accessories' net sales constituted 35% of our consolidated net sales in 2001, 39% in 2002 and 32% in 2003. Truck Accessories' operating income constituted 45% of our operating income in 2001, 42% in 2002 and 39% in 2003. Truck Accessories' operating income was $8.2 million in 2001, $2.4 million in 2002 and $9.3 million in 2003. Truck Accessories' EBITDA

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constituted 44% of our consolidated EBITDA during 2001, 40% in 2002 and 39% in
2003. Truck Accessories' EBITDA was $12.4 million in 2001, $6.0 million in 2002 and $12.7 million in 2003.

SPECIALTY MANUFACTURING. Our Specialty Manufacturing Group is comprised of two operating subsidiaries, Magnetic Instruments Corp. and EFP Corporation. Magnetic Instruments provides contract manufacturing services for customers requiring precision metal parts and machining and casting services. The majority of these services are provided to customers in the energy services industry that are involved in oil and gas exploration and production. EFP manufactures expandable foam plastics engineered to customer specifications for use primarily by the automotive, electronics, furniture and appliance industries for packaging, shock absorbing and materials handling.

Specialty Manufacturing's net sales constituted 18% of our consolidated net sales in 2001, 16% in 2002 and 13% in 2003. Specialty Manufacturing's operating income constituted 43% of our operating income in 2001, 68% in 2002 and 8% in 2003. Specialty Manufacturing's operating income was $7.9 million in 2001, $3.9 million in 2002 and $1.8 million in 2003. Specialty Manufacturing's EBITDA constituted 39% of our consolidated EBITDA during 2001, 46% in 2002 and 14% in 2003. Specialty Manufacturing's EBITDA was $11.1 million in 2001, $6.9 million in 2002 and $4.5 million in 2003.

RECENT INDUSTRY CONDITIONS

Demand for our primary products is cyclical and is substantially affected by the overall economy. The demand for truck bodies and step vans is particularly affected by the demand for new and replacement trucks and step vans by vehicle leasing companies and commercial fleet operators. According to the January 2004 ACT Research report, net orders for Class 5-7 trucks in the United States and Canada (which are the three largest classes of medium duty trucks and account for approximately 80% of Morgan's truck body production) declined by 24.1%, falling from approximately 134,000 units during 2000 to approximately 108,000 units during 2002. The demand for pickup truck caps and tonneaus is correlated with new pickup truck sales. According to the December 2003 issue of The Monthly Autocast report, pickup truck sales decreased by 0.6% in 2000, 1.2% in 2001 and 3.4% in 2002.

From 2000 to 2002, our sales declined by 22.5%. This decline contributed to a 71.9% decrease in our consolidated operating income and a 50.3% decrease in our consolidated EBITDA over the same period, which adversely affected our financial condition. Recognizing the need to improve our business in unfavorable economic conditions, our Chairman, President, Chief Executive Officer and sole shareholder, John Poindexter, increased his involvement in the operational aspects of our business. Under Mr. Poindexter's leadership, we improved our financial and operating performance by taking the following steps:

       - we restructured senior management across all of our businesses;

       - we hired a new president of Morgan in November 1999, who was instrumental in revamping its management team and production capabilities;

       - we appointed a new president of Truck Accessories in July 2002, who was instrumental in resolving product and pricing issues that negatively impacted Truck Accessories' profitability in 2002;

       - we reduced our employee base by approximately 18%, from an average of approximately 3,300 in 2000 to an average of approximately 2,700 in 2003, with approximately half of the reduction being management and supervisory positions;

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       - we streamlined our operations by closing four unprofitable plants during 2002 and 2003; and

       - we disposed of two non-core businesses during 2002 and early 2003, namely KWS, our former bulk material handling products business, and GemTop, an unprofitable division of Truck Accessories.

Our performance during 2003 showed significant improvement, including a 317% increase in consolidated operating income and a 118% increase in consolidated EBITDA, compared to 2002. This improvement resulted from the steps described above and an improved economy. According to the January 2004 ACT Research report, net orders for Class 5-7 trucks in the United States and Canada increased by 22% to approximately 130,000 in 2003. According to the December 2003 issue of The Monthly Autocast report, pickup truck sales increased by 1.1% from 2002 to 2003. We believe we have an opportunity for further improvement in our transportation-related businesses for the following reasons:

       - upon the closing of the offering, Morgan Olson will be contributed to us, and will expand our transportation-related product lines with strongly-positioned, complementary products;

       - Morgan established a presence in the Southern California market by acquiring a manufacturing facility, which we believe positions it to increase its market share in the important western region;

       - according to the January 2004 ACT Research report, backlog orders for Class 5-7 trucks totaled approximately 36,000 units in the United States and Canada for December 2003 compared to approximately 25,400 units for December 2002, representing a 42% increase, which suggests stronger demand going into 2004;

       - according to the January 2004 ACT Research report, annual production of Class 5-7 chassis (which includes chassis used to produce recreational vehicles and buses, in addition to trucks) in the United States and Canada is projected to grow from approximately 182,000 units in 2003 to approximately 237,500 units in 2005, representing a projected compound annual growth rate of 14%; and

       - according to the December 2003 issue of The Monthly Autocast report, annual pickup truck sales are projected to grow from 3.3 million in 2003 to 3.5 million in 2005, representing a projected compound annual growth rate of 2.8%.

OUR COMPETITIVE STRENGTHS

As a result of our national scale, extensive manufacturing capabilities and high quality products, we are a key supplier to our customers across our transportation-related businesses. We believe we have the following competitive strengths:

LEADING MARKET POSITIONS ACROSS OUR KEY TRANSPORTATION-RELATED PRODUCTS. We are the market leader in our two largest business segments, Morgan and Truck Accessories. Morgan and Truck Accessories comprised 87% of our consolidated net sales and 96% of our EBITDA in 2003. When Morgan Olson is contributed to us upon the closing of the offering, we will add another complementary transportation-related business with a significant market position. As one of the largest manufacturers in each of our transportation-related businesses, we have well-recognized brand names, favorable supplier and customer relationships and can take advantage of economies of scale, all of which are important to our success.

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KEY CUSTOMER RELATIONSHIPS. We serve the largest and most important customers in our transportation-related businesses. We have been a supplier of medium duty truck bodies to Ryder for more than 20 years and are its primary supplier under a contract that expires at the end of 2005. We have been a key supplier of medium duty truck bodies to Penske for more than 20 years and received its "supplier-of-the-year" award in 2002 and 2003 in recognition of our quality product, reliable service, timely delivery and overall value. In 2002, we became a primary supplier to U-Haul, which historically manufactured its own medium duty truck bodies. Morgan Olson has historically supplied the three leading step van purchasers, namely FedEx, United Parcel Service and the United States Postal Service, including as the primary supplier of bodies and service parts for step vans for the United States Postal Service.

STRATEGICALLY LOCATED MANUFACTURING FACILITIES AND BROAD DISTRIBUTION
NETWORK. Due to the extensive geographic coverage of our transportation-related businesses, we are able to rapidly respond to customers through timely product delivery and service. Our manufacturing and service facilities are strategically located to minimize delivery time and cost. Morgan has eight manufacturing and seven service facilities throughout the United States that enable it to service both regional and national customers. Truck Accessories has six manufacturing facilities, which serve all major United States and Canadian markets. Morgan and Truck Accessories maintain large distribution networks of authorized distributors and dealers which enable them to reach broad bases of customers throughout the United States and Canada.

IMPROVED COMPETITIVENESS THROUGH COST REDUCTIONS ACROSS OUR BUSINESSES. In response to the recent economic recession, we successfully implemented cost reductions which increased our consolidated operating margin to 5.8% in 2003, compared to 1.7% in 2002 and 5.0% in 2001. We reduced headcount from an average of approximately 3,300 employees in 2000 to an average of approximately 2,700 employees in 2003, increased management accountability and made operational improvements, including plant modifications at Truck Accessories and enhanced use of information technology and labor at Morgan. Through management's efforts to reduce costs and to improve our manufacturing processes, we believe we have developed expertise in efficient manufacturing practices, allowing us to provide high quality products while increasing our ability to manage our businesses through economic downturns.

INNOVATION IN PRODUCT MANUFACTURING, DESIGN AND ENGINEERING. We believe we have a reputation as an innovator across our businesses.

       - Morgan and Morgan Olson. Morgan and Morgan Olson utilize advanced, ISO 9000 certified manufacturing processes and facilities to produce high quality truck bodies and step vans at a relatively low cost. At Morgan, we have implemented the Morgan Body Configurator, an online order entry program, that allows Morgan and its customers to enter specifications, determine price and order truck bodies online, resulting in fewer specification errors, lower manufacturing costs and improved delivery performance. Morgan generated approximately 40% of its 2003 sales through the Morgan Body Configurator. Morgan Olson operates the only automated plant in the step van industry, allowing it to be a lower cost producer of high quality products.

       - Truck Accessories. Truck Accessories continuously redesigns its products to remain on the leading edge of product style. Truck Accessories works with pickup truck manufacturers to design products that are both functionally and stylistically compatible with newly introduced pickup trucks. By working directly with pickup truck manufacturers, Truck Accessories is able to make its products available concurrently

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        with the release of new pickup truck models. Truck Accessories designed a tonneau specifically for Ford, which is the only tonneau marketed through a dealer-provided catalog at Ford dealerships for use on the new F-150 and other Ford pickup trucks. Ford F-Series pickup trucks have been the top selling vehicles in the United States for 22 consecutive years. The new Ford F-150 pickup truck equipped with our Leer brand tonneau won a first place design award at the Specialty Equipment Market Association (SEMA) Conference in 2003. We believe excellence in product design and speed to market have been key factors in maintaining Truck Accessories' leading market position.

       - Specialty Manufacturing. Specialty Manufacturing works directly with its customers to better engineer and to more efficiently produce their products. Specialty Manufacturing's ISO 9000 and QS 9000 manufacturing and processing capabilities lead to the timely production and delivery of high quality components to customers across a broad range of industries.

OUR STRATEGY

GROW OUR MARKET SHARE. We believe our expertise in manufacturing transportation-related products coupled with our long-standing relationships with key customers, such as Penske and Ryder, will enable us to maintain our position as a primary supplier to these customers while developing significant new customer relationships.

       - Morgan actively pursues new customer relationships with large regional leasing firms, truck dealers and distributors as a means to increase sales and market penetration.

       - Through aggressive sales and marketing, Morgan Olson plans to pursue key accounts and to increase its penetration among large step van fleet operators that were lost as its predecessor experienced operating difficulties. Morgan Olson also plans to leverage its improved operations to offer customers shorter delivery times and lower cost products. Furthermore, Morgan Olson is well positioned to cross sell its products to existing Morgan customers.

       - Truck Accessories plans to increase its market share by further differentiating its key brands through pricing and accessory options. Truck Accessories also plans to pursue direct supply relationships with pickup truck manufacturers in order to create additional sales channels and intends to opportunistically expand its presence in key markets as a means of reducing distribution costs, shortening delivery time and increasing market penetration.

CONTINUOUSLY IMPROVE OUR OPERATIONS. We evaluate our manufacturing processes and implement operational improvements to reduce costs, to improve production efficiency and to increase our capabilities and productivity, while maintaining or improving product quality. Where appropriate, we also plan to reduce raw material costs through international sourcing. We provide direct incentives to our managers to meet targeted operational goals, which we believe has been an important factor in the improvement of our operating efficiency.

LEAD OUR INDUSTRIES IN PRODUCT QUALITY AND DELIVERY. Through our manufacturing expertise, nationwide geographic presence and strong vendor and supplier relationships, we plan to continue building our reputation for high product quality and for rapid order fulfillment. We carefully select our vendors to ensure the provision of high quality materials, which results in

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fewer manufacturing defects. In some cases at Morgan, we believe we have shortened our production cycle to half of the industry standard. We improved the efficiency and quality of our manufacturing operations and received ISO 9000 or QS 9000 certifications at our Morgan, Morgan Olson and Specialty Manufacturing facilities.

STRATEGIC ACQUISITIONS. Our strategy is to seek acquisitions that provide complementary products and expand our geographic coverage, customer base and market share in transportation-related industries. We believe that further consolidation will occur in the key industries in which we operate and that our strong and experienced management team and leading market positions will enable us to make opportunistic acquisitions. We believe our substantial experience in integrating acquired businesses will be a benefit to us in integrating future acquisitions.

MORGAN

Morgan is the leading United States manufacturer of commercial truck bodies for medium duty trucks, in terms of 2003 sales. Morgan generally manufactures products for medium duty trucks having a gross vehicular weight rating of between 10,001 pounds (Class 3) and 33,000 pounds (Class 7). Trucks equipped with Morgan's products are commonly used in a wide variety of applications, including general freight deliveries, moving and storage and distribution of refrigerated consumables. Morgan also sells service parts and offers service programs for its truck bodies. Formed in 1952, Morgan is headquartered in Morgantown, Pennsylvania, and was acquired by us in 1990.

Morgan reaches a broad base of customers nationwide through its sales force and its more than 180 authorized dealers and distributors. Its customers primarily include rental companies, truck dealers, leasing companies and companies that operate fleets of delivery vehicles. Through eight manufacturing plants and seven service facilities in strategic locations nationwide, Morgan can provide timely product delivery and service to its customers.

The principal products Morgan manufactures and sells are:

       - dry freight bodies that are typically fabricated with pre-painted aluminum or fiberglass-reinforced plywood panels, hardwood floors and various door configurations to accommodate end-user loading and unloading requirements;

       - refrigerated van bodies fabricated with insulated aluminum or fiberglass-reinforced plywood panels that accommodate controlled temperature and refrigeration needs of end-users; and

       - aluminum or fiberglass-reinforced plywood cutaway van bodies that are installed only on cutaway chassis, and are available with or without access to the cargo area from the cab.

Morgan also manufactures stake bodies, which are flatbeds with various configurations of removable sides and a limited quantity of overhead doors for use on truck bodies produced by Morgan and other truck body manufacturers.

Morgan manufactures its products to customer specifications and installs its products on truck chassis supplied by its customers.

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CUSTOMERS AND SALES. Morgan principally generates revenue through three sources:

       - sales of truck bodies to commercial divisions of leasing companies, companies with fleets of delivery vehicles, truck dealers and distributors;

       - sales of truck bodies to consumer rental companies; and

       - sales of parts and service.

Morgan's net sales constituted 48% of our consolidated net sales in 2001, 45% in 2002 and 54% in 2003.

Morgan makes sales of truck bodies through its sales force directly to large end-user customers, including Penske and Ryder, and to distributors and truck dealers. Commercial sales of truck bodies, not including consumer rental sales, constituted 76% of Morgan's net sales in 2001, 73% in 2002 and 79% in 2003.

Morgan has an independent authorized distributor network of 59 distributors nationwide. Most distributors sell a wide variety of truck or related equipment to truck dealers and end-users. Generally, distributors sell Morgan products in a specified territory with limited exclusivity. Morgan also sells its products directly to truck dealers, selling to more than 120 dealers in 2003.

Consumer rental sales are composed of sales to companies that maintain large fleets of one-way and local hauling vehicles available for rent to the general public. Morgan makes these sales directly to these companies through its sales force. Primary consumer rental customers include Penske and U-Haul. Morgan negotiates contracts for consumer rental sales annually, usually in late summer to early fall, with products to be shipped during the first half of the next year. These sales are seasonal, with substantially all product shipments occurring the first six months of the year. Consumer rental sales tend to be the most volatile and price sensitive aspect of Morgan's business, and depend on factors such as product mix and delivery schedules. Consumer rental sales constituted 14% of Morgan's net sales in 2001, 17% in 2002 and 15% in 2003.

Morgan's two largest customers, Ryder and Penske, have, together, historically represented approximately 35% to 50% of Morgan's total net sales. Each has been Morgan's customer for approximately 20 years and we believe relations with each are good. Sales to these customers represented 21% of our consolidated net sales in 2001, 16% in 2002 and 22% in 2003.

Morgan distributes spare parts through, and offers limited service programs at, its own service and parts facilities and its authorized distributors. Parts and service sales constituted 8% of Morgan's net sales in 2001, 9% in 2002 and 6% in 2003.

MANUFACTURING AND SUPPLIES. Morgan operates manufacturing, body mounting and parts and service facilities in Arizona, California, Florida, Georgia, Pennsylvania, Texas and Wisconsin. Morgan also has sales, service and body mounting facilities in California, Colorado and Florida. All of Morgan's manufacturing facilities are ISO 9000 certified. Morgan can produce all of its products at all of its manufacturing facilities.

Generally, Morgan engineers its products to the specifications of the customer. Typically, the customer places an order and arranges for a truck chassis manufacturer to deliver a truck chassis to Morgan. Morgan electronically monitors delivery schedules from chassis manufacturers to ensure it has appropriate levels of labor and materials to fulfill orders. Morgan manufactures and installs the body on the customer's chassis. The customer arranges for

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delivery of the completed truck. Morgan's production cycle ranges from three to seven days for dry freight products and up to 28 days for more complex refrigerated products.

Morgan has a comprehensive quality assurance program, including qualification of suppliers to ensure satisfactory quality of materials, inspections during the manufacturing process and a final pre-delivery inspection. To further Morgan's objective of producing the highest quality truck body products, it has implemented the Morgan Body Configurator, an online order entry program that allows Morgan and its customers to enter specifications, determine price and order truck bodies online, resulting in fewer specification errors, lower manufacturing costs and improved delivery performance. Morgan generated approximately 40% of its 2003 sales through the Morgan Body Configurator.

Because contracts for consumer rental sales are entered into in the summer or fall but production does not begin until the following January, Morgan generally has a significant backlog of consumer rental sales orders at the end of each year that is processed through May of the following year. In addition, Morgan typically maintains a significant backlog of commercial sales. Morgan's backlog at December 31, 2003 was $72.0 million compared to $46.3 million at December 31, 2002. Morgan expects to complete all of these orders during 2004.

Morgan provides limited warranties against construction defects in its products. These warranties generally provide for the replacement or repair of defective parts or workmanship for up to five years following the date of sale. Warranty costs have not had a material adverse effect on its business.

Morgan maintains an inventory of raw materials necessary to build truck bodies according to customers' orders. Because Morgan primarily manufactures its products to customer orders, it does not maintain substantial inventories of finished goods.

Morgan's principal raw materials include aluminum, steel, fiberglass-reinforced plywood and hardwood. Morgan acquires raw materials from a variety of sources and has not experienced significant shortages of materials. There are a limited number of suppliers of fiberglass-reinforced plywood, an important truck body material. While Morgan has not experienced a disruption in supply, or a shortage, of fiberglass-reinforced plywood, such a disruption or shortage could occur in the future. Morgan may not be able to replace its existing supply of fiberglass-reinforced plywood on acceptable terms or at all. To manage its supply costs, Morgan enters into long-term supply contracts on principal materials to lock in prices for up to one year.

Morgan's customers purchase their truck chassis from major truck manufacturing companies. The delivery of a chassis to Morgan depends upon truck manufacturers' production schedules. Although Morgan can electronically monitor deliveries from chassis manufacturers and plan its operations accordingly, it cannot control delays or disruptions in deliveries. Delays or disruptions in chassis deliveries can disrupt Morgan's operations and can increase its working capital requirements.

INDUSTRY. Industry revenue and growth depend primarily on the demand for delivery vehicles in the general freight, moving and storage, parcel delivery and food distribution industries, which are affected by general economic conditions. Replacement of older vehicles in fleets represents an important revenue source, with replacement cycles varying from approximately six to seven years, depending on vehicle types. During economic downturns, replacement orders are often deferred or, in some cases, older vehicles are retired without replacement. During periods of

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

economic growth, as customers decide to increase their capital expenditures, sales of delivery trucks grow as customers make purchases they deferred in prior years.

COMPETITION. The truck body manufacturing industry is highly competitive. Morgan competes with three national manufacturers: Supreme Industries, Inc., Kidron, a division of Specialized Vehicles Corporation and Utilimaster Corporation, some of whom may be larger and have more resources than Morgan. There are a large number of smaller manufacturers, who are regionally focused. Competitive factors in the industry include product quality, delivery time, geographic proximity of manufacturing facilities to customers, warranty terms, service and price. We believe customers value Morgan's high quality products and competitive pricing and rapid delivery times.

TRUCK ACCESSORIES

Truck Accessories is the leading manufacturer of pickup truck caps and tonneaus in terms of United States and Canadian combined market share. Truck Accessories markets its products under leading brand names Leer, Raider, LoRider and Century. Leer is the United States and Canadian combined market leading brand in terms of sales and market share.

Caps and tonneaus enclose the beds of pickup trucks, transforming them into secure weatherproof storage areas. Truck Accessories' truck caps and tonneaus offer customers a variety of designs and features, allowing them to customize the look and utility of their pickup trucks. Truck Accessories offers caps and tonneaus in multiple distinctive styles with numerous features. Leer has three product lines, ranging from standard to premium, differentiated by features and styling.

Features include cap shape and design, color, paint and finish, window packages, roof racks, glass tint, trim, and interior features such as lighting, carpeting and special gear storage options. Caps and tonneaus can be designed to target specific customers. For example, Leer offers lifestyle equipped caps and tonneaus for hunters, fishermen and outdoors enthusiasts, which are styled and designed, through gear storage features and product appearance, to appeal to these customers. Through Truck Accessories' multiple lines of caps and tonneaus, each with numerous features and options, we believe Truck Accessories is an industry leader in product innovation and style.

Truck Accessories' net sales constituted 35% of our consolidated net sales in 2001, 39% in 2002 and 32% in 2003.

CUSTOMERS AND SALES. Most of Truck Accessories' products are purchased by individuals through independent dealers. Truck Accessories sells its products to dealers through its sales force. Truck Accessories' network of more than 1,200 independent dealers provides a national network through which its products are marketed on a non-exclusive basis to individuals, small businesses and fleet operators. Truck Accessories operates two retail stores and also operates Midwest Truck Aftermarket, which distributes a wide array of truck accessories manufactured by a number of other companies and some Truck Accessories tonneaus.

Truck Accessories also sells its products in Canada. In 2003, foreign sales (primarily in Canada) represented approximately 11.3% of Truck Accessories net sales and 3.7% of our net sales.

In 2003, Truck Accessories expanded its collaboration with Ford to market products at Ford dealerships. At some Ford dealers, customers can purchase Truck Accessories' tonneaus, branded "BoxTop," for the new F-150 trucks through a dealer-provided catalog. We believe this will provide Truck Accessories with another avenue to increase sales. Furthermore, Truck Accessories

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

has also established co-branding arrangements with companies such as Browning and Yakima, to market specifically designed products to hunters and outdoorsmen.

MANUFACTURING AND SUPPLIES. Truck Accessories designs and manufactures caps and tonneaus in six manufacturing facilities located in California, Indiana, Pennsylvania and Saskatchewan, Canada. Typical product delivery times range from one to two weeks from the time of the order. Truck Accessories operates a fleet of trucks and trailers to deliver its products to its dealers.

Truck Accessories obtains raw materials and components from a variety of sources. Principal raw materials and components include resin, fiberglass, paint, locks, windows and doors. Truck Accessories has not experienced significant shortages of materials. Truck Accessories purchases windows for caps from two suppliers, and a substantial majority of them from one supplier. Although the loss of the primary supplier would disrupt production activities until alternate supply could be located, we do not believe that such loss would have a material adverse effect on us. Truck Accessories has maintained a stable supply of materials and components on favorable terms, as a result of its size and purchasing power.

Truck Accessories' products are typically manufactured upon receipt of an order by the dealer and, consequently, its backlog represents between one and two weeks production. Truck Accessories' backlog was $4.3 million at December 31, 2003 compared to $3.6 million as of December 31, 2002.

INDUSTRY. Sales of caps and tonneaus correspond to the level of new pickup truck sales. In 2003, we estimate that 16% to 18% of new pickup trucks were equipped with caps and tonneaus. Based on Truck Accessories' market share in the United States and Canada of 29%, we estimate that 5% of new pickup trucks are equipped with Truck Accessories' caps and tonneaus. Factors influencing the automotive industry, including general economic conditions, customer preferences, new model introductions, interest rates and fuel costs, will directly influence Truck Accessories' business. Based on the December 2003 issue of The Monthly Autocast report, sales of pickup trucks in the United States are expected to grow by a compound annual growth rate of 2.8% through 2005. Cap and tonneau sales are seasonal, with sales typically being higher in the spring and fall than in the summer and winter.

COMPETITION. The pickup truck cap and tonneau industry is highly competitive. Truck Accessories competes with two other national competitors, A.R.E., Inc. and Astro Cap, and a number of smaller companies that are regionally focused. Competitive factors include design, features, delivery times, product availability, warranty terms, quality and price. Based on the number of products and features it offers, we believe Truck Accessories is the industry leader in design and accessory options.

SPECIALTY MANUFACTURING

Specialty Manufacturing operates through two subsidiaries, Magnetic Instruments Corp. and EFP Corporation. Magnetic Instruments represents approximately 60% of Specialty Manufacturing's net sales and provides contract manufacturing services for customers requiring precision metal parts and machining and casting services. EFP represents approximately 40% of Specialty Manufacturing's net sales and markets expandable foam plastics engineered to customer specifications for use primarily by the automotive, electronics, furniture and appliance industries as packaging, shock absorbing and material handling products. Specialty Manufacturing's sales made up 18% of our consolidated net sales in 2001, 16% in 2002 and 13% in 2003.

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

PRODUCTS. Magnetic Instruments processes precision metal parts used in energy exploration and production, aerospace and other industries and performs machining services for manufacturers of metal parts and components used in products such as small gasoline powered engines.

EFP manufactures and markets:

       - custom made packaging and shock absorbing products sold to manufacturers who use them to package and ship a wide assortment of industrial and consumer products;

       - material handling products including reusable trays and containers that are used for transporting components to or from a customer's manufacturing facility; and

       - components used as the energy absorbing elements of automobile bumpers and other applications including a line of its StyroCast(R) foam foundry patterns used by foundries in the "lost foam" or evaporative metal casting process.

CUSTOMERS AND SALES. Specialty Manufacturing sells products to international oilfield service companies and a variety of businesses in the consumer products and other industries. One oilfield service customer represented approximately 21% of the total sales of Specialty Manufacturing during 2001, 14% in 2002 and 15% in 2003. We consider relations with Specialty Manufacturing's customers to be good.

MANUFACTURING AND SUPPLIES. Specialty Manufacturing's operations are located in Alabama, Indiana, Tennessee, Texas, and Wisconsin. Its facilities in Alabama, Indiana, and Texas are ISO 9000 certified and its facility in Wisconsin is QS 9000 certified. Magnetic Instruments performs a broad range of services including computer-controlled precision machining and welding, electrostatic discharge machining, electron beam welding, trepanning, gun drilling and investment casting. Specialty Manufacturing's backlog at December 31, 2003 was $11.2 million compared to $18.1 million at December 31, 2002.

Magnetic Instruments utilizes ferrous and non-ferrous materials including stainless steel, alloy steels, nickel-based alloys, titanium, brass, beryllium-copper alloys and aluminum. EFP's products are manufactured from a wide variety of materials including expandable polystyrene, polypropylene, polyethylene and resins, which are subject to cost fluctuations based on changes to the price of oil in the international markets. Materials are obtained from a variety of sources and Specialty Manufacturing has not experienced significant shortages in materials.

INDUSTRY. Specialty Manufacturing's customers operate in a wide variety of businesses. Magnetic Instruments' services are particularly demanded by companies involved in oil and gas exploration. The demand for equipment and services supplied to the oilfield service industry and, in turn, sales of related manufactured parts are directly correlated to the level of worldwide oil and gas drilling activity. Most of EFP's products are manufactured for use by other industries; economic conditions that affect those other industries will generally affect its operations. In particular, growth or a downturn in the automotive, electronics, furniture or appliance industries generally would have a corresponding effect on Specialty Manufacturing's business.

COMPETITION. Magnetic Instruments competes with a large number of other businesses engaged in the machining, casting and manufacturing of parts and equipment utilized in the oil and gas exploration, aerospace and general industries. EFP competes with a large number of other molded, expandable plastic producers. Some of their competitors may be larger and have more resources than them. Price, delivery times, technological know-how and production

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

flexibility and capacity are the primary competitive factors in Specialty Manufacturing's industries.

TRADEMARKS AND PATENTS

We own rights to certain presentations of Truck Accessories' Leer brand name, which we believe are valuable because we believe that Leer is recognized as being a leading brand name. We also own rights to certain other trademarks and trade names, including certain presentations of Morgan's name. Although these and other trademarks and trade names used by us help customers differentiate our product lines from those of competitors, we believe that the trademarks or trade names themselves are less important to customers than the quality of the products and services. Our subsidiaries, principally Morgan and the EFP foam packaging subsidiary of Specialty Manufacturing, hold, directly or indirectly through subsidiaries, patents on certain products and components used in the manufacturing processes. We do not believe that the loss of any one patent would have a material adverse effect on us.

EMPLOYEES

At December 31, 2003, we had approximately 2,980 full-time employees. During 2003, we had an average of 2,703 full time employees. Personnel are unionized in EFP's Decatur, Alabama facility (covering approximately 60 persons, with a contract expiring in August 2006); and Truck Accessories' Raider Industries facilities in Canada (covering approximately 214 persons, with a contract that expires in April 2005). We believe that relations with our employees are good.

ENVIRONMENTAL MATTERS

Our operations are subject to a variety of federal, state and local environmental and health and safety statutes and regulations, including those relating to emissions to the air, discharges to water, treatment, storage and disposal of waste and remediation of contaminated sites. In certain cases, these requirements may limit the productive capacity of our operations. Certain laws, including Superfund, imposed strict, and under certain circumstances, joint and several, liability for costs to remediate contaminated sites upon designated responsible parties including site owners or operators and, persons who dispose of wastes at such sites.

From time to time, we have received notices of noncompliance with respect to our operations, which have typically been resolved by correcting the conditions and the payment of minor fines, none of which individually or in the aggregate has had a material adverse effect on us. However, we expect that the nature of our operations will continue to make them subject to increasingly stringent environmental regulatory standards. Although we believe we have made sufficient capital expenditures to maintain compliance with existing laws and regulations, future expenditures may be necessary, as compliance standards and technology change or as unanticipated circumstances arise. Unforeseen significant expenditures required, for example, to comply with new or more aggressively enforced requirements such future compliance, including unforeseen liabilities, could limit expansion or otherwise have a material adverse effect on our business and financial condition.

In October 2003, one of our subsidiaries was notified that it may be a potentially responsible party at a United States Environmental Protection Agency Superfund Site in California. Our subsidiary has executed a tolling agreement with the EPA and has been invited to attend a

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

de minimis potentially responsible party settlement conference being held by the EPA. Although the Superfund statute provides for joint and several liability and a precise estimate of liability cannot be determined at this time, we currently believe that our proportionate share, if any, of the ultimate cost related to any necessary investigation and remedial work at the site will not have a material adverse effect on us.

In a memorandum dated January 10, 2002 written by the Georgia Environmental Protection Division, one of our subsidiaries was notified that it may be a potentially responsible party in a Georgia state superfund site. To date, the subsidiary and over 700 other parties have each paid $400 to the Division for an initial allocation effort. Although state or federal law may impose joint and several liability and a precise estimate of liability cannot currently be made with respect to this site, we currently believe that our likely proportionate share, if any, of the ultimate costs related to any necessary investigation and remedial work at this site will not have a material adverse effect on us.

A self-audit conducted in 2002 revealed that a machine shop operated by one of our subsidiaries may have failed to file certain forms required pursuant to
Section 313 of the Emergency Planning and Community Right-to-Know Act, and regulations promulgated thereunder. The subsidiary disclosed this situation to the EPA, completed all required reports and filed them with the appropriate agencies in 2002. Recently, the EPA requested additional information, which the subsidiary has provided. At this time we do not know whether the EPA will seek to penalize the subsidiary for these reporting violations.

On January 29, 2003, the EPA notified a subsidiary that it had reviewed a self-disclosure regarding alleged failure to file certain forms required pursuant to Section 313 of the Emergency Planning and Community Right-to-Know Act, and regulations promulgated thereunder. The EPA initially proposed a penalty of $139,786 for the reporting violations. We settled the matter with the EPA in early 2004. The settlement entails payment of a penalty in the amount of $11,045 and the implementation of three supplemental environmental projects requiring approximately $125,000 in capital expenditures. We are currently awaiting entry of the executed Consent Agreement and Final Order to close out this matter.

In January of 2002 we entered into a "Voluntary Clean Up Program" with the Texas Commission on Environmental Quality to remediate contamination discovered during a Phase II Environmental Assessment conducted in November 2002 in preparation for the sale of one of our properties. The remediation is now complete and the final reports have been submitted to the Texas Commission at a total cost of approximately $70,000. We may be able to recover a portion of these costs from the prior owner of the site. We are currently awaiting approval and final closure from the Texas Commission.

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

PROPERTIES

We own or lease the following manufacturing, office and sales facilities as of January 31, 2004:

----------------------------------------------------------------------------------------------
                                                          APPROXIMATE   OWNED            LEASE
LOCATION                         PRINCIPAL USE            SQUARE FEET   OR LEASED   EXPIRATION
----------------------------------------------------------------------------------------------
MORGAN:
Ehrenberg, Arizona.............  Manufacturing              125,000     Owned               --
Riverside, California..........  Manufacturing/service       77,000     Leased            2008
Atlanta, Georgia...............  Parts & service             20,000     Leased            2007
Rydal, Georgia.................  Manufacturing               85,000     Leased            2004
Ephrata, Pennsylvania..........  Manufacturing               50,000     Owned               --
New Morgan, Pennsylvania.......  Manufacturing               62,900     Leased            2004
Morgantown, Pennsylvania.......  Manufacturing/service      261,500     Owned               --
Morgantown, Pennsylvania.......  Office/warehouse           110,000     Leased            2009
Corsicana, Texas...............  Manufacturing/service       60,000     Owned               --
Janesville, Wisconsin..........  Manufacturing/service      166,000     Leased            2010
Denver, Colorado...............  Parts & service             15,000     Leased            2004
Lakeland, Florida..............  Parts & service             47,000     Leased            2010
TRUCK ACCESSORIES:
Woodland, California...........  Manufacturing               65,000     Leased            2006
Elkhart, Indiana...............  Office & research           23,500     Owned               --
Elkhart, Indiana...............  Manufacturing              132,500     Leased            2004
Elkhart, Indiana...............  Office & manufacturing      80,000     Owned               --
Elkhart, Indiana...............  Office & manufacturing      12,000     Leased            2004
Milton, Pennsylvania...........  Manufacturing/retail       105,000     Leased            2006
Drinkwater, Saskatchewan,
   Canada......................  Office & manufacturing      72,000     Owned               --
Moose Jaw, Saskatchewan,
   Canada......................  Manufacturing               89,000     Leased            2005
Moose Jaw, Saskatchewan,
   Canada......................  Truck maintenance            6,000     Leased            2004
Houston, Texas.................  Warehouse                   22,000     Leased            2007
Tulsa, Oklahoma................  Warehouse                   32,500     Leased            2004
Clackamas, Oregon..............  Retail                      10,000     Leased            2008
Baton Rouge, Louisiana.........  Warehouse                   20,000     Leased            2004
SPECIALTY MANUFACTURING:
Brenham, Texas.................  Office & manufacturing     105,000     Owned               --
Milwaukee, Wisconsin...........  Office & manufacturing      70,000     Leased            2010
Decatur, Alabama...............  Manufacturing              175,000     Leased            2006
Elkhart, Indiana...............  Office & manufacturing     211,600     Owned               --
Gordonsville, Tennessee........  Manufacturing               40,000     Leased            2004
Lebanon, Tennessee.............  Warehouse                   18,000     Leased            2005
Nashville, Tennessee...........  Manufacturing               21,000     Leased            2005
Nashville, Tennessee...........  Manufacturing               19,900     Leased            2005
----------------------------------------------------------------------------------------------

We believe that our facilities are adequate for our current needs and are capable of being utilized at higher capacities to supply increased demand, if necessary.

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

LEGAL PROCEEDINGS

We are involved in various lawsuits, which arise in the ordinary course of business. In the opinion of management, the ultimate outcome of these lawsuits will not have a material adverse effect on us.

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

                             MORGAN OLSON BUSINESS

BACKGROUND

On July 15, 2003, John Poindexter acquired certain assets of the step van manufacturing and service parts business of Grumman Olson Industries, Inc. He has operated the business separately from us under the name "Morgan Olson." The Morgan Olson assets are held by his company, Morgan Olson Corporation.

Grumman Olson experienced financial and operating difficulties and filed for bankruptcy in December 2002. In the bankruptcy proceeding, Mr. Poindexter purchased the Morgan Olson assets for approximately $15.5 million, including $1.5 million of assumed liabilities. The Morgan Olson assets did not constitute all of Grumman Olson's assets.

On the closing date of this offering, Mr. Poindexter will contribute all of his shares of Morgan Olson Corporation to us. In connection with the contribution, we will not pay any money to Mr. Poindexter or assume or guarantee any indebtedness, other than that of Morgan Olson. Proceeds from this offering will be used to repay approximately $17.4 million of Morgan Olson's indebtedness (including $1.2 million of bank overdrafts), which was originally incurred to finance Mr. Poindexter's acquisition of Morgan Olson and to provide working capital to Morgan Olson. Morgan Olson Corporation will be a subsidiary guarantor of the notes and our new credit facility.

We have included in this offering memorandum historical financial statements for Morgan Olson Corporation as of December 31, 2003 and for the period beginning July 15, 2003 and ending December 31, 2003, audited by Crowe Chizek and Company LLC. In making your investment decision, please read "Risk factors--Risks related to the Morgan Olson financial statements contained in this offering memorandum" for a discussion of the risks relating to these financial statements. Upon the Morgan Olson contribution, our consolidated financial statements for 2003 will be restated to reflect the operations of Morgan Olson as if Morgan Olson had been contributed to us on July 15, 2003.

DESCRIPTION OF BUSINESS

BUSINESS OVERVIEW. Morgan Olson is one of the nation's three largest manufacturers of step vans. Step vans are specialized vehicles designed for multiple stop delivery applications and enable the driver of the truck to easily access the cargo area of the vehicle from the inside. Step vans are made to customer specifications for parcel, food, vending and uniform, linen and other delivery applications and are purchased by customers such as the United States Postal Service, United Parcel Service, FedEx, Frito Lay and ARAMARK. Morgan Olson's step van bodies are installed on International, Ford, Freightliner and Workhorse truck chassis in body sizes ranging from 11 to 30 feet. Morgan Olson is headquartered in Sturgis, Michigan, where it has manufacturing and parts distribution facilities.

After Mr. Poindexter's acquisition of Morgan Olson, Morgan Olson has resumed full-time production and increased plant utilization and productivity. It is aggressively seeking to grow its customer base through increased sales and marketing efforts and by producing higher quality, competitively-priced products with shorter delivery times. Morgan Olson has been successful in reducing raw material prices and delivery times by leveraging Morgan's purchasing power and supplier relationships.

CUSTOMERS AND SALES. Customers purchase step van bodies through dealers and distributors and directly from Morgan Olson through its direct sales force. Three customers, the United States

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

Postal Service, FedEx and United Parcel Service, account for the substantial majority of total industry sales of step vans. Morgan Olson has produced step van bodies for delivery trucks for all three of these customers and has generated most of its revenues from supplying step van bodies for delivery trucks purchased by the United States Postal Service. Morgan Olson supplies stepvan bodies to the United States Postal Service through two truck chassis manufacturers, Workhorse and Freightliner. Morgan Olson is expected to complete performance under its existing agreement to provide step van bodies to the United States Postal Service in March 2004.

The United States Postal Service is expected to begin accepting bids for a new long-term step van supply contract in 2004 and is expected to award the contract in or before 2005. We expect Morgan Olson to bid for this contract either alone or together with one or more chassis manufacturers, as the body supplier. The United States Postal Service has awarded the contract for the design of the next generation of delivery vehicles to American General, a manufacturer of special purpose trucks, who may also bid to supply these delivery vehicles. If Morgan Olson is not awarded the United States Postal Service supply contract, it would lose a significant source of revenue from its largest customer and would have to generate substantial sales from other customers to offset that loss. Morgan Olson may not be able to generate those sales from other customers and if it is unable to do so, its business would be materially and adversely affected.

Morgan Olson sells step van body service parts through its dealers and distributors and direct to customers. Morgan Olson is the sole supplier of service parts for step vans manufactured by it for the United States Postal Service under an agreement of indefinite term that is reviewed annually. The United States Postal Service has the right to terminate the agreement for convenience at any time. We believe Morgan Olson's relationship with the United States Postal Service is good. However, there can be no assurance that the parts supply agreement will continue at all or for any length of time.

MANUFACTURING AND SUPPLIES. Morgan Olson has ISO 9000 certified manufacturing facilities and parts distribution facilities in Sturgis, Michigan. Some of the manufacturing facilities are automated.

Generally, Morgan Olson manufactures its products to customer specifications. Typically, the customer places an order and arranges for a truck chassis manufacturer to deliver a truck chassis to Morgan Olson. Morgan Olson manufactures the complete truck body, including the installation of windows, doors, instrument panels, seating, wiring, painting and decal installation. The customer then arranges for delivery of the completed truck.

At December 31, 2003, Morgan Olson's total backlog was $14.0 million, compared with a backlog of $32.0 million at July 15, 2003, of which $19.3 million was related to orders for step vans for the United States Postal Service. We expect that Morgan Olson will fill all backlog orders during 2004.

Morgan Olson maintains an inventory of raw materials necessary to build step van bodies. Because Morgan Olson primarily manufactures its products to customer orders, it does not maintain substantial inventories of finished goods.

Principal raw materials include steel and aluminum. Raw materials are acquired from a variety of sources and we believe that Morgan Olson has not experienced significant shortages of materials. Morgan Olson has taken advantage of combined purchasing power with Morgan generating savings on raw materials common to both businesses.

Morgan Olson's customers purchase their truck chassis from major truck manufacturing companies. The delivery of a chassis to Morgan Olson depends upon truck manufacturers' production schedules, which are beyond Morgan Olson's control. Delays in chassis deliveries can disrupt Morgan Olson's operations and can increase its working capital requirements.

INDUSTRY. Industry revenue and growth depend primarily on the demand for delivery vehicles, which are affected by general economic conditions. Because of the concentration of customers in the industry, the demand for delivery vehicles can be significantly influenced by the requirements of the United States Postal Service, FedEx and United Parcel Service. Replacement of older vehicles in fleets represents an important revenue source, with replacement cycles varying, depending on vehicle types and usage. During economic downturns, replacement orders are often deferred or, in some cases, older vehicles are retired without replacement. During periods of economic growth, as customers decide to increase their capital expenditures, sales of delivery trucks grow as customers make purchases that were deferred in prior years.

COMPETITION. The step van body manufacturing industry is highly competitive. Morgan Olson competes with two primary manufacturers of step van bodies, Union City Body Corp. and Utilimaster (an affiliate of Workhorse, a major truck chassis manufacturer), who may be larger and have more resources than Morgan Olson. Competitive factors in the industry include product quality, delivery time, warranty terms, service and price.

EMPLOYEES. As of December 31, 2003, Morgan Olson had approximately 520 full-time employees. For the period during Mr. Poindexter's ownership, Morgan Olson had an average of 442 full-time employees. Morgan Olson's workforce is not unionized. We believe that Morgan Olson's relationship with its employees is good.

ENVIRONMENTAL. Morgan Olson's two manufacturing sites in Sturgis, Michigan overlie, or are in close proximity to, a regional plume of volatile organic compound groundwater contamination. Available information indicates that one of the sites was a likely source of part of the groundwater contamination, and that groundwater contamination is present under the second site. In August 2003, Morgan Olson submitted applications for Baseline Environmental Assessment for each site to the Michigan Department of Environmental Quality. In October 2003, the Michigan Department accepted these applications and granted to Morgan Olsen a liability exemption for any pre-acquisition releases of volatile organic compounds from these sites that may have contributed to the regional groundwater contamination subject to certain conditions, including an agreement not to use chlorinated solvents and to implement certain engineering controls to minimize future releases at the sites. Based on the granting of the liability exemption, Morgan Olson does not believe it has any responsibility for investigation or remediation of the regional groundwater contamination issue. However, the exemption does not apply to other applicable laws or regulations, and there can be no guarantee that newly discovered conditions or future activities at the sites will not result in significant costs.

PROPERTIES. Morgan Olson owns approximately 381,000 square feet of manufacturing and parts distribution facilities in Sturgis, Michigan. We believe that its facilities are adequate for its current needs and are capable of being utilized at higher capacities to supply increased demand, if necessary.

LEGAL MATTERS. We do not believe that Morgan Olson is party to any lawsuit, the ultimate outcome of which would have a material adverse effect on it or on us.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. John Poindexter owns 100% of our outstanding capital stock. Mr. Stephen Magee is our director. A corporation owned by Mr. Poindexter, of which Mr. Magee is the president, is the general partner of a partnership ("Bartow") that leased certain real property in Georgia to Morgan. We paid $287,000 in rent to Bartow in 2001, $290,000 in 2002, and $286,000 in 2003. We believe that the rent paid by Morgan to Bartow in the past and to the corporation owned by Mr. Poindexter was and is a competitive market rate for the location.

We and Morgan Olson have each entered into a Management Services Agreement with Southwestern, which is owned by Mr. Poindexter and for which Stephen Magee, one of our directors, serves as President. Pursuant to the Management Services Agreement, Southwestern provides services to us and to Morgan Olson, including those of Mr. Poindexter. We pay to Southwestern approximately $46,000 per month for these services, subject to annual automatic increases based upon the consumer price index. We may also pay a discretionary annual bonus to Southwestern or raise the annual increases above normal adjustments subject to certain limitations. For all services, we paid Southwestern $757,000 in 2001, $549,000 in 2002 and $749,000 in 2003. Morgan Olson paid Southwestern $800,000 for the period beginning July 15, 2003 through December 31, 2003 (which is the period Morgan Olson has been owned by Mr. Poindexter). In addition to the base consulting fee, Mr. Poindexter is covered under Morgan's health plan and are reimbursed for travel and other miscellaneous expenses.

In connection with the Morgan Olson contribution, upon the closing of the offering of the notes, Mr. Poindexter will contribute his shares of Morgan Olson to us.

Mr. Poindexter owns 100% of Morgan Olson. Effective with his acquisition of Morgan Olson, we, through Morgan, agreed to provide certain management services to Morgan Olson pursuant to a Management Services Agreement between Morgan Olson and us. We charged Morgan Olson management fees of approximately $362,000, which included approximately $28,000 of reimbursable expenses, during the period July 15, 2003 through December 31, 2003. Morgan purchased certain materials for and provided the services of certain key personnel to Morgan Olson for which it is reimbursed at cost. During the year ended December 31, 2003, Morgan charged Morgan Olson approximately $956,000 for these purchases and time spent by its personnel. We and Morgan provided services to Morgan Olson in connection with the business acquisition and related financing and charged Morgan Olson approximately $355,000 for those services. As of December 31, 2003, Morgan Olson owed us approximately $414,000, all of which has been paid subsequent to that date. In addition, at December 31, 2003, Morgan Olson owed approximately $142,000 to Southwestern.

Mr. Poindexter acquired from a third party, effective November 7, 2003, certain equipment that had been leased to Specialty Manufacturing and valued at $201,000. Also effective on that date, Specialty Manufacturing entered into a lease with Mr. Poindexter to lease the equipment. Specialty Manufacturing made no payments under the lease during the year ended December 31, 2003.

Mr. Magee provided us consulting services in 2002 and 2003. We paid him $12,000 in 2002 and $3,600 in 2003 for those services.

Mr. Poindexter holds $4.5 million principal amount of secured notes and Mr. Magee holds $0.1 million principal amount of secured notes. We will redeem their notes with the proceeds of the offering, and will pay 100% of the principal amount plus accrued interest.

                       DESCRIPTION OF OTHER INDEBTEDNESS

We have obtained a commitment letter from LaSalle Bank NA for a new $30 million revolving credit facility, which we have the right to increase to $50 million at any time if there is no event of default. The new credit facility will be used for working capital requirements and general corporate purposes. The following summary of the proposed new credit facility is based on our expectations as of the date of the offering memorandum and such description does not purport to be complete as such terms are still being finalized.

J.B. Poindexter & Co., Inc. and certain of its subsidiaries will be the borrowers under the new credit facility and all of its existing subsidiaries (other than subsidiaries that are borrowers) will guarantee the obligations of the borrowers. The new credit facility will also permit us to obtain letters of credit up to a sub-limit of $15 million. Borrowings under the new credit facility will be secured by liens on substantially all of the assets of J.B. Poindexter & Co., Inc. and its existing subsidiaries. The new credit facility is expected to have a term of four years, with automatic yearly renewals thereafter unless (i) the agent, at the request of the requisite lenders, elects to terminate the new credit facility at the end of the original term or any renewal term or (ii) we or any lender elect to terminate the new credit facility with at least 90 days' prior notice to the other parties.

The new credit facility is subject to closing conditions and the negotiation and execution of definitive documentation. We expect to enter into the new credit facility simultaneously with the consummation of this offering.

BORROWING BASE

Availability of borrowings under the revolving facility will be subject to a borrowing base consisting of the sum of (i) 85% of eligible accounts receivable plus (ii) up to 60% of lower or cost or market value of eligible inventory. Borrowings against inventory may not exceed $20 million. We will be entitled to include initially in the borrowing base up to an additional $20 million of fixed assets, with fixed asset availability for the borrowing base equal to 85% of the appraised net orderly liquidation value of our machinery and equipment plus 70% of the appraised fair market value of our real property. Fixed asset availability will decrease over the term of the new credit facility, with machinery and equipment availability declining ratably over a 60 month period and real property availability declining ratably over a 120 month period, in each case from the date of the appraisal of such machinery and equipment or real property, as the case may be.

Following the occurrence of a triggering event (to be defined as the time when excess availability under the new credit facility is less than $5 million or an event of default is existing under the credit facility), the lenders will have the ability to cause the availability of borrowings under the new credit facility to be separated into an individual borrowing base for each borrower, to be based on such borrower's assets using the same borrowing base formula as described in the preceding paragraph for each such borrower.

INTEREST RATE; FEES

Amounts outstanding under the new credit facility will bear interest, at our option, at a rate determined by reference to the base rate (the greater of the Federal Funds Rate plus 0.5% and LaSalle's prime rate) or a LIBOR rate plus 1.75%. Overdue amounts bear interest at a rate equal to 2% above the rate applicable to base rate loans and during the existence of a default, loans shall bear interest at 2% above the rate otherwise applicable thereto.

In addition to paying interest on outstanding principal, we will be required to pay a commitment fee of 0.375% of the daily average unused portion of the new credit facility (i.e., the difference between the $50 million commitment and the daily average balance of loans plus letter of credit liabilities). We would also be required to pay a commitment increase fee of $100,000 to increase the new credit facility from $30 million to $50 million.

REPAYMENT

All amounts borrowed must be repaid on the maturity date. If we prepay the loans from any source other than income from the ordinary course operations of our business and terminate the loan agreement before the initial maturity date, we will be subject to a prepayment penalty of (i) 1.0% of the new credit facility if prepayment occurs three years or more prior to the end of the initial term or
(ii) 0.5% if prepayment occurs two years or more prior to the end of the initial term (but less than three years or more prior to the end of the initial term); provided that the prepayment fee is waived if the liabilities under the new credit facility are repaid from the proceeds of a financing provided by LaSalle Bank NA within 12 months of the closing date.

CERTAIN COVENANTS

In addition, the new credit facility will include customary representations and warranties, customary events of default, customary affirmative covenants and other customary covenants that place various restrictions on us, including without limitation, on our ability to:

       - incur additional debt;

       - create or become subject to liens or guarantees;

       - make investments or loans;

       - pay dividends or make distributions;

       - prepay the notes or other debt;

       - merge with other entities or make acquisitions or dissolve;

       - sell assets;

       - change fiscal year or amend organizational documents or terms of any subordinated debt;

       - enter into leases; and

       - enter into transactions with affiliates.

We will also be subject to certain covenants restricting the nature of our business. We will become subject to a financial covenant requiring us to maintain a 1.0 to 1.0 fixed charge coverage ratio should our available borrowings at any time fall below $10,000,000. We will also be required to establish blocked accounts or lockboxes over which the agent for the lenders under the new credit facility will be granted control, provided that the agent will agree not to generally not exercise sole and exclusive control over such blocked accounts or lockboxes so long as borrowing availability is in excess of $20 million and no event of default is existing.

EVENTS OF DEFAULT

The new credit facility will contain customary events of default including, without limitation (subject to customary cure periods and materiality thresholds):

       - failure to make payments when due;

       - defaults under loan agreement and loan documents;

       - noncompliance with covenants;

       - breaches of representations and warranties;

       - loss, theft, damage or destruction of collateral in excess of specific amounts or levy, seizure or attachment upon any collateral;

       - events of insolvency, bankruptcy or similar events and dissolution;

       - undischarged or unsatisfied judgments in excess of specific amounts;

       - invalidity or revocation of guarantees;

       - criminal proceedings;

       - impairment of security interests in collateral;

       - the occurrence of a change of control or if John Poindexter ceases to be a board member or office of J.B. Poindexter & Co., Inc.; or

       - a material adverse change.

If such a default occurs, the lenders under our new credit facility would be entitled to take various actions, including termination of commitments, all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the new credit facility.

                         INDEX TO FINANCIAL STATEMENTS

------------------------------------------------------------------
J.B. POINDEXTER & CO., INC.
Report of independent auditors..............................    76
Consolidated balance sheets as of December 31, 2003 and
   2002.....................................................    77
Consolidated statements of operations for the years ended
   December 31, 2003, 2002 and 2001.........................    78
Consolidated statements of cash flows for the years ended
   December 31, 2003, 2002 and 2001.........................    79
Consolidated statements of stockholder's deficit for the
   years Ended December 31, 2003, 2002 and 2001.............    80
Notes to consolidated financial statements..................    81
MORGAN OLSON CORPORATION
Report of independent auditors..............................   102
Balance sheet as of December 31, 2003.......................   103
Statement of income and retained earnings for the period
   July 15, 2003 (date of inception) through December 31,
   2003.....................................................   104
Statement of cash flows for the period July 15, 2003 (date
   of inception) through December 31, 2003..................   105
Notes to financial statements...............................   106
------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholder
J.B. Poindexter & Co., Inc.

We have audited the accompanying consolidated balance sheets of J.B. Poindexter & Co., Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholder's deficit, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of J.B. Poindexter & Co., Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standard 142 "Goodwill and Other Intangible Assets" in 2002.

Ernst & Young LLP
Houston, Texas
February 23, 2004

                  J.B. POINDEXTER & CO., INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------
                                                                     DECEMBER 31,
                                                              -------------------
(DOLLARS IN THOUSANDS)                                            2003       2002
---------------------------------------------------------------------------------
ASSETS
Current assets
   Restricted cash..........................................  $  1,351   $    112
   Accounts receivable, net of allowance for doubtful
     accounts of $834 and $828, respectively................    29,726     23,175
   Inventories, net of allowance for excess and obsolete of
     $1,720, and $2,123, respectively.......................    27,825     23,103
   Deferred income taxes....................................     1,188      1,540
   Prepaid expenses and other...............................     1,582      1,130
                                                              -------------------
         Total current assets...............................    61,672     49,060
Property, plant and equipment, net..........................    33,183     39,189
Net assets of discontinued operations.......................        --        321
Goodwill....................................................    16,816     16,816
Deferred income taxes.......................................     5,186      6,548
Other assets................................................     5,885      3,405
                                                              -------------------
Total assets................................................  $122,742   $115,339
                                                              ===================

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities
   Current portion of long-term debt........................  $  1,221   $    982
   Borrowings under the revolving credit facilities.........    13,860     15,866
   Accounts payable.........................................    20,850     13,310
   Accrued compensation and benefits........................     6,275      4,850
   Accrued income taxes.....................................       519        165
   Other accrued liabilities................................     7,437      7,968
                                                              -------------------
         Total current liabilities..........................    50,162     43,141
                                                              -------------------
Noncurrent liabilities
   Long-term debt, less current portion.....................    76,824     86,891
   Employee benefit obligations and other...................     3,636      3,356
   Net liabilities of discontinued operations...............       579         --
                                                              -------------------
         Total noncurrent liabilities.......................    81,039     90,247
                                                              -------------------
Stockholder's deficit
   Common stock, par value $0.01 per share (3,059 shares
     issued)................................................        31         31
   Capital in excess of par value of stock..................    16,455     16,455
   Accumulated other comprehensive income...................       (82)      (618)
   Accumulated deficit......................................   (24,863)   (33,917)
                                                              -------------------
      Total stockholder's deficit...........................    (8,459)   (18,049)
                                                              -------------------
         Total liabilities and stockholder's deficit........  $122,742   $115,339
                                                              ===================
---------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                  J.B. POINDEXTER & CO., INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
                                                             ------------------------------
(DOLLARS IN THOUSANDS)                                           2003       2002       2001
-------------------------------------------------------------------------------------------
Net sales..................................................  $410,928   $330,984   $362,565
Cost of sales..............................................   350,442    285,904    305,615
                                                             ------------------------------
Gross profit...............................................    60,486     45,080     56,950
Selling, general and administrative expense................    36,556     40,069     38,943
Exchange offer costs.......................................       831         --         --
Closed and excess facility costs...........................        --        322        141
Other income...............................................      (737)      (907)      (285)
                                                             ------------------------------
Operating income...........................................    23,836      5,596     18,151
Interest expense...........................................    12,129     12,506     13,152
                                                             ------------------------------
Income (loss) from continuing operations before income
   taxes and discontinued operations.......................    11,707     (6,910)     4,999
Income tax (benefit) provision.............................     2,614     (1,183)     2,829
                                                             ------------------------------
Income (loss) from continuing operations before
   discontinued operations.................................     9,093     (5,727)     2,170
Loss from discontinued operations, net of applicable
   taxes...................................................       (39)    (6,383)    (4,411)
                                                             ------------------------------
Net income (loss)..........................................  $  9,054   $(12,110)  $ (2,241)
                                                             ==============================
-------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                  J.B. POINDEXTER & CO., INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------
(DOLLARS IN THOUSANDS)                                            2003       2002      2001
-------------------------------------------------------------------------------------------
Net income (loss)...........................................  $  9,054   $(12,110)  $(2,241)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization............................     8,855      9,268    10,405
   Debt issuance costs......................................       692        400       400
   Loss on disposal of discontinued operations..............        --      2,669        --
   Closed and excess facility costs.........................        --        322       141
   Gain on buy back of Senior Secured Notes.................      (368)        --        --
   Non-cash provision for excess and obsolete inventory.....         9        378     1,044
   Non-cash provision for doubtful accounts receivable......       156        195       984
   (Gain) loss on sale of property, plant and equipment.....      (122)       170       (61)
   Deferred federal income tax benefit......................     1,697     (1,765)     (597)
   Operating cash flows from discontinued operations........       (29)     1,805     4,783
   Other....................................................      (151)      (243)     (114)
Change in assets and liabilities, net of the effect of
   acquisitions:
   Accounts receivable......................................    (6,360)    (1,475)    7,692
   Inventories..............................................    (4,037)      (505)    4,759
   Prepaid expenses and other...............................      (672)        84       (86)
   Accounts payable.........................................     7,756       (504)     (392)
   Accrued income taxes.....................................       354       (375)      195
   Other accrued liabilities................................     1,359      1,213    (2,856)
                                                              -----------------------------
         Net cash (used) provided by operating activities...    18,193       (473)   24,056
                                                              -----------------------------
Cash flows used in investing activities:
   Purchase of businesses, net of cash acquired.............      (400)        --       (39)
   Proceeds from disposition of business, property, plant
     and equipment..........................................     1,035         77        90
   Acquisition of property, plant and equipment.............    (3,994)    (5,477)   (7,934)
   Net proceeds from disposal of discontinued operations....       933      3,098      (558)
   Other....................................................        20         --       (35)
                                                              -----------------------------
         Net cash used in investing activities..............    (2,406)    (2,302)   (8,476)
                                                              -----------------------------
Cash flows provided by (used in) financing activities:
   Net (payments) proceeds of revolving lines of credit and
     short term debt........................................    (1,647)     7,916   (15,360)
   Proceeds from long-term debt and capital leases..........        64         --     1,061
   Payments of long-term debt and capital leases............    (9,855)    (2,461)   (2,621)
   Exchange offer consent fee and debt costs................    (2,719)        --        --
   Net payments of debt of discontinued operations..........        --     (2,660)     (728)
   Change in restricted cash................................    (1,239)       (14)    2,247
                                                              -----------------------------
         Net cash provided by (used in) financing
             activities.....................................   (15,396)     2,781   (15,401)
                                                              -----------------------------
      Effect of exchange rate on cash.......................      (391)        (6)     (179)
Change in cash..............................................        --         --        --
Cash beginning of period....................................        --         --        --
                                                              -----------------------------
Cash end of period..........................................  $     --   $     --   $    --
                                                              =============================
-------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                  J.B. POINDEXTER & CO., INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT

---------------------------------------------------------------------------------------------------------
                                                                                ACCUMULATED
FOR THE YEARS ENDED DECEMBER 31,  SHARES OF            COMMON                         OTHER
2002, 2001 AND 2000 (DOLLARS IN      COMMON         STOCK AND   ACCUMULATED   COMPREHENSIVE
THOUSANDS, EXCEPT SHARE AMOUNTS)      STOCK   PAID-IN CAPITAL       DEFICIT          INCOME         TOTAL
---------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000...............      3,059   $        16,486   $   (19,566)  $        (432)  $    (3,512)
   Net loss.....................         --                --        (2,241)             --        (2,241)
   Translation adjustment.......         --                --            --            (181)         (181)
                                  -----------------------------------------------------------------------
   Comprehensive loss...........                                                                   (2,422)
                                  -----------------------------------------------------------------------
DECEMBER 31, 2001...............      3,059            16,486       (21,807)           (613)       (5,934)
   Net loss.....................         --                --       (12,110)             --       (12,110)
   Translation adjustment.......         --                --            --              (5)           (5)
                                  -----------------------------------------------------------------------
   Comprehensive loss...........                                                                  (12,115)
                                  -----------------------------------------------------------------------
DECEMBER 31, 2002...............      3,059            16,486       (33,917)           (618)      (18,049)
   Net income...................         --                --         9,054              --         9,054
   Translation adjustment.......         --                --            --             536           536
                                  -----------------------------------------------------------------------
   Comprehensive income.........         --                --            --              --         9,590
                                  -----------------------------------------------------------------------
DECEMBER 31, 2003...............      3,059   $        16,486   $   (24,863)  $         (82)  $    (8,459)
                                  =======================================================================
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                  J.B. POINDEXTER & CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION & BUSINESS:

J.B. Poindexter & Co., Inc. ("JBPCO") and its subsidiaries (the "Subsidiaries", and together with JBPCO, the "Company") operate primarily manufacturing businesses principally in North America. JBPCO and the Subsidiaries are owned and controlled by John Poindexter.

Morgan Trailer Manufacturing Co. ("Morgan") manufactures truck bodies for dry freight and refrigerated vans (excluding those made for pickup trucks and tractor-trailer trucks). Its customers include rental companies, truck dealers and companies that operate fleets of delivery vehicles. The principal raw materials used by Morgan include steel, aluminum, fiberglass reinforced plywood, hardwood and oil acquired from a variety of sources.

Truck Accessories Group, Inc. ("Truck Accessories") manufactures pickup truck "caps" and tonneau covers, which are fabricated enclosures that fit over the open beds of pickup trucks, converting the beds into weatherproof storage areas. Truck Accessories includes Leer, Century Fiberglass (Century), Raider Industries Inc. (Raider) and Midwest Truck Aftermarket (MTA). The principal raw materials used by Truck Accessories include resin, fiberglass, paint, locks and windows.

Specialty Manufacturing Group ("Specialty Manufacturing") comprises MIC Group ("MIC Group") and EFP Corp ("EFP"). MIC Group is a manufacturer, investment caster and assembler of precision metal parts for use in the worldwide oil and gas exploration, the automotive and aerospace industries and other general industries. EFP molds, fabricates and markets expandable foam products which are used as casting patterns, packaging, shock absorbing and materials handling products primarily by the automotive, electronics, furniture, appliance and other industries. It also manufactures products used as thermal insulators. The principal raw materials used by Specialty Manufacturing are expandable polystyrene, polypropylene, polyethylene, resins, ferrous and non-ferrous materials including stainless steel, alloy steels, nickel-based alloys, titanium, brass, beryllium-copper alloys and aluminum.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. All intercompany accounts and transactions have been eliminated in consolidation.

Restricted Cash. At December 31, 2003 and 2002, substantially all of the Company's cash is restricted pursuant to the terms of the revolving credit facility (See Note 6).

Revenue Recognition. Revenue is recognized upon shipment of the product to customers, except for Morgan where revenue is recognized when title transfers to the customer upon final body assembly, quality inspection and customer notification. We classify amounts billed to customers related to shipping and handling as revenue. The costs associated with the shipping and handling revenue are included in cost of sales.

Accounts Receivable. Accounts receivable are stated net of an allowance for doubtful accounts of $834,000 and $828,000 at December 31, 2003 and 2002, respectively. The Company establishes an allowance for doubtful accounts receivable on a case by case basis when it believes that the required payment of specific amounts owed is unlikely to occur. During the years ended December 31, 2003, 2002 and 2001, the Company charged to expense, $198,000, $195,000 and $984,000 respectively, as a provision for doubtful accounts and deducted from the allowance $192,000, $238,000 and $942,000, respectively, for write-offs of bad debts.The carrying amounts of trade receivables approximate fair value because of the short maturity of those instruments. The Company is not aware of any significant credit risks related to its customer base and does not generally require collateral or other security to support customer receivables.

Inventories. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Property, Plant and Equipment. Property, plant and equipment, including property under capital leases, are stated at cost. The cost of property under capital leases represents the present value of the future minimum lease payments at the inception of the lease. Depreciation and amortization is computed by using the straight-line method over the estimated useful lives of the applicable assets. The cost of maintenance and repairs is charged to operating expense as incurred and the cost of major replacements and significant improvements is capitalized. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Warranty. Morgan provides product warranties for periods up to five years. Truck Accessories provides a warranty period, exclusive to the original truck owner, which is, in general but with exclusions, one year for parts, five years for paint and lifetime for structure. A provision for warranty costs is included in cost of sales when goods are sold based on historical experience and estimated future claims. The Company had accrued warranty costs of $2,682,000 and $2,519,000 at December 31, 2003 and 2002, respectively. During the years ended December 31, 2003, 2002 and 2001, the Company charged to expense $1,363,000, $913,000 and $106,000 and deducted from the accrual costs of $1,200,000, $1,090,000 and $1,337,000, respectively.

Advertising and Research and Development Expense. The Company expenses advertising costs and R&D costs as incurred. During the years ended December 31, 2003, 2002 and 2001, advertising expense was approximately $1,896,000, $1,793,000 and $1,774,000, respectively and R&D expense was $1,241,000,
$1,978,000 and $1,884,000, respectively.

Income Taxes. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted tax rates.

The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company has considered on-going prudent and feasible tax planning strategies in assessing the need for the valuation allowance. There are significant assumptions inherent in the Company's prudent and feasible tax planning strategies. Changes in these assumptions would impact the estimated amount of deferred tax assets realized by these tax planning strategies. Should the Company determine that it is more likely than not able to realize the deferred tax assets in the future in excess of the net recorded amount, an adjustment to the valuation allowance would increase income in the period such determination was made. Likewise, should the Company determine that it is more likely than not unable to realize all or part of the net deferred tax asset in the future, an adjustment to the valuation allowance would reduce income in the period such determination was made.

Self-Insurance Risks--The Company utilizes a combination of insurance coverage and self-insurance programs for property, casualty, including workers' compensation and health care insurance. The Company records an actuarially determined, fully developed self insurance reserve to cover the self insured portion of these risks based on known facts and historical industry trends. Changes in the assumptions used by the actuary could result in a different self-insurance reserve.

Contingent Liabilities--Reserves are established for estimated environmental and legal loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon the assumptions and estimates regarding the probable outcome of the matter. Should the outcome differ from the assumptions and estimates, revisions to the estimated reserves for contingent liabilities would be required.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications. Certain prior year amounts have been reclassified to conform to the fiscal year 2003 presentation. Lowy Group was a subsidiary that was disposed of in 1999 and treated as a discontinued operation. During the year ended December 31, 2002, the Company recorded a gain of approximately $91,000 net of income taxes from the surrender of life insurance policies attributed to Lowy Group. The gain was recorded in other income and expense and has been reclassified to discontinued operations in the financial statements presented.

Recently Issued Accounting Standards. In January 2003 the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that companies that control another entity through interests other than voting interest should consolidate the controlled entity. Interpretation 46 initially applied to variable interest entities created after January 31, 2003 and to variable interest entities in which a company obtained an interest after that date. The effective date of FIN 46 has been deferred to December 31, 2003 for all interests in variable interest entities existing prior to January 31, 2003. Since the Company had no such interests arising subsequent to or before January 31, 2003, this interpretation has had no impact on its consolidated results of operations or consolidated balance sheet to date.

Effective January 1, 2003, the Company adopted SFAS 146, "Accounting for Costs Associated with Disposal or Exit Activities", which requires liabilities for costs associated with exit or disposal activities to be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. The new rule changes the timing of liability and expense recognition related to exit or disposal activities, but not the ultimate amount of such expenses. This SFAS has had no impact on the Company's consolidated results of operations or consolidated balance sheet.

Prior to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, the excess of the purchase price over the estimated fair value of net assets acquired was accounted for as goodwill and was amortized on a straight lines basis over a 20 to 40 year life. In accordance with SFAS No. 142, goodwill is tested at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. Management has determined that the Company's reporting units are the same as its operating segments for the purpose of allocating goodwill and the subsequent testing of goodwill for impairment with the exception of the Specialty Manufacturing operating segment. Management has determined that Specialty Manufacturing has two reporting units that include EFP and MIC Group. No impairment test was performed on EFP because the reporting unit had no goodwill or indefinite-lived intangible assets at January 1, 2002.

During the first quarter of 2002, the Company implemented SFAS No. 142 and performed the initial impairment test of goodwill on its three reporting units with goodwill. The test was applied utilizing the estimated fair value of the reporting units as of January 1, 2002. The fair value of the Company's reporting units is based on acquisition multiples, which are derived from information and analysis of recent acquisitions in the market place for companies with similar operations. No impairment was recorded in any of the Company's three reporting units with goodwill. The Company completed its subsequent annual impairment review effective October 1, 2003 and 2002, which indicated that there was no impairment (See also Note 5). Pro forma results for the year ended December 31, 2001, assuming the discontinuation of amortization of goodwill as of January 1, 2001, are shown below:

-------------------------------------------------------------------------------
                                                          FOR THE TWELVE MONTHS
                                                             ENDED DECEMBER 31,
                                                                           2001
-------------------------------------------------------------------------------
Reported net loss...........................................    (2,241,$000)
Amortization of goodwill, net of taxes......................     1,104,000
                                                          ---------------------
Adjusted net loss...........................................    (1,137,$000)
                                                          =====================
-------------------------------------------------------------------------------

3. SEGMENT DATA:

The Company operates and manages its subsidiaries within the separate business segments described in Note 1. The Company evaluates performance and allocates resources based on the operating income of each segment. The accounting policies of the reportable business segments are the same as those described in the summary of significant accounting policies. Effective March 1, 2002 EFP was included in the Specialty Manufacturing segment for all periods presented. EFP represented $21,821,000, $22,498,000 and $22,614,000 of Specialty
Manufacturing's net sales for the years ended December 31, 2003, 2002 and 2001, respectively and $7,230,000, $8,063,000 and $8,791,000 of Specialty
Manufacturing's assets as of December 31, 2003, 2002 and 2001, respectively.

The following is a summary of the business segment data for the years ended December 31, (dollars in thousands):

-------------------------------------------------------------------------------
                                                     2003       2002       2001
-------------------------------------------------------------------------------
NET SALES
Morgan.........................................  $223,241   $148,440   $173,187
Truck Accessories..............................   132,751    128,532    125,273
Specialty Manufacturing Group..................    54,936     54,012     64,105
                                                 ------------------------------
Net Sales......................................  $410,928   $330,984   $362,565
                                                 ==============================

-------------------------------------------------------------------------------------------
                                                                 2003       2002       2001
-------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
Morgan.....................................................  $ 15,993   $  5,226   $  5,794
Truck Accessories..........................................     9,314      2,399      8,176
Specialty Manufacturing Group..............................     1,787      3,939      7,862
JBPCO (Corporate)..........................................    (3,258)    (5,968)    (3,681)
                                                             ------------------------------
Operating Income...........................................  $ 23,836   $  5,596   $ 18,151
                                                             ==============================
DEPRECIATION AND AMORTIZATION EXPENSE
Morgan.....................................................  $  2,776   $  2,700   $  2,783
Truck Accessories..........................................     3,350      3,559      4,262
Specialty Manufacturing Group..............................     2,701      2,947      3,262
JBPCO (Corporate)..........................................        28         62         98
                                                             ------------------------------
Depreciation and amortization expense......................  $  8,855   $  9,268   $ 10,405
                                                             ==============================
TOTAL ASSETS AS OF DECEMBER 31,
Morgan.....................................................  $ 53,156   $ 48,297   $ 46,651
Truck Accessories..........................................    41,727     38,939     42,284
Specialty Manufacturing Group..............................    26,611     24,608     30,288
JBPCO (Corporate)..........................................     1,248      3,495      1,686
                                                             ------------------------------
Identifiable Assets........................................  $122,742   $115,339   $120,909
                                                             ==============================
CAPITAL EXPENDITURES
Morgan.....................................................  $    662   $    535   $    891
Truck Accessories..........................................     2,275      3,262      3,603
Specialty Manufacturing Group..............................     1,054      1,649      3,392
JBPCO (Corporate)..........................................         3         31         48
                                                             ------------------------------
Capital expenditures.......................................  $  3,994   $  5,477   $  7,934
                                                             ==============================
-------------------------------------------------------------------------------------------

Morgan has two customers (truck leasing and rental companies) that accounted for, on a combined basis, approximately 41%, 35% and 39% of Morgan's net sales during 2003, 2002 and 2001, respectively. Specialty Manufacturing has one customer in the international oil field service industry that accounted for approximately 15%, 14% and 21% of Specialty Manufacturing's net sales during 2003, 2002 and 2001, respectively.

The Company's operations are located principally in the United States. However, Raider is located in Canada. Long-lived assets relating to these foreign operations were $3,700,000 and $4,188,000 at December 31, 2003 and 2002,
respectively. Consolidated net sales include $15,124,000, $13,633,000 and $13,827,000 in 2003, 2002 and 2001, respectively, of sales to customers outside the United States.

JBPCO (Corporate) operating losses for all periods comprise the costs of the parent company office and personnel that provide strategic direction and support to the subsidiary companies.

4. INVENTORIES:

Consolidated net inventories consist of the following (dollars in thousands):

-------------------------------------------------------------------------------
                                                                   DECEMBER 31,
                                                              -----------------
                                                                 2003      2002
-------------------------------------------------------------------------------
Raw Materials...............................................  $17,018   $13,506
Work in Process.............................................    5,695     4,606
Finished Goods..............................................    5,112     4,991
                                                              -----------------
Total Inventory.............................................  $27,825   $23,103
                                                              =================
-------------------------------------------------------------------------------

Inventories are stated net of an allowance for shrinkage, excess and obsolete inventory of $1,720,000 and $2,123,000 at December 31, 2003 and 2002,
respectively. During the years ended December 31, 2003, 2002 and 2001, the Company charged to expense $90,000, $378,000 and $1,044,000, respectively, as a provision for excess and obsolete inventory and deducted from the allowance $493,000, $393,000 and $1,296,000, respectively, for write-offs of excess and obsolete inventory.

5. LONG LIVED ASSETS

Property, plant and equipment, as of December 31, 2003 and 2002, consisted of the following (dollars in thousands):

---------------------------------------------------------------------------------------------
                                                               RANGE OF
                                                           USEFUL LIVES
                                                               IN YEARS       2003       2002
---------------------------------------------------------------------------------------------
Land.....................................................            --   $  2,972   $  3,340
Buildings and improvements...............................          5-25     20,035     20,505
Machinery and equipment..................................          3-10     73,388     70,197
Furniture and fixtures...................................          2-10     14,748     14,009
Transportation equipment.................................          2-10      3,305      3,215
Leasehold improvements...................................          3-10      5,797      6,106
Construction in progress.................................            --        375        653
                                                           ----------------------------------
                                                                           120,620    118,025
Accumulated depreciation and amortization................                  (87,437)   (78,836)
                                                           ----------------------------------
Property, plant and equipment, net.......................                 $ 33,183   $ 39,189
                                                           ==================================
---------------------------------------------------------------------------------------------

Machinery and Equipment included approximately $1,030,000 and $966,000 of equipment at cost recorded under capital leases as of December 31, 2003 and 2002.

Depreciation expense was $8,595,000, $9,136,000 and $9,221,000 and included $151,000, $149,000 and $93,000 for assets recorded under capital leases, for the years ended December 31, 2003, 2002 and 2001, respectively.

Other assets and goodwill as of December 31, 2003 and 2002, consist of the following (dollars in thousands):

------------------------------------------------------------------------------------------------
                                                                  2003                      2002
                                               -----------------------   -----------------------
                                AMORTIZATION    ACCUMULATED   NET BOOK    ACCUMULATED   NET BOOK
                             PERIOD IN YEARS   AMORTIZATION      VALUE   AMORTIZATION      VALUE
------------------------------------------------------------------------------------------------
Other Assets:
Cash surrender value of
   life insurance..........               --   $         --   $ 1,247    $         --   $ 1,220
Agreements not-to-
   compete.................                6            232       463              --        --
Debt issuance costs and
   other...................             3-10            999     4,175           4,816     2,185
                             -------------------------------------------------------------------
Total......................                    $      1,231   $ 5,885    $      4,816   $ 3,405
                             ===================================================================
Goodwill...................                                   $16,816                   $16,816
                             ===================================================================
------------------------------------------------------------------------------------------------

Amortization expense was $260,000, $132,000 and $1,184,000 for the years ended December 31, 2003, 2002 and 2001. The amortization of deferred loan costs were $692,000, $400,000 and $400,000 for the years ended December 31, 2003, 2002 and
2001 and are projected to be $912,000 for the 2004, 2005 and 2006 years and $456,000 in 2007. See also Note 16 related to the Proposed Refinancing and Acquisition which if completed could result in the write off of all or a portion of the debt issuance costs. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. At December 31, 2003 goodwill comprised of approximately $2,181,000, $10,684,000 and $3,951,000 for the Morgan, Truck Accessories and MIC Group reporting units, respectively.

During 2002 Morgan discontinued operations at its Mexico plant and wrote down the carrying value of the related buildings and improvements by $240,000 which is included in closed and excess facility costs for the year ended December 31, 2002. Effective May 12, 2003, the Company sold the Morgan facility located in Monterrey, Mexico. The Company received cash proceeds of approximately $865,000, net of fees, which was used to pay down borrowings under the Revolving Loan Agreement. There was no gain or loss on the transaction. Effective October 19, 2003, the Company sold the capital stock of Acero-Tec S.A. de C.V., for approximately $157,000 net of foreign taxes and expenses. The gain on the sale of the stock of $157,000 was included in other income for the year ended December 31, 2003.

6. REVOLVING CREDIT AGREEMENTS:

Amounts outstanding under the Revolving Credit Agreement as of December 31, 2003 and 2002 were (in thousands):

-------------------------------------------------------------------------------
                                                                 2003      2002
-------------------------------------------------------------------------------
JBPCO Revolver (Weighted average interest rate of 6.6%).....  $13,860   $15,866
                                                              =================
-------------------------------------------------------------------------------

The Company's Revolving Loan Agreement was renewed on March 26, 2003, and it automatically renews each year, subject to cancellation by either party not less than 60 days prior March 30 of that year. The Agreement allows the Company to borrow funds and provides for the guarantee of letters of credit and certain foreign exchange contracts, issued by the Company's banks, up to the lesser of $40,000,000, reduced from $58,000,000 effective March 31, 2003, or an amount based on advance rates applied to the total amounts of eligible accounts receivable and inventories of the Subsidiaries. The advance rates are 85% for receivables and 60% for inventory excluding work in process. The Revolving Loan Agreement provides for borrowing at variable rates of interest, based on either LIBOR (London Interbank Offered Rate, 1.1% at December 31, 2003) plus a margin of 2% or U.S. prime rate (4.00% at December 31, 2003). Interest is payable monthly including a fee of one-half of one percent on a portion of unused borrowing availability. The Subsidiaries are guarantors of this indebtedness, and inventory and receivables are pledged under the Revolving Loan Agreement. At December 31, 2003, the Company had total borrowings of $13,860,000 and letters of credit of $5,280,000 outstanding pursuant to the Revolving Loan Agreement. At December 31, 2003 the Company's unused available borrowing under the Revolving Loan Agreement totaled approximately $19,548,000 based on eligible accounts receivable and inventories.

The Revolving Loan Agreement contains provisions allowing the lender to accelerate debt repayment upon the occurrence of an event the lender determines to represent a material adverse change. Balances outstanding under the Revolving Loan Agreement are classified as current liabilities. The Revolving Loan Agreement also contains restrictive covenants, which, among other things, restrict the ability of the Company to dispose of assets, incur debt and restrict certain corporate activities. At December 31, 2003, the Company was in compliance with all covenants of the Revolving Loan Agreement. The Company believes that it has adequate resources to meet its working capital and capital expenditure requirements consistent with past trends and practices. At December 31, 2003, the Company was prohibited from paying dividends under the terms of the Revolving Loan Agreement. Additionally, the Company's cash balance is restricted under the terms of the Revolving Loan Agreement. The Company anticipates that it will be in compliance with all covenants of the Revolving Loan Agreement in 2004.

7. LONG-TERM DEBT AND NOTE OFFERING:

Long-term debt as of December 31, 2003 and 2002 consists of the following (Dollars in the table in thousands):

-------------------------------------------------------------------------------
                                                                 2003      2002
-------------------------------------------------------------------------------
JBPCO:
   12 1/2% Senior Secured Notes due 2007....................  $75,854   $    --
   12 1/2% Senior Notes due 2004............................       15    85,000
                                                              -----------------
                                                               75,869    85,000
                                                              -----------------
SPECIALTY MANUFACTURING:
   Term loan, due December 30, 2005, monthly payments of
     $113,095 through March 31,2004 and $38,095 thereafter
     plus interest at U.S. prime plus 1/2% (4.00% at
     December 31, 2003).....................................    1,111     1,793
   Cash Flow loan, due March 31, 2003, monthly payments of
     $55,555 plus interest at U.S. prime plus 1% (4.00% at
     December 31, 2003).....................................       --       120
   Seller's Note payable, due March 31, 2003, quarterly
     payments of $239,583 plus interest at U.S. prime (4.00%
     at December 31, 2003)..................................       --       240
   Obligations under capital leases and non-compete
     agreements.............................................    1,065       720
                                                                2,176     2,873
                                                              -----------------
Total long-term debt........................................   78,045    87,873
Less current portion........................................    1,221       982
                                                              -----------------
Long-term debt, less current portion........................  $76,824   $86,891
                                                              =================
-------------------------------------------------------------------------------

Effective June 10, 2003 the Company successfully completed the exchange (Exchange Offer) of $84,985,000 of its 12.5% Senior Notes due May 2004 (Old Notes) for $84,985,000 of 12.5% Senior Secured Notes due May 2007 (New Notes). Effective September 29, 2003 the Company purchased for cash $9,131,000 of the New Notes. The interest rate on the New Notes is 12.50% per year; provided that, if on May 15, 2006, the Company has not retired (either through tender offers or redemptions) at least an additional aggregate of $3,319,000 of New Notes since the issue date of the New Notes, the interest rate on the New Notes will increase by an additional 250 basis points (i.e., 2.5%) from the interest rate then in effect until the interest payment date immediately succeeding the date on which the Company has repaid an aggregate of at least $3,319,000 of New Notes. Interest on the New Notes accrued from May 15, 2003 and will be payable on May 15 and November 15 of each year and at maturity. Interest will be paid in cash provided that, at the option of the Company, any three of the first five interest payments (i.e., November 15, 2003, May 15 and November 15, 2004 and May 15 and November 15, 2005) may be made (i) half in cash and (ii) half in the form of additional New Notes, or paid-in kind, with a principal amount equal to 112.5% of the amount of cash that would have otherwise been payable. The November 15, 2003 interest payment was made in cash.

The New Notes rank senior in right of payment to all subordinated debt of the Company, and pari passu in right of payment with all senior debt of the Company, including obligations under the Company's Revolving Loan Agreement. However, the New Notes are effectively subordinated to the Company's obligations under the Revolving Loan Agreement to the extent of the value of the assets securing such obligations. While the Company's unsecured and unsubordinated indebtedness rank pari passu with the New Notes in right of payment, the holders of the New Notes may, to the exclusion of unsecured creditors, seek recourse against the pledged assets as security for the New Notes until amounts owed under the New Notes are satisfied in full.

The Company's obligations under the New Notes are guaranteed by all of its current and future subsidiaries (the "Subsidiaries" or the "Guarantors"). The New Notes are secured by a perfected, first priority security interest in all the assets owned by the Company and the Subsidiaries except for the assets securing the Revolving Credit Agreement (primarily cash, inventory and accounts receivable) and the assets of Specialty Manufacturing that secure borrowings of $1,111,000 as of December 31, 2003 under a term loan agreement. The New Notes are also secured by a pledge of the capital stock of the Company's subsidiaries, other than the stock of Morgan. Separate financial statements of the Subsidiary Guarantors are not included because all the Subsidiary Guarantors provide the Guarantees, and the Subsidiary Guarantors are jointly and severally liable on a full and unconditional basis.

The New Indenture includes covenants that limit the ability of the Company and the ability of the Company's Restricted Subsidiaries to: incur additional debt, including guarantees; make acquisitions; sell assets; make investments and other restricted payments, pay dividends, redeem or repurchase capital stock or subordinated obligations, subject to certain exceptions; create specified liens; create or permit restrictions on the ability of the Company's Restricted Subsidiaries to pay dividends or make other distributions to the Company; engage in transactions with affiliates; engage in sale and leaseback transactions; consolidate or merge with or into other companies or sell all or substantially all of their assets. The Company is in compliance with all the restrictive covenants of the New Indenture as of December 31, 2003.

Costs associated with the Exchange Offer of $831,000 were expensed during the year ended December 31, 2003. The Company paid a consent fee to the holders of the Old Notes of 3% or approximately $2,550,000 that was paid in cash effective June 10, 2003. The consent fee was capitalized as deferred loan costs and will be amortized as interest expense over the term of the New Notes.

Effective September 29, 2003 the Company purchased for cash $9,131,000 principal amount of its New Notes pursuant to an offer to purchase up to $12.5 million of the New Notes. The Company paid approximately $8,838,000, including accrued interest of approximately $438,000, and recorded a gain, included in Other Income, on the purchase of approximately $367,000 net of deferred loan costs of $288,000.

At December 31, 2003, the Consolidated EBITDA Coverage Ratio, as defined in the 12 1/2% New Notes Bond Indenture, was greater than 2:1 in which case the Company is permitted to incur debt for the purposes of making capital expenditures including capital leases.

The Company believes that it has adequate resources to meet its working capital and capital expenditure requirements consistent with past trends and practices. Operating cash flows are a principal source of liquidity to the Company and the diverse nature of the operations of the Company, in management's opinion, reduces exposure to economic factors such as the current manufacturing recession. Additionally, the Company believes that its borrowing availability under the Revolving Credit Agreement and potentially available sources of long-term financing will satisfy the Company's cash requirements for the coming year, given its anticipated additional capital expenditures, working capital requirements and its known obligations. The Company has commenced negotiations to refinance its New Notes due in May 2007; however, there can be no assurances that any refinancing will be successfully completed.

The Company's obligation under the term loan due December 30, 2005 is secured by a lien upon the property of Specialty Manufacturing in the amount of approximately $1,111,000 granted to the lender.

The Company estimates the fair value of the 12 1/2% Senior Notes at December 31, 2003 and 2002 to be approximately $70,640,000 and $69,700,000, respectively, based on their publicly traded value at that date compared to a recorded amount of $75,854,000 and $85,000,000 as of December 31, 2003 and 2002, respectively.

The carrying values of receivables, payables and debt maturing within one year contained in the Consolidated Balance Sheets as of December 31, 2003 and 2002 approximate the fair value of those instruments.

Maturities. Aggregate principal payments on long-term debt for the next five years and thereafter to December 31, 2003, are as follows (dollars in thousands):

---------------------------------------------------------------------
2004........................................................  $ 1,221
2005........................................................      749
2006........................................................      177
2007........................................................   75,895
2008........................................................        3
                                                              -------
                                                              $78,045
                                                              =======
---------------------------------------------------------------------

8. OPERATING LEASES:

The Company leases certain manufacturing facilities and equipment under noncancelable operating leases certain of which contain renewal options. The future minimum lease payments for the next five years subsequent to December 31, 2003 are as follows (dollars in thousands):

--------------------------------------------------------------------
2004........................................................  $8,430
2005........................................................   6,383
2006........................................................   5,043
2007........................................................   3,716
2008........................................................   2,769
--------------------------------------------------------------------

Total rental expense included in continuing operations under all operating leases was $9,600,000 $9,451,000 and $10,615,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

9. SUPPLEMENTAL CASH FLOW INFORMATION:

Cash payments for interest were $13,524,000, $12,255,000 and $13,134,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Cash payments for income taxes, net of refunds, were $485,000, $1,440,000 and $948,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

10. INCOME TAXES:

The income tax provision consists of the following for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands):

---------------------------------------------------------------------------------------
                                                                2003      2002     2001
---------------------------------------------------------------------------------------
Current:
   Federal..................................................  $  149   $  (313)  $   26
   State....................................................     185       250      600
   Foreign..................................................     566       645      600
Deferred:
   Federal..................................................   1,676    (1,628)   1,683
   State....................................................      38      (137)     (80)
                                                              -------------------------
Income tax (benefit) provision..............................  $2,614   $(1,183)  $2,829
                                                              =========================
---------------------------------------------------------------------------------------

The following table reconciles the differences between the federal statutory income tax rate and the effective tax rate for the years ended December 31, 2003, 2002 and 2001 (Dollars in thousands):

-------------------------------------------------------------------------------------------
                                                      2003             2002            2001
                                              ------------    -------------    ------------
                                              AMOUNT     %     AMOUNT     %    AMOUNT     %
-------------------------------------------------------------------------------------------
Tax provision (benefit) at federal statutory
   income tax rate..........................  $3,980    34%   $(2,349)  (34)%  $1,700   34%
Valuation allowance.........................   (800)    (7)      479      7       --    --
Goodwill amortization.......................     --     --        --     --      111     2
Non deductible expenses.....................     (5)    --       181      3        2    --
State income taxes, net of federal income
   tax benefit..............................    122      1       165      2      452     9
Foreign income and withholding taxes, net of
   federal benefit..........................    352      3       449      7      565    11
Other.......................................  (1,035)   (9)     (108)    (2)      (1)   --
                                              ---------------------------------------------
(Benefit) Provision for income taxes and
   effective tax rates......................  $2,614    22%   $(1,183)  (17)%  $2,829   56%
                                              =============================================
-------------------------------------------------------------------------------------------

The domestic and foreign components of Income (Loss) from Continuing Operations before Income Taxes were:

----------------------------------------------------------------------------------------
                                                                 2003      2002     2001
----------------------------------------------------------------------------------------
Domestic....................................................  $10,373   $(8,610)  $4,000
Foreign.....................................................    1,334     1,700      999
                                                              --------------------------
      Total.................................................  $11,707   $(6,910)  $4,999
                                                              ==========================
----------------------------------------------------------------------------------------

Deferred income taxes are based on the estimated future tax effects of differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax assets and liabilities as of December 31, 2003 and 2001 were (dollars in thousands):

-------------------------------------------------------------------------------
                                                                 2003      2002
-------------------------------------------------------------------------------
CURRENT DEFERRED TAX ASSET:
Allowance for doubtful accounts.............................  $   300   $   318
Employee benefit accruals and reserves......................      689       940
Other.......................................................      199       282
                                                              -----------------
Total current deferred tax asset............................    1,188     1,540
                                                              -----------------
LONG TERM DEFERRED TAX ASSET:
Tax benefit carryforwards...................................    8,543    11,586
Warranty liabilities........................................      914       955
Other.......................................................      982     1,260
Valuation allowance.........................................   (1,865)   (2,665)
                                                              -----------------
Total long term deferred tax asset..........................    8,574    11,136
                                                              -----------------
LONG TERM DEFERRED TAX LIABILITIES:
Depreciation and amortization...............................   (3,388)   (4,585)
Other.......................................................       --        (3)
                                                              -----------------
Total long term deferred tax liability......................   (3,388)   (4,588)
                                                              -----------------
Net long term deferred tax asset............................    5,186     6,548
                                                              -----------------
      Net deferred tax asset................................  $ 6,374   $ 8,088
                                                              =================
-------------------------------------------------------------------------------

Tax Carryforwards. The Company has alternative minimum tax credit carryforwards of approximately $1,134,000 at December 31, 2003 for U.S. federal income tax purposes, which may be carried forward indefinitely. The Company has net operating loss carryforwards of approximately $21,800,000 for U.S. federal income tax purposes at December 31, 2003, which if not utilized, will begin to expire in 2008. At December 31, 2003, the Company had a valuation allowance of $1,865,000 which reflects an $800,000 decrease from the amount at December 31, 2002. The Company believes, based on available evidence, that it is more likely than not that an additional portion of the Company's net deferred tax asset will be realized in the future. The $1,035,000 of other reconciling differences between the federal income tax rate and the effective rate for the year ended December 31, 2003 was due primarily to prior year provision to return differences.

11. COMMON STOCK:

As of December 31, 2003 and 2002, there were 100,000 shares authorized and 3,059 shares issued and outstanding of JBPCO common stock with a par value of $.01 per share. JBPCO was incorporated in Delaware. No other classes of common stock, preferred stock or common stock equivalents exist.

12. EMPLOYEE BENEFIT PLANS:

DEFINED CONTRIBUTION PLANS

JBPCO 401(k) Plan. The JBPCO-sponsored 401(k) savings plan allows participating employees to contribute through salary deductions up to 15% of gross pay and provides for Company matching contributions up to two percent of the first six percent of gross pay as well as the opportunity for an annual discretionary contribution. The Company reduced the matching percentage from three percent effective August 1, 2002 and has not made an annual discretionary contribution. Vesting in the Company matching contribution is 20% per year over the first five years. The Company incurred related employer matching contribution and administrative expenses of $674,000, $1,044,000 and $918,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

DEFINED BENEFIT PLANS

Truck Accessories assumed future sponsorship of a defined benefit plan covering hourly employees at its GemTop division that was sold and all the employees terminated effective February 28, 2003. The plan was frozen effective March 31, 1996 and at December 31, 2003 and 2002 the plan was underfunded by approximately $81,000 and $147,000, respectively. The Company's funding policy for the Truck Accessories plan is to make the minimum annual contributions required by applicable regulations.

The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheets as of December 31, 2003 and 2002, and the significant assumptions used in accounting for the defined benefit plan. (dollars in thousands):

--------------------------------------------------------------------------
                                                              2003    2002
--------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $540    $524
   Interest cost............................................    28      36
Actuarial (gains) losses....................................   (53)      8
Benefits paid...............................................   (77)    (28)
                                                              ------------
Benefit obligation at end of year...........................  $438    $540
                                                              ------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............   393     447
Actual return on plan assets................................    22     (51)
Company contributions.......................................    20      29
Expenses....................................................    (1)     (5)
Benefits paid...............................................   (77)    (27)
                                                              ------------
Fair value of plan assets at end of year....................   357     393
                                                              ------------
Funded status of the plan...................................   (81)   (147)
Unrecognized actuarial loss.................................   106     160
Unrecognized net transition obligation......................    --      42
                                                              ------------
Prepaid benefit cost........................................  $ 25    $ 55
                                                              ============
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate...............................................  6.75%   6.75%
Expected return on plan assets..............................   8.0%    8.0%
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                              2003   2002   2001
--------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC PENSION BENEFIT
Service cost................................................  $  1   $  5   $  5
Interest cost...............................................    28     36     34
Expected return on plan assets..............................   (27)   (36)   (39)
Recognized net actuarial (gains)/losses.....................    43      8      8
Amortization of net loss....................................     6      2     --
                                                              ------------------
Net periodic pension benefit................................  $ 51   $ 15   $  8
                                                              ==================
--------------------------------------------------------------------------------

13. ACQUISITIONS:

Effective May 5, 2003 Morgan purchased certain assets, primarily inventory, of a truck body manufacturer, located in Los Angeles, California. The acquisition was made by an un-restricted, non-guarantor subsidiary of Morgan prior to June 10, 2003 and was merged into Morgan on that date. Morgan paid approximately $400,000, in cash, for the assets and assumed certain liabilities of approximately $240,000. Concurrently with the acquisition, Morgan entered into a two year non-compete agreement with the former owner and a two year consulting agreement with a former officer of the company. Morgan will pay an aggregate of approximately $380,000 each year under the terms of the agreements. The acquisition provided Morgan with an operational manufacturing facility and was a cost effective alternative to a planned investment in a new facility in the Los Angeles market.

14. COMMITMENTS AND CONTINGENCIES:

Claims and Lawsuits. The Company is involved in certain claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

Letters of Credit and Other Commitments. The Company had $5,280,000 and $4,080,000 in standby letters of credit outstanding at December 31, 2003 and 2002, primarily securing the Company's insurance programs.

Environmental Matters. The Company's operations are subject to numerous environmental statutes and regulations, including laws and regulations affecting its products, the materials used in and wastes generated by manufacturing the Company's products and the investigation and cleanup of contaminated sites. In addition, certain of the Company's operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water of the United States or that impose workplace health and safety requirements. Pursuant to these laws, some of the Company's operations require permits which may restrict the Company's operations and which are subject to renewal, modification or revocation by issuing authorities. The Company also generates hazardous and non-hazardous wastes. The Company has received notices of noncompliance, from time to time, with respect to its operations, which are typically resolved by correcting the conditions and the payment of minor fines, none of which individually or in the aggregate has had a material adverse effect on the Company. Further, we cannot assure you that the Company has been or will be at all times in compliance with all of these requirements, including those related to reporting or permit restrictions or that the Company will not incur material fines, penalties, costs or liabilities in connection with such requirements or a failure to comply with them. The Company expects that the nature of its operations will continue to make it subject to increasingly stringent environmental and workplace health and safety regulatory standards and to the increasingly stringent enforcement of those standards. Although the Company believes it has made sufficient capital expenditures to maintain compliance with existing laws and regulations, future expenditures may be necessary, as compliance standards and technology change. Unforeseen significant expenditures required to maintain such future compliance, including unforeseen liabilities, could limit expansion or otherwise have a material adverse effect on the Company's business and financial condition.

In a memorandum dated January 10, 2002 issued by the Georgia Environmental Protection Division ("EPD"), Truck Accessories was notified that it may be a PRP in a Georgia state superfund site. Although a precise estimate of liability cannot currently be made with respect to this site, the Company currently believes that its proportionate share, if any, of the ultimate costs related to any necessary investigation and remedial work at this site will not have a material adverse effect on the Company. The Company has not recorded a liability related to this matter.

On January 29, 2003, the United States Environmental Protection Agency ("USEPA") notified Truck Accessories that it had reviewed a self-disclosure regarding failure to file certain forms allegedly required pursuant to Section 313 of the Emergency Planning and Community Right-to-Know Act, and regulations promulgated thereunder. The Company is engaged in settlement discussions to resolve these and other potential claims. USEPA has proposed a penalty of $11,045. The Company has accrued expenses of $20,000 and has implemented four Supplemental Environmental Projects, undertaken in connection with this matter, that require approximately $125,000 of capital expenditures.

During a Phase II Environmental Assessment in November 2002 at KWS, in preparation for its sale, two areas of potential contamination were identified. As a part of the sale agreement, a Phase III project was undertaken to determine the exact level of contamination and potential remediation, if necessary. The Company has entered into a "Voluntary Clean Up Project" with the Texas Commission on Environmental Quality that is expected to be completed by November 2003. Although a precise estimate of liability cannot currently be made with respect to the contamination levels or potential remediation, the Company has incurred approximately $70,000, of expenses as of December 31, 2003, and currently believes that to be the ultimate cost of this matter. Costs incurred over and above $50,000 should be reimbursable to the company by the previous owner of KWS.

15. RELATED PARTY TRANSACTIONS:

The Company is party to a Management Services Agreement with Southwestern Holdings, Inc. a corporation ("Southwestern") owned by Mr. Poindexter. Pursuant to the Management Services Agreement, Southwestern provides services to the Company, including those of Mr. Poindexter. The Company pays to Southwestern a base fee of approximately $46,000 per month for these services, subject to annual automatic increases based upon the consumer price index. The Company may also pay a discretionary annual bonus to Southwestern subject to certain limitations; $200,000 was paid in 2003 and none was paid in 2002, or in 2001. The Company paid Southwestern $749,000, $549,000, and $757,000 during 2003, 2002 and 2001, respectively, for all these services.

John Poindexter owns 100% of the capital stock of Morgan Olson Corporation. Effective with the acquisition by Morgan Olson Corporation on July 15, 2003 of the business and assets of a truck body manufacturing plant located in Sturgis, Michigan, the Company agreed to provide certain services to Morgan Olson pursuant to a Management Services Agreement between the companies, including Morgan. The Company charged Morgan Olson $362,000 during the period ended December 31, 2003 for services provided that is included in Other income. Morgan purchases certain materials for and provides the services of certain key personnel to Morgan Olson for which it is reimbursed at cost. During the year ended December 31, 2003 Morgan Olson paid Morgan $956,000 for these purchase and time spent by its personnel. As of December 31, 2003, Morgan Olson owed the Company $414,000 that is included in Accounts Receivable and was paid subsequent to that date. Mr. Poindexter acquired from a third party, effective November 7, 2003, certain equipment that had been leased to Specialty Manufacturing and valued at approximately $201,000. Also effective on that date Specialty Manufacturing entered into a lease with Mr. Poindexter to lease the equipment. Specialty Manufacturing made no payments under the lease during the year ended December 31, 2003.

Mr. Poindexter is an officer of JBPCO and is a partner in a partnership that leases to Morgan certain real property in Georgia. Morgan paid $286,000, $290,000, and $287,000 in rent to the partnership in 2003, 2002 and 2001 pursuant to such lease.

16. PROPOSED REFINANCING AND ACQUISITION (UNAUDITED)

We have begun the process of refinancing our existing debt with a proposed offering of new senior notes and a new revolving credit facility. At the same time as the proposed offering or shortly thereafter we will acquire from John Poindexter, the sole shareholder of the Company, the stock of Morgan Olson, a truck body manufacturing company that he acquired effective July 14, 2003. The net proceeds from the new credit facility and this offering will be used to repay amounts outstanding under the existing credit facility, Morgan Olson's term loans of $17,400,000 as of December 31, 2003 and to redeem our 12 1/2% Senior Secured Notes due May 2007. There can be no assurances that the refinancing will occur.

Morgan Olson, located in Sturgis Michigan, is one of three manufacturers of walk-in truck bodies in the United States with a 50 year heritage in the industry. Morgan Olson also manufactures and supplies service parts for its van truck bodies under long-term contracts with the United States Postal Service. Mr. Poindexter acquired certain assets of Morgan Olson from Grumman Olson in a bankruptcy proceeding and will contribute those assets to the Company in conjunction with the proposed refinancing. Mr. Poindexter paid approximately $13,000,000 for the assets including $3,000,000 in cash that he contributed as equity of the company. The purchase price was allocated to the assets based on the estimated fair values as of the date of acquisition. There was no goodwill recorded with the acquisition. If the acquisition is consummated the historical financial statements of the Company will be changed to reflect the merger on a pooling of interests basis so as to combine the financial statements of both companies for the period they were under common control.

17. DISCONTINUED OPERATIONS

During 2003 the Company received a settlement from a class action suit of approximately $280,000 and proceeds from a surrendered life insurance policy of approximately $86,000 that were related to operations sold in 1999. Income from these transactions of $268,000, net of income taxes, was included in Losses from Discontinued Operations of the Company for the year ended December 31, 2003.

SPECIALTY MANUFACTURING GROUP-KWS OPERATIONS

During the fourth quarter of 2002, the Company committed to a plan to sell principally all the assets, excluding accounts receivable and less certain of the liabilities of the KWS operations of Specialty Manufacturing. The sale was completed effective December 31, 2002. The Company realized net cash proceeds of approximately $3,200,000 from the sale. KWS comprised the bulk material handling operations of the Company's Specialty Manufacturing business segment. The results of operations have been reported as discontinued operations in the consolidated financial statements for the periods presented. In addition, the net assets and liabilities which were disposed of have been segregated within the consolidated balance sheet as "net assets of discontinued operations".

Condensed financial information related KWS at December 31, 2003 and 2002 is as follows (in thousands):

---------------------------------------------------------------------------
                                                               2003    2002
---------------------------------------------------------------------------
Current assets..............................................  $  --   $ 742
Current liabilities.........................................   (236)   (532)
                                                              -------------
Net assets (liabilities)....................................  $(236)  $ 210
                                                              =============
---------------------------------------------------------------------------

KWS's loss before income taxes was $81,000 for the year ended December 31, 2003. KWS's revenues were $7,802,000 and $9,926,000 and loss before tax was $4,230,000 and $2,029,000 for the twelve months ended December 31, 2002 and 2001, respectively. The Company recorded a loss on disposal of approximately $1,865,000 during the year ended December 31, 2002 which included the write off of related goodwill of $1,159,000.

The income (loss) from discontinued operations related to KWS during the twelve months ended December 31, 2003, 2002 and 2001, were as follows (in thousands):

--------------------------------------------------------------------------------------
                                                              2003      2002      2001
--------------------------------------------------------------------------------------
Loss from KWS's operations less applicable income taxes of
   $(15), $--, and $(505), respectively.....................  $(66)  $(1,554)  $(1,006)
Loss on disposal of KWS.....................................    --    (1,865)       --
                                                              ------------------------
                                                              $(66)  $(3,419)  $(1,006)
                                                              ========================
--------------------------------------------------------------------------------------

Losses from KWS's operations include interest expense of $0, $223,000 and $342,000 related to the borrowings of KWS under the Revolving Loan Agreement, the term loan due March 31, 2007 and the cash flow loan due March 31, 2003, for the twelve months ended December 31, 2003, 2002 and 2001, respectively. The borrowings were repaid using the proceeds from the sale.

SPECIALTY MANUFACTURING-MARLIN OPERATIONS

Specialty Manufacturing's Marlin Operation was one of five locations that manufactures expandable foam plastic packaging materials. The operation lost a major customer during 2001 and a failure to replace the lost production volume resulted in management's decision, during 2002, to close or sell the operation. An agreement to sell the operations to a third party was reached during the fourth quarter of 2002 and the sale completed effective January 31, 2003. The third party assumed the operating lease on the premises. There were no net cash proceeds from the transaction. Accordingly, the results of operations have been reported as discontinued operations in the consolidated financial statements for the periods presented. In addition, the net assets and liabilities which were disposed of have been segregated within the consolidated balance sheet as "net assets of discontinued operations".

Condensed financial information related to Specialty Manufacturing's Marlin Operations at December 31, 2003 and 2002 is as follows (in thousands):

---------------------------------------------------------------------------
                                                               2003    2002
---------------------------------------------------------------------------
Current assets..............................................  $  --   $ 516
Current liabilities.........................................   (140)   (982)
                                                              -------------
Net liabilities.............................................  $(140)  $(466)
                                                              =============
---------------------------------------------------------------------------

Specialty Manufacturing's Marlin Operation's revenues were $4,090,000 and $1,998,000 and the loss before income taxes was $748,000 and $1,403,000 for the twelve months ended December 31, 2002 and 2001, respectively. The Company recorded a loss on disposal of approximately $172,000 during the year ended December 31, 2002 which included the write down of remaining property plant, and equipment.

The income (loss) from discontinued operations related to Specialty Manufacturing's Marlin Operations during the twelve months ended December 31, 2002 and 2001 were as follows (in thousands):

---------------------------------------------------------------------------
                                                               2002    2001
---------------------------------------------------------------------------
Loss from Specialty Manufacturing's Marlin Operations less
   applicable income taxes of $-, $(471), respectively......  $(576)  $(932)
Loss on disposal of Specialty Manufacturing's Marlin
   Operations...............................................   (172)     --
                                                              -------------
                                                              $(748)  $(932)
                                                              =============
---------------------------------------------------------------------------

TRUCK ACCESSORIES-GEMTOP OPERATIONS

During the fourth quarter of 2002, the Company committed to a plan to sell principally all the assets, less certain of the liabilities of the GemTop operations of Truck Accessories. The sale was completed effective February 28, 2003. The Company realized net cash proceeds of approximately $840,000 from the sale. Accordingly the results of operations have been reported as discontinued operations in the consolidated financial statements for the periods presented. In addition, the net assets and liabilities which were disposed of have been segregated within the consolidated balance sheet as "net assets of discontinued operations".

    Condensed financial information related GemTop at December 31, 2003 and 2002 is as follows (in thousands):

----------------------------------------------------------------------------
                                                               2003     2002
----------------------------------------------------------------------------
Current assets..............................................  $  --   $  893
Property, net...............................................     --      196
                                                              --------------
Total assets................................................     --    1,089
Less current liabilities....................................   (203)    (512)
                                                              --------------
Net assets (liabilities)....................................  $(203)  $  577
                                                              ==============
----------------------------------------------------------------------------

GemTop's revenues were $918,000, $6,056,000 and $9,946,000, and the income
(loss) before income taxes was $(345,000), $(1,544,000) and $500,000, for the twelve months ended December 31, 2003, 2002 and 2001, respectively. The Company accrued certain closing costs and wrote down the value of inventory and fixed assets recording an impairment loss of approximately $632,000 as of December 31, 2002. Accrued closing costs included severance costs of $128,000.

The loss from discontinued operations related to GemTop during the twelve months ended December 31, 2003, 2002 and 2001, were as follows (in thousands):

------------------------------------------------------------------------------------
                                                               2003      2002   2001
------------------------------------------------------------------------------------
Income (loss) from GemTop's operations less applicable
   income taxes of $(104), $--, and $168, respectively......  $(241)  $  (912)  $332
Loss on disposal of GemTop..................................     --      (632)    --
                                                              ----------------------
                                                              $(241)  $(1,544)  $332
                                                              ======================
------------------------------------------------------------------------------------

TRUCK ACCESSORIES-POLYMER PRODUCTS DIVISION (PPD) AND TRUCK ACCESSORIES DISTRIBUTION

During the fourth quarter of 2001, management decided to cease production of polymer based products at Truck Accessories and the closure of the PPD division was completed during the fourth quarter. Limited production of certain tonneau models continued in 2002. Accordingly the results of operations have been reported as discontinued operations in the consolidated financial statements for the periods presented. There were no net assets or liabilities associated with these operations as of December 31, 2003 and 2002.

PPD's revenues were $410,000 and $4,479,000 and the (loss) before income taxes were $(542,000) and $(4,225,000) for the twelve months ended December 31, 2002 and 2001, respectively. The Company wrote off the product molds and inventory associated with the discontinued products of approximately $611,000 and expensed approximately $682,000 associated with potential future product warranty costs during the year ended December 31, 2001. Additionally, during 2002, Truck Accessories incurred an expense related to the Truck Accessories Distribution operations that were sold during the year ended December 31, 1999 of $146,000 net of applicable taxes.

18. SELECTED QUARTERLY INFORMATION (UNAUDITED)

The Company's accounting records are maintained on the basis of four 13 week quarters. Shown below are the selected unaudited quarterly data:

---------------------------------------------------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                               2003       2003            2003           2003
---------------------------------------------------------------------------------------------
Net sales...............................  $  89,898   $114,283   $     104,379   $    102,368
Cost of sales...........................     77,167     96,045          88,466         88,764
                                          ---------------------------------------------------
Gross profit............................     12,731     18,238          15,913         13,604
Selling general and administrative......      8,657      8,702           9,034         10,163
Exchange offer costs....................         --        940            (109)            --
Other income............................       (125)       (35)           (384)          (193)
                                          ---------------------------------------------------
Operating Income........................      4,199      8,631           7,372          3,634
Interest expense........................      3,345      2,897           3,066          2,821
Income tax provision (benefit)..........        390      2,178           1,823         (1,777)
                                          ---------------------------------------------------
Income before discontinued operations...        464      3,556           2,483          2,590
Loss from discontinued operations.......       (151)       123             (12)             1
                                          ---------------------------------------------------
Net income (loss).......................  $     313   $  3,679   $       2,471   $      2,591
                                          ===================================================
Depreciation and amortization...........  $   2,293   $  2,243   $       2,465   $      2,546
                                          ===================================================
Amortization of deferred loan costs.....  $     102   $    139   $         222   $        229
                                          ===================================================
---------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                2002       2002            2002           2002
----------------------------------------------------------------------------------------------
Net sales................................  $  79,678   $97,608    $      78,388   $     75,310
Cost of sales............................     68,924    82,133           68,824         66,023
                                           ---------------------------------------------------
Gross profit.............................     10,754    15,475            9,564          9,287
Selling general and administrative.......     10,226    10,386            9,318         10,139
Closed and excess facility costs.........         --        --               35            287
Other income.............................        (16)      (38)            (163)          (798)
                                           ---------------------------------------------------
Operating Income.........................        544     5,127              374           (341)
Interest expense.........................      3,257     3,043            3,082          3,124
Income tax provision (benefit)...........       (940)    1,251             (784)          (691)
                                           ---------------------------------------------------
Income (loss) before discontinued
   operations............................     (1,773)      833           (1,924)        (2,774)
Loss from discontinued operations........       (604)     (563)            (371)        (4,934)
                                           ---------------------------------------------------
Net income (loss)........................  $  (2,377)  $   270    $      (2,295)  $     (7,708)
                                           ===================================================
Depreciation and amortization............  $   2,456   $ 2,475    $       2,147   $      2,080
                                           ===================================================
Amortization of deferred loan costs......  $     100   $   100    $         100   $        100
                                           ===================================================
----------------------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Morgan Olson Corporation
Sturgis, Michigan

We have audited the accompanying balance sheet of Morgan Olson Corporation as of December 31, 2003, and the related statements of income and retained earnings and cash flows for the period July 15, 2003 (date of inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morgan Olson Corporation as of December 31, 2003, and the results of its operations and its cash flows for the period July 15, 2003 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                             /s/ CROWE CHIZEK AND COMPANY LLC

South Bend, Indiana
January 16, 2004

                            MORGAN OLSON CORPORATION
                                 BALANCE SHEET

-------------------------------------------------------------------------------
                                                              DECEMBER 31, 2003
-------------------------------------------------------------------------------
ASSETS
Current assets
   Cash.....................................................  $             500
   Accounts receivable (net of allowance for doubtful
     accounts of $95,000)...................................          9,845,489
   Inventories..............................................          7,418,348
   Deferred tax assets......................................            281,800
   Prepaid expenses and other...............................            308,955
                                                              -----------------
      Total current assets..................................         17,855,092
Property, plant and equipment, net..........................          7,873,863
Deferred financing costs, net of accumulated amortization of
  $22,477...................................................            202,793
Deferred tax assets.........................................             17,400
                                                              -----------------
                                                              $      25,949,148
                                                              =================
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
   Checks written in excess of bank balance.................  $       1,183,428
   Current portion of long-term debt........................          1,214,286
   Accounts payable.........................................          3,348,475
   Payables to related parties..............................            414,213
   Accrued income taxes.....................................             79,237
   Accrued compensation and benefits........................            678,253
   Accrued warranty.........................................            516,978
   Other accrued expenses...................................            442,100
                                                              -----------------
      Total current liabilities.............................          7,876,970
Long-term debt..............................................         15,000,324
Shareholder's equity
   Common stock, $.01 par value, 1,000 shares authorized and
     100 shares issued and outstanding......................                  1
   Additional paid-in capital...............................          2,999,999
   Retained earnings........................................             71,854
                                                              -----------------
      Total stockholder's equity............................          3,071,854
                                                              -----------------
                                                              $      25,949,148
                                                              =================
-------------------------------------------------------------------------------

See accompanying notes to financial statements.

                            MORGAN OLSON CORPORATION
                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                FOR THE PERIOD
                                                                 JULY 15, 2003
                                                              (DATE OF INCEPTION)
                                                                    THROUGH
                                                               DECEMBER 31, 2003
                                                              -------------------
---------------------------------------------------------------------------------
                                                                    AMOUNT
---------------------------------------------------------------------------------
Net sales...................................................         $34,565,743
Cost of sales...............................................          29,764,915
                                                               -----------------
Gross margin................................................           4,800,828
Operating expenses
  Research and development..................................             261,763
  Selling and delivery......................................             946,608
General and administrative, including $1,161,527 of
  management fees paid to related parties...................           3,140,674
                                                               -----------------
                                                                       4,349,045
                                                               -----------------
Operating income............................................             451,783
Interest expense............................................             328,429
                                                               -----------------
Income before income taxes..................................             123,354
Income taxes................................................              51,500
                                                               -----------------
Net income and retained earnings at December 31, 2003.......         $    71,854
                                                               =================
Basic earnings per common share.............................         $       719
---------------------------------------------------------------------------------

See accompanying notes to financial statements.

                            MORGAN OLSON CORPORATION
                            STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------
                                                               FOR THE PERIOD
                                                                JULY 15, 2003
                                                             (DATE OF INCEPTION)
                                                                   THROUGH
                                                              DECEMBER 31, 2003
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................    $        71,854
  Adjustments to reconcile net income to net cash from
     operating activities
     Depreciation...........................................            335,363
     Amortization of deferred financing costs...............             22,477
     Provision for doubtful receivables.....................             95,000
     Deferred income taxes..................................           (299,200)
     Changes in operating assets and liabilities, excluding
      effects of acquisition
       Accounts receivable..................................         (7,035,559)
       Inventories..........................................         (3,368,153)
       Prepaid expenses and other...........................             18,738
       Checks written in excess of bank balance.............          1,183,428
       Accounts payable.....................................          3,348,475
       Payables to related parties..........................            414,213
       Accrued income taxes.................................             79,237
       Accrued compensation and benefits....................            518,748
       Accrued warranty.....................................             66,978
       Other accrued expenses...............................           (466,093)
                                                               -----------------
          Net cash from operating activities................         (5,014,494)
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of business...................................        (13,941,609)
  Purchase of property, plant and equipment.................            (32,737)
                                                               -----------------
     Net cash from investing activities.....................        (13,974,346)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings on revolving credit loan...................          6,092,464
  Proceeds from long-term debt..............................         10,628,098
  Payments on long-term debt................................           (505,952)
  Deferred financing costs..................................           (225,270)
  Shareholders' paid-in capital.............................          3,000,000
                                                               -----------------
     Net cash from financing activities.....................         18,989,340
                                                               -----------------
INCREASE IN CASH AND CASH AT DECEMBER 31, 2003..............    $           500
                                                                ================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for
     Interest...............................................    $       257,948
     Income taxes...........................................            271,463
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Liabilities assumed in business acquisition...............          1,517,698
--------------------------------------------------------------------------------

See accompanying notes to financial statements.

                            MORGAN OLSON CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
   FOR THE PERIOD JULY 15, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

NOTE 1--NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of business. Morgan Olson Corporation (the "Company") designs, manufactures, sells and services walk-in van bodies (mounted on standard chassis provided by third parties) throughout the United States and internationally.

Acquisition. On July 15, 2003, the Company purchased substantially all of the assets and assumed certain liabilities of the walk-in van and service parts operations of Grumman Olson Industries, Inc. The purchase price of $15,459,307 consisted of $13,941,609 cash, which included $354,000 of direct acquisition costs, and $1,517,698 of assumed liabilities. The cash purchase price was allocated to the acquired net assets based on the estimated fair values as of the date of acquisition as follows:

-------------------------------------------------------------------------
Accounts receivable.........................................  $ 2,904,930
Inventories.................................................    4,050,195
Prepaid expenses and other..................................      327,693
Property, plant and equipment...............................    8,176,489
Accrued compensation and benefits...........................     (159,505)
Accrued warranty............................................     (450,000)
Other accrued expenses......................................     (908,193)
                                                              -----------
                                                              $13,941,609
                                                              ===========
-------------------------------------------------------------------------

The results of operations of the acquired business have been included in the accompanying financial statements since the July 15, 2003 acquisition date. The Company had no business operations before the acquisition.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition. The Company recognizes revenue primarily upon completion of product, acceptance by customer and transfer of title.

Concentrations of credit risk. For the period ending December 31, 2003, sales to major customers as a percentage of total net sales and the related accounts receivable at December 31, 2003 as a percentage of accounts receivable were as follows:

--------------------------------------------------------------------------------------------
                                                              NET SALES   ACCOUNT RECEIVABLE
--------------------------------------------------------------------------------------------
Customer A..................................................     35%              30%
Customer B..................................................     27%              --
Customer C..................................................      7%              26%
--------------------------------------------------------------------------------------------

Customers A and B are prime contractors to a governmental agency for a fixed unit contract which is scheduled to be completed in March 2004.

Delivery revenues and costs. The Company includes in net sales the amounts billed to its customers for delivery services. The costs of these services are included in cost of sales.

Accounts receivable. The Company accounts for trade receivables based on amounts billed to its customers. Past due receivables are determined based on contractual terms. The Company normally does not charge interest on its trade receivables.

Allowance for doubtful accounts. The allowance for doubtful accounts is determined by management based on the Company's historical losses, specific customer circumstances and general economic conditions. Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables against the allowance when all attempts to collect the receivable have failed.

Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property, plant and equipment. Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The Company is depreciating buildings over 30 years and machinery and equipment over 5 years.

Deferred financing costs. Deferred financing costs are amortized using the straight-line method over the term of the related debt.

Accrued warranty. The Company provides a warranty covering manufacturer's structural, component and parts defects for a period of five years or 50,000 miles for structural, one year or 12,000 miles for component and three years for parts. Estimated warranty costs are based upon warranty claims and sales history of the Company and predecessor company and adjusted as required to reflect actual costs incurred, as information becomes available.

Changes in the Company's liability for accrued warranty during the period ended December 31, 2003 were as follows:

----------------------------------------------------------------------
Accrued warranty assumed at date of inception...............  $450,000
Claims paid.................................................  (271,779)
Expense.....................................................   338,757
                                                              --------
Accrued warranty at end of period...........................  $516,978
                                                              ========
----------------------------------------------------------------------

Product liability. For product liability claims, the amount provided in the financial statements is considered the estimate of probable loss. The Company is party to various potential product liability claims. Based on an analysis of potential cases by management, a liability of $100,000 was established for these cases at December 31, 2003 and is included in other accrued expenses on the balance sheet. Should future actual claims exceed management's current estimates, additional losses could occur.

Income taxes.  Deferred income taxes are determined using the liability method.

Basic earnings per common share. Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period.

Use of estimates and assumptions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3--INVENTORIES

Inventories consisted of the following at December 31:

------------------------------------------------------------------------
Raw materials...............................................  $4,205,627
Work in process.............................................   2,740,578
Finished goods..............................................     472,143
                                                              ----------
                                                              $7,418,348
                                                              ==========
------------------------------------------------------------------------

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 31:

------------------------------------------------------------------------
Land........................................................  $1,070,000
Buildings...................................................   4,130,000
Machinery and equipment.....................................   3,009,226
                                                              ----------
                                                               8,209,226
Less, accumulated depreciation..............................     335,363
                                                              ----------
                                                              $7,873,863
                                                              ==========
------------------------------------------------------------------------

NOTE 5--LONG-TERM DEBT

Long-term debt consists of the following:

-------------------------------------------------------------------------
Revolver....................................................  $ 6,220,562
Term loan A.................................................    7,994,048
Term loan B.................................................    2,000,000
                                                              -----------
                                                               16,214,610
Less, current maturities....................................    1,214,286
                                                              -----------
Long-term debt..............................................  $15,000,324
-------------------------------------------------------------------------

Concurrent with the acquisition, the Company entered into a Loan and Security Agreement (the "Loan Agreement"), which provides for a revolving credit loan (the "Revolver") and two term loans ("Term Loan A" and "Term Loan B"). These loans mature on July 18, 2008. The aggregate maximum borrowings under these loans total $25 million.

Maximum borrowings under the Revolver are subject to a borrowing base limitation of eligible accounts receivable and inventories, as defined, up to $14.5 million and $7.5 million, respectively. At December 31, 2003, the Company has a $320,000 letter of credit outstanding as required by its workers' compensation insurance program. This letter of credit, which reduces availability under the Revolver, expires on September 5, 2004. Availability under the Revolver approximated $5.1 million at December 31, 2003. Interest on outstanding borrowings under the Revolver is based on certain basis points above the bank's prime rate or LIBOR, determined by certain earnings ratios of the Company, and is payable monthly. The effective interest rate was 4.6% at December 31, 2003.

Term Loan A consists of a $8.5 million loan, payable in monthly installments of $101,190 plus interest at certain basis points above the bank's prime rate or LIBOR, determined by certain earnings ratios of the Company. The effective interest rate was 4.7% at December 31, 2003.

The Term Loan B consists of a $2.0 million loan payable in full at maturity, June 18, 2008, with interest payable monthly at 8%.

The Loan Agreement contains, among other provisions, certain restrictive covenants including maintaining minimum adjusted earnings and interest coverage ratio. In addition, the Loan Agreement places restrictions on capital expenditures. Borrowings under the Loan Agreement are collateralized by substantially all assets of the Company.

The annual maturities of long-term debt for each of the next five years are as follows: 2004 -- $1,214,286; 2005 -- $1,214,286; 2006 -- $1,214,286;
2007--$1,214,286 and 2008 -- $11,357,466.

NOTE 6--EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

The Company sponsors a qualified savings and profit sharing plan, more commonly known as a 401(k) plan, for all of eligible employees with over ninety days of service. Company matching contributions to the plan are discretionary. The amount charged to expense for the period ended December 31, 2003 was $252,206.

NOTE 7--INCOME TAXES

Income taxes for the period ended December 31, 2003 consists of the following:

----------------------------------------------------------------------
Current
   Federal..................................................  $341,900
   State....................................................     8,800
                                                              --------
                                                               350,700
Deferred....................................................  (299,200)
                                                              --------
                                                              $ 51,500
----------------------------------------------------------------------

The following is a reconciliation of the provision for income taxes computed at the federal statutory rate to the reported provision:

---------------------------------------------------------------------
Computed federal income tax at statutory rate (34%).........  $41,900
Increases resulting from
      State income taxes, net of federal income tax
       effect...............................................    5,800
      Other.................................................    3,800
                                                              -------
                                                              $51,500
---------------------------------------------------------------------

The composition of the deferred tax assets in the accompanying balance sheet is as follows:

----------------------------------------------------------------------
Current deferred tax assets
   Receivables..............................................  $ 32,300
   Inventories..............................................    68,100
   Accrued expenses.........................................   181,400
                                                              --------
                                                              $281,800
                                                              --------
Noncurrent deferred tax assets
   Depreciation.............................................  $ 17,400
----------------------------------------------------------------------

NOTE 8--RELATED PARTY TRANSACTIONS

The Company had transactions with related parties during the period ended December 31, 2003.

Companies owned by the sole stockholder of the Company ("Affiliated Companies") performed certain management and administrative services during the period ended December 31, 2003, and management fees for such services aggregated $1,161,527 (Southwestern Holdings, Inc. -- $800,000 and J.B. Poindexter & Co., Inc. -- $361,527) during this period.

The Company purchased group medical insurance as part of a combined plan that included the Affiliated Companies during the period ended December 31, 2003, and group medical expense aggregated $482,238 during this period. In addition, the Company also reimbursed or owes the Affiliated Companies $473,531 for other expenses paid by Morgan Trailer Mfg. Co. and Truck Accessories Group, Inc. during the period ended December 31, 2003.

Affiliated Companies provided services in connection with the business acquisition and related financing, including legal and administrative expenses, on behalf of the Company during the period ended December 31, 2003 and fees billed to the Company aggregated $355,403 (direct costs of the acquisition $270,622, included in the purchase price, and $84,781 included in deferred financing costs).

At December 31, 2003, payables to related parties aggregated $414,213.

NOTE 9--SUBSEQUENT EVENTS

Subsequent to December 31, 2003, the Company's sole stockholder and Affiliated Companies began the process of refinancing existing debt of the Affiliated Companies, including the debt of the Company with a proposed offering of new senior notes and a new revolving credit facility. At the closing of the debt offering, the Company's stockholder would contribute all his shares of the Company's common stock to his holding company and the holding company would become the parent of the Company. There is no assurance that these transactions will occur.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         J.B. POINDEXTER & CO., INC.

Date: February 24, 2004                  By: /s/ Robert S. Whatley
                                             ---------------------------------

                                         Name: Robert S. Whatley
                                         Its: Vice President-Finance,
                                              Secretary and Treasurer
